Exhibit 99.1

TIME WARNER CABLE INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND OTHER FINANCIAL INFORMATION

TIME WARNER CABLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

INTRODUCTION

Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is a supplement to the accompanying consolidated financial statements and provides additional information on Time Warner Cable Inc.’s (together with its subsidiaries, “TWC” or the “Company”) business, any recent developments, financial condition, cash flows and results of operations. MD&A is organized as follows:

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Overview.  This section provides a general description of TWC’s business, as well as any recent developments the Company believes are important in understanding the results of operations and financial condition or in understanding anticipated future trends. This section also provides a summary of how the Company’s operations are presented in the accompanying consolidated financial statements.

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Results of operations.  This section provides an analysis of the Company’s results of operations for the three years ended December 31, 2013. This analysis is presented on both a consolidated and reportable segment basis.

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Financial condition and liquidity.  This section provides an analysis of the Company’s cash flows for the three years ended December 31, 2013, as well as a discussion of the Company’s outstanding debt and commitments as of December 31, 2013. Also included is a discussion of the amount of financial capacity available to fund the Company’s future commitments, as well as a discussion of other financing arrangements.

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Market risk management.  This section discusses how the Company monitors and manages exposure to potential gains and losses arising from changes in market rates and prices, such as interest and foreign currency exchange rates.

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Critical accounting policies and estimates.  This section discusses accounting policies and estimates that require the use of assumptions that were uncertain at the time the estimate was made and that could have a material effect on the Company’s consolidated results of operations or financial condition if there were changes in the estimate or if a different estimate were made. The Company’s significant accounting policies, including those considered to be critical accounting policies and estimates, are summarized in Note 2 to the accompanying consolidated financial statements.

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Caution concerning forward-looking statements.  This section provides a description of the use of forward-looking information appearing in this report, including in MD&A and the consolidated financial statements. Such information is based on management’s current expectations about future events, which are subject to uncertainty and changes in circumstances. Refer to Item 1A, “Risk Factors,” in Part I of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) for a discussion of the risk factors applicable to the Company.

OVERVIEW

TWC is among the largest providers of video, high-speed data and voice services in the U.S., with technologically advanced, well-clustered cable systems located mainly in five geographic areas – New York State (including New York City), the Carolinas, the Midwest (including Ohio, Kentucky and Wisconsin), Southern California (including Los Angeles) and Texas. TWC’s mission is to connect its customers to the world—simply, reliably and with superior service. As of December 31, 2013, TWC served approximately 15.0 million customers who subscribed to one or more of its video, high-speed data and voice services. During 2013, TWC’s revenue increased 3.4% to approximately $22.1 billion.

As discussed below in “—Recent Developments—Comcast Merger Agreement,” on February 12, 2014, the Company entered into an Agreement and Plan of Merger with Comcast Corporation (“Comcast”) whereby the Company agreed to merge with and into a 100% owned subsidiary of Comcast.

Reportable Segments

Effective in the first quarter of 2014, the Company determined it has three reportable segments: Residential Services, Business Services and Other Operations. The Company’s reportable segments have been determined based on how

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management evaluates and manages the business. The Company has recast its financial information and disclosures for prior periods to reflect the segment disclosures as if the current presentation had been in effect throughout all periods presented. For additional information about the components of each of the Company’s reportable segments, as well as shared functions, refer to “—Financial Statement Presentation—Reportable Segments,” below.

Residential Services Segment

TWC offers video, high-speed data and voice services, as well as security and home management services, to residential customers. As of December 31, 2013, the Company served 14.4 million residential services customers and, during 2013, TWC generated approximately $18.4 billion of revenue from the provision of residential services, which represented 83.2% of TWC’s total revenue.

TWC’s video service provides over 300 channels (including, on average, over 180 high-definition (“HD”) channels) and 18,000 hours of video-on-demand programming, which, increasingly, consumers can watch on the device of their choosing, both inside and outside the home. TWC’s high-speed data service is available in a range of speed (from up to 2 to 100 megabits per second (“Mbps”) downstream), price and consumption (unlimited, 30 gigabyte (“GB”) and 5 GB) levels and includes access to a nationwide network of more than 200,000 Cable Wi-Fi hotspots along with communications and Internet security features. TWC’s voice service provides unlimited calling and access to popular features in one simple package. TWC’s IntelligentHome service provides state-of-the-art security and home management technology, taking advantage of TWC’s always-on broadband network and around-the-clock security monitoring centers.

The Company has continued to grow Residential Services revenue through increases in the number of high-speed data subscribers and growth in revenue per subscriber (the latter due to an increasing percentage of subscribers purchasing faster, higher-priced tiers of service and increases in prices and equipment rental charges). In recent years, however, the organic growth in TWC’s Residential Services revenue has slowed as the Company’s residential video and voice services are offered in relatively mature, highly competitive environments. In particular, the Company has experienced declines in residential video subscribers. The Company has initiated a plan intended to curtail these losses by significantly improving reliability, quality and customer service and by distinguishing its products in ways that matter to customers.

Residential video programming costs represent a significant portion of the Company’s operating costs and expenses and are expected to continue to increase, reflecting rate increases on existing programming services and the carriage of new networks, partially offset by a decline in total video subscribers. TWC expects that its video programming costs as a percentage of video revenue will continue to increase, in part due to an increasingly competitive environment.

Business Services Segment

TWC offers a wide range of business connectivity, voice, video, hosting and cloud computing services. As of December 31, 2013, TWC served 624,000 business customers, including small and medium businesses; large enterprises; government, education and non-profit institutions; and carriers. TWC offers business services at retail and wholesale, managed and unmanaged, and using its own network infrastructure and third-party infrastructure as required to meet customer needs.

During 2013, revenue from the provision of business services increased 21.6% to approximately $2.3 billion, which represented 10.5% of TWC’s total revenue. The Company expects continued strong growth in Business Services revenue driven by an increase in the number of customers (the result of continued penetration of buildings currently on its network and investment to connect new buildings to its network) and revenue per customer (due to growing product penetration, demand for higher-priced tiers of service and price increases). Given the large opportunity and TWC’s still modest share in business services, the Company has established a target of growing Business Services to exceed $5 billion in annual revenue by 2018.

As discussed below in “—Recent Developments—DukeNet Acquisition,” on December 31, 2013, TWC completed its acquisition of DukeNet Communications, LLC (“DukeNet”), a regional fiber optic network company that provides data and high-capacity bandwidth services to wireless carrier, data center, government and enterprise customers in North Carolina and South Carolina, as well as five other states in the Southeast. Beginning in 2014, DukeNet-related revenue and expenses will be included in the Business Services segment.

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Other Operations Segment

TWC’s Other Operations segment principally consists of (i) Time Warner Cable Media (“TWC Media”), the advertising arm of TWC; (ii) the Company’s two Los Angeles regional sports networks (Time Warner Cable SportsNet and Time Warner Cable Deportes) launched on October 1, 2012 that carry Los Angeles Lakers’ basketball games and other sports programming (collectively, the “LA RSNs”); (iii) the Company’s local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and (iv) other operating revenues and costs, including those derived from the Advance/Newhouse Partnership and home shopping network-related services. During 2013, TWC generated revenue from Other Operations of approximately $1.6 billion.

As discussed further below in “—Financial Statement Presentation,” TWC Media sells video and online advertising inventory to local, regional and national advertising customers and also sells advertising inventory on behalf of other video distributors, including, among others, Verizon Communications Inc.’s (“Verizon”) FiOS, AT&T Inc.’s (“AT&T”) U-verse and Charter Communications, Inc. (“Charter”). Advertising revenue generated by TWC Media is cyclical, benefiting in years that include political elections as a result of political candidate and issue-related advertising.

In February 2014, the Company expects American Media Productions, LLC (“American Media Productions”), an unaffiliated third party, to launch SportsNet LA, a regional sports network that will carry the Los Angeles Dodgers’ baseball games and other sports programming. In accordance with long-term agreements with American Media Productions, TWC will act as the network’s exclusive advertising and affiliate sales agent and will have certain branding and programming rights with respect to the network. In addition, TWC will provide certain production and technical services to American Media Productions. Upon the launch of SportsNet LA, related revenue, including intersegment revenue, and expenses will be included in the Company’s Other Operations segment.

Competition

The operations of each of TWC’s reportable segments face intense competition, both from existing competitors and, as a result of the rapid development of new technologies, services and products, from new entrants to the industry.

Residential Services Segment

TWC faces intense competition for residential customers from a variety of alternative communications, information and entertainment delivery sources. TWC competes with incumbent local telephone companies and other overbuilders across each of its residential services. Some of these competitors offer a broad range of services with features and functions comparable to those provided by TWC and in bundles similar to those offered by TWC, sometimes including wireless service. Each of TWC’s residential services also faces competition from other companies that provide services on a stand-alone basis. TWC’s residential video service faces competition from direct broadcast satellite services, and increasingly from companies that deliver content to consumers over the Internet. TWC’s residential high-speed data and voice services face competition from wireless Internet and voice providers. TWC’s residential voice service also faces competition from “over-the-top” phone services and other alternatives.

Business Services Segment

TWC faces significant competition as to each of its business services offerings. Its business high-speed data, networking and voice services face competition from a variety of telecommunication carriers, including incumbent local telephone companies. TWC’s cell tower backhaul service also faces competition from traditional telephone companies as well as other carriers, such as metro and regional fiber-based carriers. TWC’s business video service faces competition from direct broadcast satellite providers. TWC also competes with cloud, hosting and related service providers and application-service providers.

Other Operations Segment

TWC faces intense competition in its advertising business across many different platforms and from a wide range of local and national competitors. Competition has increased and will likely continue to increase as new formats for advertising seek to attract the same advertisers. TWC competes for advertising revenue against, among others, local broadcast stations,

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national cable and broadcast networks, radio, newspapers, magazines and outdoor advertisers, as well as online advertising companies.

Recent Developments

Comcast Merger Agreement

On February 12, 2014, the Company entered into an Agreement and Plan of Merger with Comcast whereby the Company agreed to merge with and into a 100% owned subsidiary of Comcast. Upon completion of the merger, all of the outstanding shares of the Company will be cancelled and each issued and outstanding share will be converted into the right to receive 2.875 shares of Class A common stock of Comcast. The merger is subject to the approval of the Company’s and Comcast’s stockholders, regulatory approvals and certain other closing conditions.

Charter Unsolicited Proposal

On January 13, 2014, Charter made an unsolicited proposal to acquire the Company. After careful consideration, including a thorough review of the offer with its financial and legal advisors, TWC’s Board of Directors (“TWC’s Board”) unanimously determined that Charter’s offer was grossly inadequate, substantially undervalued the Company and was not in the best interests of the Company and its stockholders. On February 11, 2014, Charter provided formal notice to the Company of its nomination of a slate of thirteen independent candidates for election to TWC’s Board at the Company’s 2014 annual meeting of stockholders. In addition to nominating the slate of independent candidates for election to TWC’s Board, Charter also proposed that the stockholders amend the Company’s by-laws to fix the size of TWC’s Board at thirteen members and to repeal any amendments to the by-laws that were adopted by TWC’s Board without stockholder approval after July 26, 2012.

DukeNet Acquisition

On December 31, 2013, TWC completed its acquisition of DukeNet for $572 million in cash (including the repayment of debt), net of cash acquired and capital leases assumed. The financial results of DukeNet did not significantly impact the Company’s consolidated or Business Services segment financial results for the year ended December 31, 2013.

Common Stock Repurchase Program

On July 25, 2013, TWC’s Board increased the remaining authorization under its existing common stock repurchase program (the “Stock Repurchase Program”), which was $775 million as of July 24, 2013, to an aggregate of up to $4.0 billion of TWC common stock effective July 25, 2013. As a result of the Company’s entry into the merger agreement with Comcast, the Stock Repurchase Program was suspended on February 13, 2014. Purchases under the Stock Repurchase Program were made from time to time on the open market and in privately negotiated transactions. The size and timing of the Company’s purchases under the Stock Repurchase Program were based on a number of factors, including business and market conditions, financial capacity and TWC’s common stock price. From the inception of the Stock Repurchase Program in the fourth quarter of 2010 through February 12, 2014, the Company repurchased 92.9 million shares of TWC common stock for $7.744 billion. As of February 12, 2014, the Company had $2.723 billion remaining under the Stock Repurchase Program.

Financial Statement Presentation

Basis of Presentation

Changes in Basis of Presentation

Effective in the first quarter of 2014, the Company determined it has three reportable segments. The Company has recast its financial information and disclosures for prior periods to reflect the segment disclosures as if the current presentation had been in effect throughout all periods presented. Refer to Note 16 to the accompanying consolidated financial statements for further information regarding the Company’s segment information.

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Additionally, during the first quarter of 2014, the Company revised its categorization of operating costs and expenses to be consistent with how such costs and expenses are presented to management and to provide a more meaningful presentation. The Company has recast the accompanying consolidated financial statements, financial information and disclosures of operating costs and expenses for prior periods to reflect the new categorization, which had no impact on total operating costs and expenses, Operating Income or net income attributable to TWC shareholders for any period presented. The Company’s consolidated operating costs and expenses are presented in the following categories: (i) programming and content, (ii) sales and marketing, (iii) technical operations, (iv) customer care and (v) other operating costs.

Except as related to the matters discussed above that have led to the recast financial information presented herein, the disclosures contained herein have not been updated to reflect other transactions and/or events from those disclosures contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013; accordingly, the financial and other information herein should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and the 2013 Form 10-K.

Reclassifications

As discussed above, certain reclassifications have been made to the prior year financial information presented herein to conform to the current year presentation.

Consolidated

Revenue. The Company generates revenue from each of its reportable segments: Residential Services, Business Services and Other Operations, which includes revenue generated by TWC Media, the LA RSNs and other operating revenue, including amounts derived from the Advance/Newhouse Partnership and home shopping network-related services. Each of the reportable segments is discussed below under “Reportable Segments.”

Operating costs and expenses

Programming and content.  Programming and content costs include (i) video programming costs for the Residential Services and Business Services segments and (ii) content costs, which include (a) the content acquisition costs associated with the LA RSNs and (b) other content production costs for the LA RSNs and the Company’s local sports, news and lifestyle channels. Content acquisition costs for the Los Angeles Lakers’ basketball games are recorded as games are exhibited over the applicable season. Beginning in 2014, programming and content costs will also include the content acquisition and production costs associated with SportsNet LA.

Sales and marketing.  Sales and marketing costs consist of the costs incurred at the Residential Services, Business Services and Other Operations segments to sell and market the Company’s services. Costs primarily include employee-related and third-party marketing costs (e.g., television, online, print and radio advertising). Employee-related costs primarily include costs associated with retail centers and activities related to direct sales and retention sales.

Technical operations.  Technical operations costs consist of the costs incurred at the Residential Services, Business Services and Other Operations segments associated with the installation, repair and maintenance of the Company’s distribution plant. Costs primarily include employee-related costs and materials costs associated with non-capitalizable activities.

Customer care.  Customer care costs consist of the costs incurred at the Residential Services and Business Services segments associated with the Company’s customer service activities. Costs primarily include employee-related costs and outsourced customer care costs.

Other operating.  Other operating costs consist of all other operating costs incurred at the Residential Services, Business Services and Other Operations segments that are not specifically identified above, including Residential Services and Business Services video franchise and other fees. Other operating costs also include operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources). In addition, other operating costs include functions supporting more than one reportable segment that are

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centrally managed, including costs associated with facilities (e.g., rent, property taxes and utilities), network operations (e.g., employee costs associated with central engineering activities), vehicles and procurement.

Reportable Segments

The Company’s segment results include intercompany transactions related to programming provided to the Residential Services and Business Services segments by the LA RSNs and the Company’s local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment and are eliminated in consolidation. Additionally, the operating costs described above that are associated with broad “corporate” functions or functions supporting more than one reportable segment are recorded as shared functions and are not allocated to the reportable segments. As such, the reportable segment results reflect how management views such segments in assessing financial performance and allocating resources and are not necessarily indicative of the results of operations that each segment would have achieved had they operated as stand-alone entities during the periods presented.

Residential Services Segment

Revenue.  Residential Services segment revenue consists of revenue from video, high-speed data, voice and other services offered to residential subscribers. The Company sells video, high-speed data and voice services to residential subscribers separately and in bundled packages at rates lower than if the subscriber purchases each product on an individual basis. Revenue received from subscribers to bundled packages is allocated to each product in a pro-rata manner based on the standalone selling price of each of the respective services.

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Video.  Video revenue includes subscriber fees for the Company’s various tiers or packages of video programming services generally distinguished from one another by the number and type of programming networks they include. Video revenue also includes related equipment rental charges, installation charges and fees collected on behalf of local franchising authorities and the Federal Communications Commission (the “FCC”). Additionally, video revenue includes revenue from the sale of premium networks, transactional video-on-demand (e.g., events and movies) and digital video recorder (“DVR”) service.

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High-speed data.  High-speed data revenue primarily includes subscriber fees for the Company’s high-speed data services and related equipment rental and installation charges. The Company offers multiple tiers of high-speed data services providing various service speeds, data usage levels and other attributes to meet the different needs of its subscribers. In addition, high-speed data revenue includes fees received from third-party Internet service providers (e.g., Earthlink) whose online services are provided to some of TWC’s customers.

—	Voice. Voice revenue includes subscriber fees for the Company’s voice services, along with related installation charges, as well as fees collected on behalf of governmental authorities.

—	Other. Other revenue includes revenue from security and home management services and other residential subscriber-related fees.

Operating costs and expenses.  Residential Services segment operating costs and expenses include the operating costs and expenses that management believes are necessary to assess the performance of and allocate resources to the Residential Services segment. Such costs include video programming costs, sales and marketing costs, technical operations costs, customer care costs, video franchise and other fees and other operating costs (e.g., high-speed data connectivity costs, voice network costs and bad debt expense). Employee costs directly attributable to the Residential Services segment are included within each operating cost and expense category as applicable. Operating costs and expenses exclude costs and expenses related to “corporate” functions and functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) and are not within the control of segment management.

Business Services Segment

Revenue.  Business Services segment revenue consists of revenue from video, high-speed data, voice, wholesale transport and other services offered to business customers. The Company sells video, high-speed data and voice services to

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business subscribers separately and in bundled packages, and the revenue is allocated to each product in a pro-rata manner based on the standalone selling price of each of the respective services.

—	Video. Video revenue includes the same fee categories received from business video subscribers as described above under Residential Services video revenue.

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High-speed data.  High-speed data revenue primarily includes subscriber fees for the Company’s high-speed data services and related installation charges. High-speed data revenue also includes amounts generated by the sale of commercial networking and point-to-point transport services, such as Metro Ethernet services.

—	Voice. Voice revenue includes subscriber fees for the Company’s voice services, along with related installation charges, as well as fees collected on behalf of governmental authorities.

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Wholesale transport.  Wholesale transport revenue primarily includes amounts generated by the sale of point-to-point transport services offered to wireless telephone providers (i.e., cell tower backhaul) and other carriers.

—	Other. Other revenue primarily includes revenue from enterprise-class, cloud-enabled hosting, managed applications and services and other business subscriber-related fees.

Operating costs and expenses.  Business Services segment operating costs and expenses include the operating costs and expenses that management believes are necessary to assess the performance of and allocate resources to the Business Services segment. Such costs are consistent with the operating costs and expense categories described above under Residential Services operating costs and expenses. Operating costs and expenses exclude costs and expenses related to “corporate” functions and functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) and are not within the control of segment management.

Other Operations Segment

Revenue

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Advertising.  Advertising revenue is generated through TWC Media’s sale of video and online advertising inventory to local, regional and national advertising customers. The Company derives most of its advertising revenue from the sale of advertising inventory on cable networks owned by third parties. The rights to such advertising inventory are acquired by the Company in connection with its agreements to carry such networks or through contractual agreements to sell advertising inventory on behalf of other video distributors (including, among others, Verizon’s FiOS, AT&T’s U-verse and Charter). The Company also generates advertising revenue from the sale of inventory on the LA RSNs and the Company’s local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and, beginning in 2014, SportsNet LA.

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Other.  Other revenue primarily includes (i) beginning in the fourth quarter of 2012, fees received from distributors of the LA RSNs; (ii) fees paid to TWC (totaling $138 million, $135 million and $135 million in 2013, 2012 and 2011, respectively) primarily by the Advance/Newhouse Partnership for (a) the ability to distribute the Company’s high-speed data service and (b) TWC’s management of certain functions, including, among others, the acquisition of programming rights, as well as the provision of certain functions, including engineering; (iii) home shopping network-related revenue (including commissions earned on the sale of merchandise and carriage fees); and (iv) beginning in 2014, fees received from distributors of SportsNet LA.

Operating costs and expenses.  Other operating costs and expenses primarily include operating costs associated with TWC Media, the LA RSNs and the Company’s local sports, news and lifestyle channels and, beginning in 2014, SportsNet LA.

Shared Functions

Operating costs and expenses.  Shared functions operating costs and expenses consist of costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human

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resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not attributable to a reportable segment.

Merger-related and restructuring costs.  All merger-related and restructuring costs incurred by the Company are recorded as shared functions.

Use of Operating Income before Depreciation and Amortization

In discussing its segment performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include Operating Income before Depreciation and Amortization (“OIBDA”), which the Company defines as Operating Income before depreciation of tangible assets and amortization of intangible assets. For additional information regarding the use of segment OIBDA, see Note 16 to the accompanying consolidated financial statements.

RESULTS OF OPERATIONS

The following discussion provides an analysis of the Company’s results of operations and should be read in conjunction with the accompanying consolidated financial statements and notes thereto.

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Consolidated Results

The Company’s financial results for 2013, 2012 and 2011 include the impacts from the following acquisitions as of their respective acquisition dates: (i) Insight Communications Company, Inc. (together with its subsidiaries, “Insight”), which was acquired on February 29, 2012; (ii) the cable systems acquired from NewWave Communications (“NewWave”) on November 1, 2011 and (iii) NaviSite, Inc. (“NaviSite”), which was acquired on April 21, 2011. Selected revenue information for each acquisition is discussed further below in “Segment Results.” The consolidated financial results for the Company for 2013, 2012 and 2011 were as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Revenue:
Residential services	$18,402	$18,175	$17,093	1.2%	6.3%
Business services	2,312	1,901	1,469	21.6%	29.4%
Other	1,406	1,310	1,113	7.3%	17.7%

Total revenue	22,120	21,386	19,675	3.4%	8.7%
Costs and expenses:
Programming and content	4,950	4,703	4,346	5.3%	8.2%
Sales and marketing(a)	2,048	1,816	1,589	12.8%	14.3%
Technical operations(a)	1,500	1,434	1,289	4.6%	11.2%
Customer care(a)	766	741	712	3.4%	4.1%
Other operating(a)	4,876	4,868	4,513	0.2%	7.9%
Depreciation	3,155	3,154	2,994	—	5.3%
Amortization	126	110	33	14.5%	233.3%
Merger-related and restructuring costs	119	115	70	3.5%	64.3%
Asset impairments	—	—	60	NM	(100.0%)

Total costs and expenses	17,540	16,941	15,606	3.5%	8.6%

Operating Income	4,580	4,445	4,069	3.0%	9.2%
Interest expense, net	(1,552)	(1,606)	(1,518)	(3.4%)	5.8%
Other income (expense), net	11	497	(89)	(97.8%)	NM

Income before income taxes	3,039	3,336	2,462	(8.9%)	35.5%
Income tax provision	(1,085)	(1,177)	(795)	(7.8%)	48.1%

Net income	1,954	2,159	1,667	(9.5%)	29.5%
Less: Net income attributable to noncontrolling interests	—	(4)	(2)	(100.0%)	100.0%

Net income attributable to TWC shareholders	$1,954	$2,155	$1,665	(9.3%)	29.4%

NM—Not meaningful. (a) Amounts include total employee costs, as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Employee costs	$4,860	$4,531	$4,093	7.3%	10.7%

Revenue.  The increase in revenue for 2013 was primarily due to increases in revenue at the Residential Services, Business Services and Other Operations segments. Revenue in 2013 includes two additional months of Insight revenue of $183 million, primarily related to the Residential Services segment.

The increase in revenue for 2012 was primarily due to increases in revenue at the Residential Services, Business Services and Other Operations segments. Revenue in 2012 included Insight revenue since its acquisition of $911 million, as well as revenue from the NewWave cable systems of $79 million (compared to $13 million in 2011) and NaviSite of $159 million (compared to $94 million in 2011).

Revenue by segment, including the amounts attributable to acquisitions, is discussed in greater detail below in “Segment Results.”

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Costs and expenses

Operating costs and expenses.  The increase in operating costs and expenses in 2013 and 2012 was primarily due to increases in the following: programming costs at the Residential Services segment; costs associated with content produced for the LA RSNs at the Other Operations segment; sales and marketing costs at the Residential Services and Business Services segments; technical operations costs at the Residential Services segment; costs associated with advertising inventory sold on behalf of other video distributors (“ad rep agreements”) at the Other Operations segment; and costs associated with the Company’s shared functions. For 2013, these increases were partially offset by a decrease in other operating costs and expenses at the Residential Services segment, primarily as a result of lower voice costs. Operating costs and expenses by segment are discussed in greater detail in “Segment Results.” Average monthly video programming costs per video subscriber increased 8.0% to $33.62 in 2013 from $31.12 in 2012, which increased 5.2% from $29.59 in 2011 primarily driven by contractual rate increases and the carriage of new networks.

Depreciation.  Depreciation in 2013 was impacted by an increase in shorter-lived distribution system and capitalized software assets as well as two additional months of Insight costs associated with its property, plant and equipment. These increases were offset by a benefit of $160 million associated with (i) certain assets acquired in the July 31, 2006 transactions with Adelphia Communications Corporation (“Adelphia”) and Comcast that were fully depreciated as of July 31, 2012 and (ii) certain Insight assets (acquired on February 29, 2012) that were fully depreciated as of August 30, 2013.

Depreciation in 2012 increased primarily as a result of the property, plant and equipment acquired in connection with the Company’s acquisitions (primarily Insight), partially offset by a decrease of $86 million associated with certain assets acquired in the July 31, 2006 transactions with Adelphia and Comcast that were fully depreciated as of July 31, 2012.

Amortization.  Amortization increased in 2013 primarily as a result of two additional months of Insight costs associated with its customer relationship intangible assets. Amortization increased in 2012 primarily as a result of the customer relationship intangible assets acquired in connection with the Company’s acquisitions (primarily Insight).

Merger-related and restructuring costs.  In connection with the Insight and DukeNet acquisitions, the Company incurred merger-related costs of $13 million during 2013. During 2012, the Company incurred merger-related costs of $54 million, primarily associated with the Insight acquisition. During 2011, the Company incurred merger-related costs of $10 million in connection with the acquisitions of NaviSite, the NewWave cable systems and Insight.

The Company incurred restructuring costs of $106 million during 2013 compared to $61 million in 2012 and $60 million in 2011. These restructuring costs were primarily related to employee terminations and other exit costs. The Company expects to incur additional restructuring costs in 2014 primarily related to employee terminations in connection with initiatives intended to improve operating efficiency.

Asset impairments.  In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that would no longer be utilized. Of the $60 million noncash impairment, $44 million related to fixed assets and wireless devices and $16 million related to the remaining value of wireless wholesale agreements with Sprint Corporation (“Sprint”) and Clearwire Corporation (“Clearwire”) that were recorded upon TWC’s initial investment in Clearwire Communications LLC (“Clearwire Communications”) in 2008.

Operating Income.  Operating Income increased in 2013 and 2012 primarily due to growth in revenue, partially offset by increases in operating costs and expenses and amortization, as discussed above. Operating Income growth in 2012 was also impacted by the wireless-related asset impairment recorded in the fourth quarter of 2011, as well as higher depreciation and merger-related and restructuring costs, as discussed above.

Interest expense, net.  Interest expense, net, decreased in 2013 primarily due to a decrease in the average debt outstanding during 2013 as compared to 2012. Interest expense, net, increased in 2012 as a result of higher average debt outstanding during 2012 compared to 2011, partially offset by a decrease in the average interest rate on such debt.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Other income (expense), net. Other income (expense), net, detail is shown in the table below (in millions):

	Year Ended December 31,
	2013	2012	2011
Income (loss) from equity-method investments, net(a)(b)	$19	$454	$(88)
Loss on equity award reimbursement obligation to Time Warner(c)	(10)	(9)	(5)
Gain on sale of investment in Clearwire(b)	—	64	—
Other investment losses(d)	—	(12)	—
Other	2	—	4

Other income (expense), net	$11	$497	$(89)

(a)

Income from equity-method investments, net, in 2012 primarily consists of a pretax gain of $430 million associated with SpectrumCo, LLC’s (“SpectrumCo”) sale of its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless). SpectrumCo is a joint venture between TWC, Comcast and Bright House Networks, LLC.

(b)

Loss from equity-method investments, net, in 2011 primarily consists of losses incurred by Clearwire Communications. As of the end of the third quarter of 2011, the balance of the Company’s investment in Clearwire Communications was zero and, on September 27, 2012, the Company sold all of its interest in Clearwire, resulting in the gain noted above.

(c)	See Note 9 to the accompanying consolidated financial statements for a discussion of the Company’s accounting for its equity award reimbursement obligation to Time Warner Inc. (“Time Warner”).
(d)	Other investment losses in 2012 represents an impairment of the Company’s investment in Canoe Ventures LLC, an equity-method investee.

Income tax provision.  In 2013, 2012 and 2011, the Company recorded income tax provisions of $1.085 billion, $1.177 billion and $795 million, respectively. As discussed above, income before income taxes in 2012 included the SpectrumCo-related gain, which impacted the 2012 income tax provision. The effective tax rates were 35.7%, 35.3% and 32.3% for 2013, 2012 and 2011, respectively.

The income tax provision and effective tax rate for 2013 include (i) a benefit of $77 million (of which $45 million was recorded in the fourth quarter of 2013) primarily related to changes in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of changes to state tax apportionment factors and (ii) a benefit of $27 million resulting from income tax reform legislation enacted in North Carolina, which, along with other changes, phases in a reduction in North Carolina’s corporate income tax rate over several years.

The income tax provision and effective tax rate for 2012 include (i) a benefit of $63 million related to a change in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of an internal reorganization effective on September 30, 2012, (ii) a fourth-quarter benefit of $47 million primarily related to a California state tax law change, (iii) a benefit of $46 million related to the reversal of a valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire and (iv) a charge of $15 million related to the recording of a deferred income tax liability associated with a partnership basis difference.

During the fourth quarter of 2011, TWC completed its income tax returns for the 2010 taxable year, its first full-year income tax returns subsequent to the Company’s separation from Time Warner on March 12, 2009, reflecting the income tax positions and state income tax apportionments of TWC as a standalone taxpayer. Based on these returns, the Company concluded that an approximate 65 basis point change in the estimate of the effective tax rate applied to calculate its net deferred income tax liability was required. As a result, TWC recorded a noncash income tax benefit of $178 million during the fourth quarter of 2011. The income tax provision and effective tax rate for 2011 also include a benefit related to 2010 of $9 million from the domestic production activities deduction under Section 199 of the Internal Revenue Code of 1986, as amended.

Additionally, the income tax provision and effective tax rate for 2011 include net income tax expense of $14 million as a result of the impact of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.

Absent the impacts of the above items, the effective tax rates would have been 39.1%, 39.5% and 39.3% for 2013, 2012 and 2011, respectively.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Net income attributable to TWC shareholders and net income per common share attributable to TWC common shareholders.  Net income attributable to TWC shareholders and net income per common share attributable to TWC common shareholders were as follows for 2013, 2012 and 2011 (in millions, except per share data):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Net income attributable to TWC shareholders	$1,954	$2,155	$1,665	(9.3%)	29.4%

Net income per common share attributable to TWC common shareholders:
Basic	$6.76	$6.97	$5.02	(3.0%)	38.8%

Diluted	$6.70	$6.90	$4.97	(2.9%)	38.8%

Net income attributable to TWC shareholders decreased in 2013 primarily due to the decrease in other income, net (which, as discussed above, included SpectrumCo and Clearwire-related gains in 2012), partially offset by an increase in Operating Income and decreases in income tax provision and interest expense, net. Net income per common share attributable to TWC common shareholders for 2013 benefited from lower average common shares outstanding as a result of share repurchases under the Stock Repurchase Program.

Net income attributable to TWC shareholders increased in 2012 primarily due to the change in other income (expense), net, and an increase in Operating Income, which was partially offset by increases in income tax provision and interest expense, net. Net income per common share attributable to TWC common shareholders for 2012 benefited from lower average common shares outstanding as a result of share repurchases under the Stock Repurchase Program.

Segment Results

Residential Services.  The financial results of the Residential Services segment for 2013, 2012 and 2011 were as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Revenue:
Video	$10,481	$10,917	$10,589	(4.0%)	3.1%
High-speed data	5,822	5,090	4,476	14.4%	13.7%
Voice	2,027	2,104	1,979	(3.7%)	6.3%
Other	72	64	49	12.5%	30.6%

Total revenue	18,402	18,175	17,093	1.2%	6.3%
Operating costs and expenses:
Programming	4,845	4,652	4,363	4.1%	6.6%
Sales and marketing(a)	1,396	1,276	1,166	9.4%	9.4%
Technical operations(a)	1,370	1,313	1,181	4.3%	11.2%
Customer care(a)	655	646	639	1.4%	1.1%
Video franchise and other fees(b)	484	505	488	(4.2%)	3.5%
Other(a)	964	1,071	1,069	(10.0%)	0.2%

Total operating costs and expenses	9,714	9,463	8,906	2.7%	6.3%

OIBDA	$8,688	$8,712	$8,187	(0.3%)	6.4%

(a) Amounts include total employee costs, as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Employee costs	$2,633	$2,498	$2,313	5.4%	8.0%

(b)	Video franchise and other fees include fees collected on behalf of franchising authorities and the FCC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Selected residential subscriber-related statistics as of December 31, 2013, 2012 and 2011 were as follows (in thousands):

	December 31,			% Change
	2013	2012(a)	2011	2013 vs. 2012	2012 vs. 2011

Video(b)	11,197	12,030	11,889	(6.9%)	1.2%
High-speed data(c)	11,089	10,935	9,954	1.4%	9.9%
Voice(d)	4,806	5,024	4,544	(4.3%)	10.6%

Single play(e)	5,660	5,595	5,457	1.2%	2.5%
Double play(f)	4,741	4,842	4,773	(2.1%)	1.4%
Triple play(g)	3,983	4,237	3,795	(6.0%)	11.6%

Customer relationships(h)	14,384	14,674	14,025	(2.0%)	4.6%

(a)

On February 29, 2012, the Company acquired Insight, resulting in, as of the date of acquisition, an increase of 673,000 residential video subscribers, 548,000 residential high-speed data subscribers, 289,000 residential voice subscribers, 216,000 residential single play subscribers, 310,000 residential double play subscribers, 225,000 residential triple play subscribers and 751,000 residential customer relationships.

(b)

Video subscriber numbers reflect billable subscribers who purchase at least the basic service video programming tier. The determination of whether a video subscriber is categorized as residential or business is based on the type of subscriber purchasing the service.

(c)

High-speed data subscriber numbers reflect billable subscribers who purchase any of the high-speed data services offered by TWC. The determination of whether a high-speed data subscriber is categorized as residential or business is generally based upon the type of service provided to that subscriber.

(d)

Voice subscriber numbers reflect billable subscribers who purchase an IP-based telephony service, as well as, in 2012, a small number of subscribers acquired from Insight who received traditional, circuit-switched telephone service (which was discontinued during the third quarter of 2013). The determination of whether a voice subscriber is categorized as residential or business is generally based upon the type of service provided to that subscriber.

(e)	Single play subscriber numbers reflect customers who subscribe to one of the Company’s video, high-speed data and voice services.
(f)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s video, high-speed data and voice services.
(g)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s video, high-speed data and voice services.
(h)

Customer relationships represent the number of subscribers who purchase at least one of the Company’s video, high-speed data and voice services. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

Average monthly revenue per unit for the Residential Services segment for 2013, 2012 and 2011 was as follows:

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Video(a)	$74.90	$74.64	$73.18	0.3%	2.0%
High-speed data(b)	43.92	39.66	38.32	10.7%	3.5%
Voice(c)	34.40	35.68	36.89	(3.6%)	(3.3%)
Customer relationship(d)	105.28	103.57	101.67	1.7%	1.9%

(a)	Average monthly residential video revenue per unit represents residential video revenue divided by the corresponding average residential video subscribers for the period.
(b)	Average monthly residential high-speed data revenue per unit represents residential high-speed data revenue divided by the corresponding average residential high-speed data subscribers for the period.
(c)	Average monthly residential voice revenue per unit represents residential voice revenue divided by the corresponding average residential voice subscribers for the period.
(d)

Average monthly residential revenue per residential customer relationship represents residential services revenue divided by the corresponding average residential customer relationships for the period.

TIME WARNER CABLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

The major components of residential video revenue for 2013, 2012 and 2011 were as follows (in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Programming tiers(a)	$6,825	$7,170	$6,944	(4.8%)	3.3%
Premium networks	772	808	808	(4.5%)	—
Transactional video-on-demand	259	290	339	(10.7%)	(14.5%)
Video equipment rental and installation charges	1,444	1,469	1,372	(1.7%)	7.1%
DVR service	697	675	638	3.3%	5.8%
Franchise and other fees(b)	484	505	488	(4.2%)	3.5%

Total	$10,481	$10,917	$10,589	(4.0%)	3.1%

(a)

Programming tier revenue includes subscriber fees for the Company’s various tiers or packages of video programming services generally distinguished from one another by the number and type of programming networks they include.

(b)	Franchise and other fees include fees collected on behalf of franchising authorities and the FCC.

2013 vs. 2012

Revenue.  Residential Services revenue for the year ended December 31, 2013 includes two additional months of Insight revenue, as follows (in millions):

Video:
Programming tiers	$68
Premium networks	5
Transactional video-on-demand	3
Video equipment rental and installation charges	9
DVR service	5
Franchise and other fees	3

Total video	93
High-speed data	47
Voice	24
Other	1

Total revenue	$165

The decrease in residential video revenue in 2013 was primarily due to declines in video subscribers and premium network revenue (which was reduced by approximately $15 million of subscriber credits issued during the third quarter of 2013 in connection with a temporary blackout of a premium network resulting from a dispute with a programming vendor) and lower transactional video-on-demand revenue. These decreases were partially offset by price increases and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as the two additional months of Insight revenue.

Residential high-speed data revenue increased in 2013 due to growth in average revenue per subscriber and an increase in high-speed data subscribers, as well as the two additional months of Insight revenue. The increase in average revenue per subscriber was primarily due to an increase in equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service.

The decrease in residential voice revenue in 2013 was due to a decline in average revenue per subscriber and fewer voice subscribers, which was partially offset by two additional months of Insight revenue.

Operating costs and expenses.  Operating costs and expenses increased in 2013 primarily related to increases in programming costs, sales and marketing costs and technical operations costs, partially offset by a decline in other operating costs. Operating costs and expenses in 2013 were also impacted by two additional months of Insight costs.

The increase in video programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the LA RSNs and the Company’s local sports, news and lifestyle channels) in 2013 was

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

primarily due to contractual rate increases and carriage of new networks (including the LA RSNs), partially offset by a decline in video subscribers. For 2013 and 2012, video programming costs were reduced by approximately $20 million and $40 million, respectively, due to changes in cost estimates for programming services primarily resulting from contract negotiations, changes in programming audit reserves and certain contract settlements. Average monthly Residential Services programming costs per video subscriber grew 8.9% to $34.63 in 2013 from $31.81 in 2012. The Company expects the rate of growth in Residential Services video programming costs per video subscriber in 2014 to increase compared to that in 2013.

Sales and marketing costs increased in 2013 primarily due to increased headcount and higher compensation costs per employee and also included the impact of increased marketing spending due to temporary blackouts resulting from programming vendor disputes.

Technical operations costs increased in 2013 primarily due to higher compensation costs per employee.

Other operating costs decreased in 2013 due to declines in a number of categories, including voice costs. Voice costs decreased primarily due to a decrease in delivery costs per subscriber as a result of the ongoing replacement of Sprint as the provider of voice transport, switching and interconnection services, as well as a decline in voice subscribers. Average monthly Residential Services voice costs per voice subscriber declined 13.0% to $7.96 in 2013 from $9.15 in 2012. As of December 31, 2013, TWC had replaced Sprint with respect to nearly 90% of TWC’s voice lines, and the Company expects to complete the migration of the remaining voice lines during the first quarter of 2014. As a result, the Company expects average Residential Services voice costs per voice subscriber to decrease in 2014 compared to 2013.

OIBDA.  OIBDA decreased in 2013 primarily due to higher operating costs and expenses, partially offset by the increase in revenue, as discussed above.

2012 vs. 2011

Revenue.  Residential Services revenue for 2012 and 2011 includes revenue from Insight since its acquisition on February 29, 2012 and the cable systems acquired from NewWave on November 1, 2011, as follows (in millions):

	Year Ended December 31,
	2012		2011
	Insight	NewWave	NewWave
Video:
Programming tiers	$341	$38	$7
Premium networks	25	2	—
Transactional video-on-demand	15	—	—
Video equipment rental and installation charges	46	1	—
DVR service	24	2	—
Franchise and other fees	11	1	—

Total video	462	44	7
High-speed data	220	17	3
Voice	127	11	2
Other	3	—	—

Total	$812	$72	$12

The increase in video revenue in 2012 was primarily due to acquisitions and an increase in average revenue per subscriber, partially offset by an organic decrease in video subscribers. The increase in such average revenue per subscriber was primarily due to price increases, a greater percentage of subscribers purchasing higher-priced tiers of service and increased revenue from equipment rentals, partially offset by decreases in transactional video-on-demand and premium network revenue.

Residential high-speed data revenue increased in 2012 due to organic growth in high-speed data subscribers and an increase in average revenue per subscriber, as well as acquisition-related growth. The increase in average revenue per

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

subscriber was primarily due to price increases (including equipment rental charges) and a greater percentage of subscribers purchasing higher-priced tiers of service.

The increase in residential voice revenue in 2012 was due to acquisition-related and organic growth in voice subscribers, partially offset by a decrease in average revenue per subscriber.

Operating costs and expenses.  Operating costs and expenses increased in 2012 primarily related to increases in programming costs, sales and marketing costs and technical operations costs.

The increase in video programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the LA RSNs and the Company’s local sports, news and lifestyle channels) in 2012 was primarily due to contractual rate increases, carriage of new networks (including the LA RSNs) and the acquisition of Insight, partially offset by an organic decline in video subscribers and transactional video-on-demand costs. For 2012 and 2011, video programming costs were reduced by approximately $40 million and $25 million, respectively, due to changes in cost estimates for programming services primarily resulting from contract negotiations, changes in programming audit reserves and certain contract settlements. Average monthly Residential Services programming costs per video subscriber grew 5.5% to $31.81 in 2012 from $30.14 in 2011.

Sales and marketing costs increased in 2012 primarily due to increased headcount and higher compensation costs per employee, as well as the acquisition of Insight.

Technical operations costs increased in 2012 primarily due to increased headcount and higher compensation costs per employee, as well as the acquisition of Insight.

OIBDA.  OIBDA increased in 2012 primarily due to the increase in revenue, partially offset by higher operating costs and expenses, as discussed above.

Business Services.  The financial results of the Business Services segment for 2013, 2012 and 2011 were as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Revenue:
Video	$347	$323	$286	7.4%	12.9%
High-speed data	1,099	912	727	20.5%	25.4%
Voice	421	306	197	37.6%	55.3%
Wholesale transport	251	184	154	36.4%	19.5%
Other	194	176	105	10.2%	67.6%

Total revenue	2,312	1,901	1,469	21.6%	29.4%
Operating costs and expenses:
Programming	133	119	107	11.8%	11.2%
Sales and marketing(a)	449	333	245	34.8%	35.9%
Technical operations(a)	81	72	62	12.5%	16.1%
Customer care(a)	111	95	73	16.8%	30.1%
Video franchise and other fees(b)	16	14	12	14.3%	16.7%
Other(a)	171	146	115	17.1%	27.0%

Total operating costs and expenses	961	779	614	23.4%	26.9%

OIBDA	$1,351	$1,122	$855	20.4%	31.2%

(a) Amounts include total employee costs, as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Employee costs	$551	$427	$327	29.0%	30.6%

(b)	Video franchise and other fees include fees collected on behalf of franchising authorities and the FCC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Selected business subscriber-related statistics as of December 31, 2013, 2012 and 2011 were as follows (in thousands):

	December 31,			% Change
	2013	2012(a)	2011	2013 vs. 2012	2012 vs. 2011

Video(b)	196	188	172	4.3%	9.3%
High-speed data(c)	517	460	390	12.4%	17.9%
Voice(d)	275	224	163	22.8%	37.4%

Single play(e)	327	312	291	4.8%	7.2%
Double play(f)	230	194	152	18.6%	27.6%
Triple play(g)	67	57	43	17.5%	32.6%

Customer relationships(h)	624	563	486	10.8%	15.8%

(a)

On February 29, 2012, the Company acquired Insight, resulting in, as of the date of acquisition, an increase of 10,000 business video subscribers, 20,000 business high-speed data subscribers, 10,000 business voice subscribers, 15,000 business single play subscribers, 9,000 business double play subscribers, 2,000 business triple play subscribers and 26,000 business customer relationships.

(b)

Video subscriber numbers reflect billable subscribers who purchase at least the basic service video programming tier. The determination of whether a video subscriber is categorized as residential or business is based on the type of subscriber purchasing the service.

(c)

High-speed data subscriber numbers reflect billable subscribers who purchase any of the high-speed data services offered by TWC. The determination of whether a high-speed data subscriber is categorized as residential or business is generally based upon the type of service provided to that subscriber.

(d)

Voice subscriber numbers reflect billable subscribers who purchase an IP-based telephony service. The determination of whether a voice subscriber is categorized as residential or business is generally based upon the type of service provided to that subscriber.

(e)	Single play subscriber numbers reflect customers who subscribe to one of the Company’s video, high-speed data and voice services.
(f)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s video, high-speed data and voice services.
(g)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s video, high-speed data and voice services.
(h)

Customer relationships represent the number of subscribers who purchase at least one of the Company’s video, high-speed data and voice services. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

2013 vs. 2012

Revenue.  Business Services revenue increased in 2013 primarily due to growth in high-speed data and voice subscribers, as well as increases in cell tower backhaul and Metro Ethernet revenue of $44 million and $32 million, respectively, and the two additional months of Insight revenue, which totaled $12 million.

Operating costs and expenses.  Operating costs and expenses increased in 2013 primarily as a result of increases in sales and marketing costs, primarily due to increased headcount and higher compensation costs per employee. Operating costs and expenses in 2013 were also impacted by two additional months of Insight costs.

OIBDA.  OIBDA increased in 2013 primarily due to the increase in revenue, partially offset by higher operating costs and expenses, as discussed above.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

2012 vs. 2011

Revenue.  Business Services revenue for 2012 and 2011 includes revenue from Insight from its acquisition on February 29, 2012, the cable systems acquired from NewWave on November 1, 2011 and NaviSite, which was acquired on April 21, 2011, as follows (in millions):

	Year Ended December 31,
	2012			2011
	Insight	NewWave	NaviSite	NewWave	NaviSite
Video	$14	$2	$—	$1	$—
High-speed data	28	3	—	—	—
Voice	11	1	—	—	—
Wholesale transport	2	—	—	—	—
Other	—	—	159	—	94

Total	$55	$6	$159	$1	$94

Business Services revenue increased in 2012 primarily due to organic growth in high-speed data and voice subscribers, the acquisitions of Insight and NaviSite and an organic increase in Metro Ethernet revenue of $29 million.

Operating costs and expenses.  Operating costs and expenses increased in 2012 primarily as a result of increases in sales and marketing costs, primarily due to increased headcount and higher compensation costs per employee and the acquisitions of Insight and NaviSite.

OIBDA.  OIBDA increased in 2012 primarily due to the increase in revenue, partially offset by higher operating costs and expenses, as discussed above.

Other Operations.  The financial results of the Other Operations segment for 2013, 2012 and 2011 were as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Revenue:
Advertising	$1,019	$1,053	$880	(3.2%)	19.7%
Other	583	407	361	43.2%	12.7%

Total revenue	1,602	1,460	1,241	9.7%	17.6%
Operating costs and expenses(a)	769	614	459	25.2%	33.8%

OIBDA	$833	$846	$782	(1.5%)	8.2%

(a) Amounts include total employee costs, as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Employee costs	$320	$304	$266	5.3%	14.3%

2013 vs. 2012

Revenue.  Advertising revenue decreased in 2013 primarily due to a decline in political advertising ($28 million in 2013 compared to $114 million for 2012), partially offset by growth in non-political advertising revenue (primarily associated with ad rep agreements) and the benefit from two additional months of Insight revenue, which totaled $6 million. The Company expects advertising revenue in 2014 to increase compared to 2013 due to an increase in political advertising revenue.

Other revenue increased in 2013 primarily due to fees from the distribution of the LA RSNs to third parties, as well as the Residential Services segment.

TIME WARNER CABLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Operating costs and expenses.  Operating costs and expenses increased in 2013 primarily related to growth in costs associated with the LA RSNs and ad rep agreements.

OIBDA.  OIBDA decreased in 2013 primarily due to an increase in operating costs and expenses, partially offset by higher revenue, as discussed above.

2012 vs. 2011

Revenue.  Advertising revenue increased in 2012 primarily due to growth in political advertising revenue, as well as $40 million of revenue from Insight and growth in non-political advertising revenue (primarily associated with ad rep agreements). For 2012, political advertising revenue was $114 million (including political advertising revenue from Insight and ad rep agreements) compared to $15 million for 2011.

Other revenue increased in 2012 primarily due to fees from the distribution of the LA RSNs to third parties, as well as the Residential Services segment. Other revenue for 2012 also included revenue from Insight and the NewWave cable systems of $4 million and $1 million, respectively.

Operating costs and expenses.  Operating costs and expenses increased in 2012 primarily related to growth in costs associated with the LA RSNs and ad rep agreements.

OIBDA.  OIBDA increased in 2012 primarily due to higher revenue, partially offset by an increase in operating costs and expenses, as discussed above.

Shared Functions.  Costs and expenses associated with the Company’s shared functions, which consist of operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not directly attributable to a reportable segment, for 2013, 2012 and 2011 were as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Operating costs and expenses(a)	$2,892	$2,856	$2,598	1.3%	9.9%
Merger-related and restructuring costs	119	115	70	3.5%	64.3%
Asset impairments	—	—	60	NM	(100.0%)

Total costs and expenses	$3,011	$2,971	$2,728	1.3%	8.9%

NM—Not meaningful. (a) Amounts include total employee costs, as follows (recast; in millions):

	Year Ended December 31,			% Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Employee costs	$1,356	$1,302	$1,187	4.1%	9.7%

2013 vs. 2012

Operating costs and expenses.  Operating costs and expenses increased in 2013 primarily related to increases in facilities costs and network operations employee costs, primarily due to increased headcount and higher compensation costs per employee, partially offset by lower procurement-related consulting costs. Shared functions employee costs for 2013 also included $10 million of executive severance costs.

Merger-related and restructuring costs.  Merger-related costs incurred in connection with the Insight and DukeNet acquisitions were $13 million in 2013. Merger-related costs, primarily associated with the Insight acquisition, were $54 million during 2012.

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OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Restructuring costs were $106 million and $61 million in 2013 and 2012, respectively. These restructuring costs were primarily related to employee terminations and other exit costs. The Company expects to incur additional restructuring costs in 2014 primarily related to employee terminations in connection with initiatives intended to improve operating efficiency.

2012 vs. 2011

Operating costs and expenses.  Operating costs and expenses increased in 2012 primarily related to Insight-related costs, an increase in employee costs as a result of acquisitions and higher compensation costs per employee, and higher facilities, information technology and legal costs, partially offset by lower procurement-related consulting costs.

Merger-related and restructuring costs.  Merger-related costs, primarily associated with the Insight acquisition, were $54 million during 2012. During 2011, merger-related costs of $10 million were incurred in connection with the acquisitions of NaviSite, the NewWave cable systems and Insight.

Restructuring costs were $61 million and $60 million in 2012 and 2011, respectively. These restructuring costs were primarily related to employee terminations and other exit costs.

Asset impairments.  In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that would no longer be utilized. Of the $60 million noncash impairment, $44 million related to fixed assets and wireless devices and $16 million related to the remaining value of wireless wholesale agreements with Sprint and Clearwire that were recorded upon TWC’s initial investment in Clearwire Communications in 2008.

FINANCIAL CONDITION AND LIQUIDITY

Management believes that cash generated by or available to TWC should be sufficient to fund its capital and liquidity needs for the next twelve months and for the foreseeable future thereafter, including quarterly dividend payments and maturities of long-term debt. TWC’s sources of cash include cash and equivalents on hand, cash provided by operating activities and borrowing capacity under the Company’s $3.5 billion senior unsecured five-year revolving credit facility (the “Revolving Credit Facility”) and the Company’s $2.5 billion unsecured commercial paper program, as well as access to capital markets.

In accordance with the Company’s investment policy of diversifying its investments and limiting the amount of its investments in a single entity or fund, the Company may invest its cash and equivalents in a combination of money market and government funds and U.S. Treasury securities, as well as other similar instruments. As of December 31, 2013, the majority of the Company’s cash and equivalents was invested in money market funds and income earning bank deposits, including certificates of deposit.

TWC’s unused committed financial capacity was $3.960 billion as of December 31, 2013, reflecting $525 million of cash and equivalents and $3.435 billion of available borrowing capacity under the Revolving Credit Facility.

Current Financial Condition

As of December 31, 2013, the Company had $25.052 billion of debt, $525 million of cash and equivalents (net debt of $24.527 billion, defined as total debt less cash and equivalents and short-term investments in U.S. Treasury securities, as applicable), and $6.943 billion of total TWC shareholders’ equity. As of December 31, 2012, the Company had $26.689 billion of debt, $3.304 billion of cash and equivalents, $150 million of short-term investments in U.S. Treasury securities (net debt of $23.235 billion), $300 million of mandatorily redeemable non-voting Series A Preferred Equity Membership Units (the “TW NY Cable Preferred Membership Units”) issued by a former subsidiary of TWC, Time Warner NY Cable LLC (“TW NY Cable”), and $7.279 billion of total TWC shareholders’ equity.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

The following table shows the significant items contributing to the change in net debt from December 31, 2012 to December 31, 2013 (in millions):

Balance as of December 31, 2012	$23,235
Cash provided by operating activities	(5,753)
Capital expenditures	3,198
Repurchases of common stock	2,509
Dividends paid	758
DukeNet acquisition, net(a)	582
Redemption of mandatorily redeemable preferred equity	300
Decrease in the fair value of debt subject to interest rate swaps(b)	(209)
Proceeds from exercise of stock options	(138)
All other, net	45

Balance as of December 31, 2013	$24,527

(a)	Amount includes the DukeNet purchase price, the repayment of DukeNet’s long-term debt and assumption of its capital leases.
(b)

The decrease in the fair value of debt subject to interest rate swaps is equal to the net decrease in the fair value of the underlying swaps, which are separately recorded on a gross basis as assets and liabilities in the accompanying consolidated balance sheet. See Note 9 to the accompanying consolidated financial statements for a discussion of the Company’s accounting for its interest rate swaps.

On April 28, 2011, TWC filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) that allows TWC to offer and sell from time to time a variety of securities.

On January 29, 2014, TWC’s Board declared an increased quarterly cash dividend of $0.75 per share of TWC common stock, payable in cash on March 17, 2014 to stockholders of record at the close of business on February 28, 2014.

As discussed above, as a result of the Company’s entry into the merger agreement with Comcast, the Stock Repurchase Program was suspended on February 13, 2014. From the inception of the Stock Repurchase Program in the fourth quarter of 2010 through February 12, 2014, the Company repurchased 92.9 million shares of TWC common stock for $7.744 billion and, as of February 12, 2014, the Company had $2.723 billion remaining under the Stock Repurchase Program.

Cash Flows

Cash and equivalents decreased $2.779 billion and $1.873 billion in 2013 and 2012, respectively, and increased $2.130 billion in 2011. Components of these changes are discussed below in more detail.

Operating Activities

Details of cash provided by operating activities are as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Operating Income	$4,580	$4,445	$4,069
Depreciation	3,155	3,154	2,994
Amortization	126	110	33
Noncash equity-based compensation	128	130	112
Net interest payments(a)	(1,576)	(1,602)	(1,434)
Net income tax refunds (payments)(b)	(696)	(544)	162
Pension plan contributions	(6)	(289)	(405)
All other, net, including working capital changes	42	121	157

Cash provided by operating activities	$5,753	$5,525	$5,688

(a)	Amounts include interest income received (including amounts received under interest rate swap contracts) of $164 million, $171 million and $161 million in 2013, 2012 and 2011, respectively.
(b)	Amounts include income tax refunds received of $2 million, $10 million and $273 million in 2013, 2012 and 2011, respectively.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Cash provided by operating activities increased from $5.525 billion in 2012 to $5.753 billion in 2013. This increase was primarily related to an increase in Operating Income, and decreases in pension plan contributions and net interest payments, partially offset by an increase in net income tax payments and a change in working capital requirements.

On January 2, 2013, the American Taxpayer Relief Act of 2012 was enacted, which provided for the extension of 2012 bonus depreciation deductions of 50% of the cost of the Company’s qualified capital expenditures for 2013. This extension largely offset the Company’s increase in net income tax payments in 2013 from the reversal of bonus depreciation benefits recorded in prior years. Net income tax payments in 2012 benefited from a number of deductions (discussed further below) that did not recur in 2013 and, as a result, the Company’s net income tax payments increased in 2013 compared to 2012. The Company expects net income tax payments to decrease in 2014 primarily as a result of certain capital expenditure-related deductions, including the tangible repair regulations (e.g., de minimus expensing) released in late 2013, which will be partially offset by the continued reversal of bonus depreciation benefits recorded in prior years.

Net interest payments for 2013 decreased primarily as a result of the maturities of TWC’s 5.400% senior notes due July 2012 ($1.5 billion in aggregate principal amount), Time Warner Cable Enterprises LLC’s (“TWCE”) 8.875% senior notes due October 2012 ($350 million in aggregate principal amount) and Time Warner Entertainment Company, L.P.’s (“TWE”), a subsidiary of the Company at the maturity date, 10.150% senior notes due May 2012 ($250 million in aggregate principal amount), partially offset by interest payments related to TWC’s 4.500% senior unsecured debentures due 2042 ($1.25 billion in aggregate principal amount) issued in August 2012 and 5.250% senior unsecured notes due 2042 (£650 million in aggregate principal amount) issued in June 2012.

The Company made no cash contributions to its qualified defined benefit pension plans (the “qualified pension plans”) during 2013. As of December 31, 2013, the qualified pension plans were overfunded by $611 million, and the Company does not expect to make any discretionary cash contributions to the qualified pension plans in 2014. For the nonqualified defined benefit pension plan (the “nonqualified pension plan”), the Company will continue to make contributions in 2014 to the extent benefits are paid. See Note 13 to the accompanying consolidated financial statements for additional discussion of the pension plans.

Cash provided by operating activities decreased from $5.688 billion in 2011 to $5.525 billion in 2012. This decrease was primarily related to an increase in income tax payments, a decrease in income tax refunds (due to an income tax refund of $270 million received in the first quarter of 2011 as a result of bonus depreciation-related legislation) and an increase in net interest payments, partially offset by an increase in Operating Income (excluding depreciation and amortization) and a decrease in pension plan contributions. The increase in income tax payments was primarily due to (i) the decline in the bonus depreciation deduction, (ii) the continued reversal of bonus depreciation benefits recorded in prior years and (iii) the fourth-quarter 2012 income tax payments on the gain on the sale of SpectrumCo’s licenses, partially offset by (i) the usage of Insight’s net operating loss carryforwards, (ii) other Insight-related items, (iii) a taxable loss on the sale of the Clearwire investment and (iv) a tax deduction related to reserves from the formation of an insurance subsidiary in connection with a 2012 internal reorganization.

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OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Investing Activities

Details of cash used by investing activities are as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Capital expenditures	$(3,198)	$(3,095)	$(2,937)
Business acquisitions, net of cash acquired:
DukeNet acquisition	(423)	—	—
Insight acquisition	—	(1,339)	—
NaviSite acquisition	—	—	(263)
NewWave cable systems acquisition	—	—	(259)
All other	—	(1)	(39)
Purchases of investments:
Short-term investments in U.S. Treasury securities	(575)	(150)	—
Loan to Sterling Entertainment Enterprises, LLC	—	(40)	—
All other	(13)	(17)	(24)
Return of capital from investees:
SpectrumCo(a)	7	1,112	—
Sterling Entertainment Enterprises, LLC(b)	—	88	3
All other	2	—	—
Proceeds from sale, maturity and collection of investments:
Maturity of short-term investments in U.S. Treasury securities	725	—	—
Proceeds from sale of investment in Clearwire	—	64	—
Repayment of loan to Sterling Entertainment Enterprises, LLC	—	40	—
All other	1	—	5
Acquisition of intangible assets	(40)	(37)	(47)
Other investing activities	38	30	31

Cash used by investing activities	$(3,476)	$(3,345)	$(3,530)

(a)	Amount represents the proceeds from SpectrumCo’s sale of advanced wireless spectrum licenses.
(b)	Amounts represent distributions received from Sterling Entertainment Enterprises, LLC (doing business as SportsNet New York), an equity-method investee.

Cash used by investing activities increased from $3.345 billion in 2012 to $3.476 billion in 2013, principally due to a decrease in return of capital from investees and an increase in capital expenditures, partially offset by a decrease in business acquisitions, net of cash acquired, and the maturities of short-term investments in U.S. Treasury securities (net of purchases).

Cash used by investing activities decreased from $3.530 billion in 2011 to $3.345 billion in 2012, principally due to the 2012 return of capital from investees, partially offset by increases in business acquisitions, net of cash acquired, and capital expenditures, as well as the 2012 short-term investments in U.S. Treasury securities. Capital expenditures in 2012 included approximately $100 million of Insight-related capital spending.

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OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Capital expenditures by major category were as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Customer premise equipment(a)	$1,109	$1,143	$1,008
Scalable infrastructure(b)	740	748	774
Line extensions(c)	602	428	320
Upgrades/rebuilds(d)	114	101	106
Support capital(e)	633	675	729

Total capital expenditures	$3,198	$3,095	$2,937

(a)

Amounts represent costs incurred in the purchase and installation of equipment that resides at a customer’s home or business for the purpose of receiving/sending video, high-speed data and/or voice signals. Such equipment includes set-top boxes, remote controls, high-speed data modems (including wireless), telephone modems and the costs of installing such new equipment. Customer premise equipment also includes materials and labor costs incurred to install the “drop” cable that connects a customer’s dwelling or business to the closest point of the main distribution network.

(b)

Amounts represent costs incurred in the purchase and installation of equipment that controls signal reception, processing and transmission throughout TWC’s distribution network, as well as controls and communicates with the equipment residing at a customer’s home or business. Also included in scalable infrastructure is certain equipment necessary for content aggregation and distribution (video-on-demand equipment) and equipment necessary to provide certain video, high-speed data and voice service features (voicemail, email, etc.).

(c)

Amounts represent costs incurred to extend TWC’s distribution network into a geographic area previously not served. These costs typically include network design, the purchase and installation of fiber optic and coaxial cable and certain electronic equipment.

(d)

Amounts primarily represent costs incurred to upgrade or replace certain existing components or an entire geographic area of TWC’s distribution network. These costs typically include network design, the purchase and installation of fiber optic and coaxial cable and certain electronic equipment.

(e)

Amounts represent all other capital purchases required to run day-to-day operations. These costs typically include vehicles, land and buildings, computer hardware/software, office equipment, furniture and fixtures, tools and test equipment. Amounts include capitalized software costs of $335 million, $296 million and $339 million in 2013, 2012 and 2011, respectively.

The Company expects capital expenditures to increase to approximately $3.7 billion in 2014 as the Company invests to improve network reliability and upgrade older customer premise equipment, as well as continues to expand its network to additional residences, commercial buildings and cell towers.

Financing Activities

Details of cash used by financing activities are as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Proceeds from issuance of long-term debt	$—	$2,258	$3,227
Repayments of long-term debt	(1,500)	(2,100)	—
Repayments of long-term debt assumed in acquisitions	(138)	(1,730)	(44)
Debt issuance costs	—	(26)	(25)
Redemption of mandatorily redeemable preferred equity	(300)	—	—
Repurchases of common stock	(2,509)	(1,850)	(2,657)
Dividends paid	(758)	(700)	(642)
Proceeds from exercise of stock options	138	140	114
Excess tax benefit from equity-based compensation	93	81	48
Taxes paid in cash in lieu of shares issued for equity-based compensation	(68)	(45)	(29)
Acquisition of noncontrolling interest(a)	—	(32)	—
Other financing activities	(14)	(49)	(20)

Cash used by financing activities	$(5,056)	$(4,053)	$(28)

(a)	During the fourth quarter of 2012, TWC acquired the remaining 45.81% noncontrolling interest in Erie Telecommunications, Inc. (“Erie”) for $32 million and, as a result, TWC owns 100% of Erie.

Cash used by financing activities was $5.056 billion in 2013 compared to $4.053 billion in 2012. Cash used by financing activities in 2013 primarily consisted of repurchases of TWC common stock, the repayment of TWC’s 6.200% senior noted due July 2013, the payment of quarterly cash dividends, the redemption of the TW NY Cable Preferred Membership Units

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OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

and the repayment of DukeNet’s long-term debt. Cash used by financing activities in 2012 primarily consisted of the repayments of TWE’s 10.150% senior notes due May 2012 ($250 million in aggregate principal amount), TWC’s 5.400% senior notes due July 2012 ($1.5 billion in aggregate principal amount) and TWCE’s 8.875% senior notes due October 2012 ($350 million in aggregate principal amount), the repayment of Insight’s senior credit facility and senior notes, repurchases of TWC common stock and the payment of quarterly cash dividends, partially offset by the net proceeds of the public debt issuances in June and August 2012.

Cash used by financing activities was $4.053 billion in 2012 compared to $28 million in 2011. Cash used by financing activities in 2012 primarily consisted of the repayments of TWE’s 10.150% senior notes due May 2012, TWC’s 5.400% senior notes due July 2012 and TWCE’s 8.875% senior notes due October 2012, the repayment of Insight’s senior credit facility and senior notes, repurchases of TWC common stock and the payment of quarterly cash dividends, partially offset by the net proceeds of the public debt issuances in June and August 2012. Cash used by financing activities in 2011 primarily consisted of repurchases of TWC common stock and the payment of quarterly cash dividends, partially offset by the net proceeds of the public debt issuances in May and September 2011.

Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity

Debt and mandatorily redeemable preferred equity as of December 31, 2013 and 2012 were as follows:

		Interest Rate	Outstanding Balance as of December 31,
	Maturity		2013	2012
			(in millions)
TWC notes and debentures(a)	2014-2042	5.700%(b)	$22,938	$24,594
TWCE debentures(c)	2023-2033	7.882%(b)	2,065	2,070
Revolving credit facility(d)	2017		—	—
Commercial paper program	2017		—	—
Capital leases	2016-2042		49	25

Total debt(e)			25,052	26,689
Mandatorily redeemable preferred equity(e)		8.210%	—	300

Total debt and mandatorily redeemable preferred equity			$25,052	$26,989

(a)

Outstanding balance amounts of the TWC notes and debentures as of December 31, 2013 and 2012 include £1.267 billion and £1.266 billion, respectively, of senior unsecured notes valued at $2.098 billion and $2.058 million, respectively, using the exchange rates at each date.

(b)	Rate represents a weighted-average effective interest rate as of December 31, 2013 and, for the TWC notes and debentures, includes the effects of interest rate swaps and cross-currency swaps.
(c)

Outstanding balance amounts of the TWCE debentures as of December 31, 2013 and 2012 include an unamortized fair value adjustment of $65 million and $70 million, respectively, primarily consisting of the fair value adjustment recognized as a result of the 2001 merger of America Online, Inc. (now known as AOL Inc.) and Time Warner Inc. (now known as Historic TW Inc.).

(d)

As of December 31, 2013, the Company had $3.435 billion of available borrowing capacity under the Revolving Credit Facility (which reflects a reduction of $65 million for outstanding letters of credit backed by the Revolving Credit Facility).

(e)

Outstanding balance amounts of total debt as of December 31, 2013 and 2012 include current maturities of $1.767 billion and $1.518 billion, respectively. Additionally, as of December 31, 2012, the TW NY Cable Preferred Membership Units, which matured and were redeemed on August 1, 2013, were classified as a current liability in the accompanying consolidated balance sheet.

See Notes 7 and 8 for further details regarding the Company’s outstanding debt and mandatorily redeemable preferred equity and other financing arrangements, including certain information about maturities, covenants and rating triggers related to such debt and financing arrangements. As of December 31, 2013, TWC was in compliance with the leverage ratio covenant of the Revolving Credit Facility, with a ratio of consolidated total debt as of December 31, 2013 to consolidated EBITDA for 2013 of approximately 3.1 times. In accordance with the Revolving Credit Facility agreement, consolidated total debt as of December 31, 2013 was calculated as (a) total debt per the accompanying consolidated balance sheet less the TWCE unamortized fair value adjustment (discussed above) and the fair value of debt subject to interest rate swaps, less (b) total cash per the accompanying consolidated balance sheet in excess of $25 million. In accordance with the Revolving Credit Facility agreement, consolidated EBITDA for 2013 was calculated as Operating Income plus depreciation, amortization and equity-based compensation expense.

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OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Contractual and Other Obligations

Contractual Obligations

The Company has obligations to make future payments for goods and services under certain contractual arrangements. These contractual obligations secure the future rights to various assets and services to be used in the normal course of the Company’s operations. For example, the Company is contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities in the accompanying consolidated balance sheet.

The following table summarizes the Company’s aggregate contractual obligations outstanding as of December 31, 2013, and the estimated timing and effect that such obligations are expected to have on the Company’s liquidity and cash flows in future periods (in millions):

	2014	2015-2016	2017-2018	Thereafter	Total
Programming and content purchases(a)	$5,196	$9,497	$6,910	$13,670	$35,273
Outstanding debt obligations(b)	1,758	514	4,006	18,709	24,987
Interest(c)	1,546	2,927	2,741	14,717	21,931
Operating leases(d)	149	272	191	300	912
Other(e)	440	308	132	155	1,035

Total	$9,089	$13,518	$13,980	$47,551	$84,138

(a)

Programming and content purchases represent contracts that the Company has with cable television networks and broadcast stations to provide programming services to its subscribers. The amounts included above represent estimates of the future programming costs for these contract requirements and commitments based on subscriber numbers and tier placement as of December 31, 2013 applied to the per-subscriber rates contained in these contracts. Actual amounts due under such contracts may differ from the amounts above based on the actual subscriber numbers and tier placements. These amounts also include programming rights negotiated directly with content owners for distribution on TWC-owned channels or networks and commitments related to TWC’s role as an advertising and distribution sales agent for third party-owned channels or networks.

(b)

Outstanding debt obligations represent principal amounts due on outstanding debt obligations as of December 31, 2013. Amounts do not include any fair value adjustments, bond premiums, discounts, interest rate derivatives or interest payments.

(c)

Amounts are based on the outstanding debt balances, respective interest rates and maturity schedule of the respective instruments as of December 31, 2013. Interest ultimately paid on these obligations may differ based on any potential future refinancings entered into by the Company. See Note 7 to the accompanying consolidated financial statements for further details.

(d)	The Company has lease obligations under various operating leases including minimum lease obligations for real estate and operating equipment.
(e)

Other represents various other contractual obligations, including amounts associated with data processing services, high-speed data connectivity, fiber-related and TWC Media obligations. Amounts do not include the Company’s reserve for uncertain tax positions and related accrued interest and penalties, which as of December 31, 2013 totaled $136 million, as the specific timing of any cash payments relating to this obligation cannot be projected with reasonable certainty.

The Company’s total rent expense was $257 million, $237 million and $202 million in 2013, 2012 and 2011, respectively. Included within these amounts are pole attachment rental fees of $70 million, $77 million and $55 million in 2013, 2012 and 2011, respectively.

Minimum pension funding requirements have not been presented in the table above as such amounts have not been determined beyond 2013. The Company made no cash contributions to the qualified pension plans in 2013 and does not expect to make any discretionary cash contributions to these plans in 2014. For the nonqualified pension plan, the Company contributed $6 million during 2013 and will continue to make contributions in 2014 to the extent benefits are paid.

Contingent Commitments

TWC has cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, TWC obtains surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. Such surety bonds and letters of credit as of December 31, 2013 and 2012 totaled $373 million and $353 million, respectively. Payments under these arrangements are required only in the event of nonperformance. TWC does not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

MARKET RISK MANAGEMENT

Market risk is the potential gain/loss arising from changes in market rates and prices, such as interest rates.

Interest Rate Risk

Fixed-rate Debt

As of December 31, 2013, TWC had fixed-rate debt with an outstanding balance of $24.918 billion and an estimated fair value of $25.187 billion. As discussed below, TWC has entered into interest rate swaps to effectively convert a portion of its fixed-rate debt to variable-rate debt. Based on TWC’s fixed-rate debt obligations outstanding at December 31, 2013, a 25 basis point increase or decrease in the level of interest rates would, respectively, decrease or increase the fair value of the fixed-rate debt by approximately $453 million (excluding the impact of such rate changes on the fair value of the interest rate swaps). Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of fixed-rate debt and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.

Variable-rate Debt

As of December 31, 2013, TWC had no outstanding variable-rate debt. However, as discussed below, TWC has entered into interest rate swaps to effectively convert a portion of its fixed-rate debt to variable-rate debt.

Interest Rate Derivative Transactions

The Company is exposed to the market risk of changes in interest rates. To manage the volatility relating to these exposures, the Company’s policy is to maintain a mix of fixed-rate and variable-rate debt by entering into various interest rate derivative transactions to help achieve that mix. Using interest rate swaps, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount.

The following table summarizes the terms of the Company’s existing fixed to variable interest rate swaps as of December 31, 2013:

Maturities	2014-2019
Notional amount (in millions)	$7,850
Weighted-average pay rate (variable based on LIBOR plus variable margins)	4.89%
Weighted-average receive rate (fixed)	6.86%

The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. Interest rate swaps represent an integral part of the Company’s interest rate risk management program and resulted in a decrease in interest expense, net, of $151 million in 2013.

Foreign Currency Exchange Risk

TWC is exposed to the market risks associated with fluctuations in the British pound sterling exchange rate as it relates to its £1.275 billion aggregate principal amount of fixed-rate British pound sterling denominated debt outstanding. As described further in Note 9 to the accompanying consolidated financial statements, the Company has entered into cross-currency swaps to effectively convert the entire balance of its fixed-rate British pound sterling denominated debt, including annual interest payments and the payment of principal at maturity, to fixed-rate U.S. dollar denominated debt, hedging the risk that the cash flows related to annual interest payments and the payment of principal at maturity may be adversely affected by fluctuations in currency exchange rates. The gains and losses on the cross-currency swaps offset changes in the fair value of the Company’s fixed-rate British pound sterling denominated debt resulting from changes in exchange rates.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Equity Risk

Prior to 2007, some of TWC’s employees were granted options to purchase shares of Time Warner common stock in connection with their past employment with subsidiaries and affiliates of Time Warner, including TWC. Upon the exercise of Time Warner stock options held by TWC employees, TWC is obligated to reimburse Time Warner for the excess of the market price of Time Warner common stock on the day of exercise over the option exercise price (the “intrinsic” value of the award). The Company records the equity award reimbursement obligation at fair value, which is estimated using the Black-Scholes model, in other current liabilities in the consolidated balance sheet. The change in the equity award reimbursement obligation fluctuates primarily with the fair value and expected volatility of Time Warner common stock and changes in fair value are recorded in other income (expense), net, in the period of change. For the year ended December 31, 2013, TWC recognized a loss of $10 million in other income (expense), net, in the accompanying consolidated statement of operations for the change in the fair value of the equity award reimbursement obligation.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management considers an accounting policy and estimate to be critical if it requires the use of assumptions that were uncertain at the time the estimate was made and if changes in the estimate or selection of a different estimate could have a material effect on the Company’s consolidated results of operations or financial condition. The development and selection of the following critical accounting policies and estimates have been determined by the management of TWC and the related disclosures have been reviewed with the Audit Committee of TWC’s Board. Due to the significant judgment involved in selecting certain of the assumptions used in these areas, it is possible that different parties could choose different assumptions and reach different conclusions. For a summary of all of the Company’s significant accounting policies, see Note 2 to the accompanying consolidated financial statements.

Fair Value Estimates

Business Combinations

The Company must estimate the fair value of assets acquired and liabilities assumed whenever it acquires another business. This requires judgments regarding the identification of acquired assets and liabilities assumed, some of which may not have been previously recorded by the acquired business, as well as judgments regarding the valuation of all identified acquired assets and assumed liabilities. The Company determines the assets acquired and liabilities assumed by reviewing the operations, interviewing management and reviewing the financial, contractual and regulatory information of the acquired business. An example of judgment involved is the determination of whether a pre-acquisition contingency, whose fair value cannot be determined, should be recorded as an assumed liability because the risk of loss is both probable and reasonably estimable. A failure to identify such a liability or to inappropriately record a liability could result in an understatement or overstatement of both liabilities and goodwill. Once the acquired assets and assumed liabilities are identified, the Company estimates the fair values of the assets and liabilities using a variety of approaches that require significant judgments. For example, intangible assets are typically valued using a discounted cash flow (“DCF”) model which requires estimates of the future cash flows that are attributable to the intangible asset. A DCF analysis also requires significant judgments regarding the selection of discount rates that are intended to reflect the risks that are inherent in the projected cash flows, the determination of terminal growth rates, and judgments about the useful life and pattern of use of the underlying intangible asset. As another example, the valuation of acquired property, plant and equipment requires judgments about current market values, replacement costs, the physical and functional obsolescence of the asset and its remaining useful life. A failure to appropriately assign fair values to acquired assets and assumed liabilities could significantly impact the amount and timing of future depreciation and amortization expense, as well as significantly overstate or understate the Company’s assets or liabilities.

Derivative Financial Instruments

The Company uses derivative financial instruments primarily to manage the risks associated with fluctuations in interest rates and foreign currency exchange rates and recognizes all derivative financial instruments in the consolidated balance sheet as either assets or liabilities at fair value. As discussed further in Note 9 to the accompanying consolidated financial

TIME WARNER CABLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

statements, changes in the fair value of a derivative financial instrument designated as a fair value hedge (e.g., the Company’s interest rate swaps) are recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. For a derivative financial instrument designated as a cash flow hedge (e.g., the Company’s cross-currency swaps), the effective portion of the gain or loss on the derivative financial instrument is initially reported in equity as a component of accumulated other comprehensive income (loss), net, and subsequently reclassified into earnings when the hedged item (e.g., a forecasted transaction denominated in a foreign currency) affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For a derivative financial instrument not designated as a hedging instrument (e.g., the equity award reimbursement obligation to Time Warner), the gain or loss is recognized in earnings in the period of change.

The Company determines the fair value of its interest rate swaps using a DCF analysis based on the terms of the contract. This requires estimates of future interest rates and judgments about the future credit worthiness of the Company and each counterparty over the terms of the contracts. Similarly, the Company determines the fair value of its cross-currency swaps using a DCF analysis based on the terms of the contracts. This valuation requires estimates of future interest rates, forward exchange rates and judgments about the future credit worthiness of the Company and each counterparty over the terms of the contracts. The fair value of the equity award reimbursement obligation to Time Warner is estimated using the Black-Scholes model.

Indefinite-lived Intangible Assets and Goodwill

At least annually, the Company performs separate tests to determine if its indefinite lived intangible assets (primarily cable franchise rights) and its goodwill are impaired. Under the accounting rules, the Company can elect to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If an impairment is more likely than not to have occurred, then a quantitative assessment is required, which may or may not result in an impairment charge. The determination of whether an impairment is more likely than not to have occurred requires significant judgment regarding potential changes in valuation inputs and includes a review of the Company’s most recent long-range projections, analysis of operating results versus the prior year, changes in market values, changes in discount rates and changes in terminal growth rate assumptions. As discussed further in Note 6 to the accompanying consolidated financial statements, as of the Company’s July 1, 2013 annual testing date and based on its qualitative assessment, the Company determined that it was not more likely than not that its cable franchise rights and goodwill were impaired and, therefore, the Company did not perform a quantitative assessment as part of its annual impairment testing.

Income Taxes

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and dispositions, including dispositions designed to be tax free, issues related to consideration paid or received, investments and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. The Company prepares and files tax returns based on interpretation of tax laws and regulations. In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax, interest and penalty assessments by these taxing authorities. In determining the Company’s income tax provision for financial reporting purposes, the Company establishes a reserve for uncertain income tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. That is, for financial reporting purposes, the Company only recognizes tax benefits taken on the tax return that it believes are more likely than not of being sustained. There is considerable judgment involved in determining whether positions taken on the tax return are more likely than not of being sustained.

The Company adjusts its tax reserve estimates periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated income tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate and any related estimated interest. The Company’s policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax provision. Refer to Note 15 to the accompanying consolidated financial statements for further details.

TIME WARNER CABLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

Legal Contingencies

The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. The Company records an estimated liability for those proceedings and claims arising in the ordinary course of business when the loss from such proceedings and claims becomes probable and reasonably estimable. The Company reviews outstanding claims with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The Company reassesses the risk of loss as new information becomes available and adjusts liabilities as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow for any one period.

Pension Plans

TWC sponsors two qualified defined benefit pension plans that provide pension benefits to a majority of the Company’s employees. TWC also provides a nonqualified defined benefit pension plan for certain employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period. The Company recognized pension expense associated with these plans of $205 million, $183 million and $123 million in 2013, 2012 and 2011, respectively. The pension expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return on plan assets, discount rate and expected rate of compensation increases. TWC uses a December 31 measurement date for its pension plans. See Notes 2 and 13 to the accompanying consolidated financial statements for additional discussion. The determination of these assumptions is discussed in more detail below.

The Company used a discount rate of 4.31% to compute 2013 pension expense, which was determined by the matching of plan liability cash flows to a portfolio of bonds individually selected from a large population of high-quality corporate bonds. A decrease in the discount rate of 25 basis points, from 4.31% to 4.06% while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $25 million in 2013.

The Company’s expected long-term rate of return on plan assets used to compute 2013 pension expense was 7.50%. In developing the expected long-term rate of return on assets, the Company considered the pension portfolio’s composition, past average rate of earnings, discussions with portfolio managers and the Company’s asset allocation targets. A decrease in the expected long-term rate of return of 25 basis points, from 7.50% to 7.25%, while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $7 million in 2013.

The Company used an estimated rate of future compensation increases of 4.75% to compute 2013 pension expense. A decrease in the rate of 25 basis points, from 4.75% to 4.50%, while holding all other assumptions constant, would have resulted in a decrease in the Company’s pension expense of approximately $11 million in 2013.

The Company expects pension expense to be approximately $75 million in 2014 based on a discount rate of 5.27%, an expected long-term rate of return on plan assets of 7.50% and an estimated rate of future compensation increases of 4.75%.

Programming Agreements

The Company exercises significant judgment in estimating programming expense associated with certain video programming contracts. The Company’s policy is to record video programming costs based on the Company’s contractual agreements with its programming vendors, which are generally multi-year agreements that provide for the Company to make payments to the programming vendors at agreed upon rates based on the number of subscribers to which the Company provides the programming service. If a programming contract expires prior to the parties’ entry into a new agreement and the Company continues to distribute the service, management estimates the programming costs during contract negotiations. In doing so, management considers the previous contractual rates, inflation and the status of the negotiations in determining its estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Management also makes estimates in the recognition of programming expense related to other items, such as the accounting for free periods and credits from service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions. Additionally, judgments are also required by management when the Company purchases multiple services from the same programming vendor. In these

TIME WARNER CABLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

scenarios, the total consideration provided to the programming vendor is allocated to the various services received based upon their respective estimated fair values. Because multiple services from the same programming vendor may be received over different contractual periods and may have different contractual rates, the allocation of consideration to the individual services may have an impact on the timing of the Company’s expense recognition.

Significant judgment is also involved when the Company enters into agreements that result in the Company receiving cash consideration from the programming vendor, usually in the form of advertising sales, channel positioning fees, launch support or marketing support. In these situations, management must determine based upon facts and circumstances if such cash consideration should be recorded as revenue, a reduction in programming expense or a reduction in another expense category (e.g., marketing).

Property, Plant and Equipment

TWC incurs expenditures associated with the construction of its cable systems. Costs associated with the construction of transmission and distribution facilities are capitalized. With respect to customer premise equipment, which includes set-top boxes and high-speed data and telephone modems, TWC capitalizes installation costs only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects of previously installed customer premise equipment are expensed as incurred. TWC uses standard capitalization rates to capitalize installation activities. Significant judgment is involved in the development of these capitalization standards, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. The capitalization standards are reviewed at least annually and adjusted, if necessary, based on comparisons to actual costs incurred.

TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs include direct material, labor and overhead, as well as interest. The costs associated with the repair and maintenance of existing tangible fixed assets are expensed as incurred. Depreciation on these assets is provided using the straight-line method over their estimated useful lives, which are discussed further in Note 2 to the accompanying consolidated financial statements. Significant judgment is involved in the determination of the useful lives of these assets and is based upon an analysis of several factors, such as the physical attributes of the asset, as well as an assessment of the asset’s exposure to future technological obsolescence.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements anticipating future growth in revenue, Operating Income, cash provided by operating activities and other financial measures. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are included throughout this report and are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are subject to uncertainty and changes in circumstances.

The Company operates in a highly competitive, consumer and technology driven and rapidly changing business that is affected by government regulation and economic, strategic, political and social conditions. Various factors could adversely affect the operations, business or financial results of TWC in the future and cause TWC’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in Item 1A, “Risk Factors,” in Part I of the 2013 Form 10-K, and in TWC’s other filings made from time to time with the SEC after the date of this report. In addition, important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include:

•

increased competition from video, high-speed data, networking and voice providers, particularly direct broadcast satellite operators, telecommunication carriers, companies that deliver programming over broadband Internet connections, and wireless broadband and phone providers;

•

the Company’s ability to deal effectively with the current challenging economic environment or further deterioration in the economy, which may negatively impact customers’ demand for the Company’s services and also result in a reduction in the Company’s advertising revenue;

TIME WARNER CABLE INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION—(Continued)

•	the Company’s continued ability to exploit new and existing technologies that appeal to residential and business services customers and advertisers;

•

changes in the regulatory and tax environments in which the Company operates, including, among others, regulation of broadband Internet services, “net neutrality” legislation or regulation and federal, state and local taxation;

•	increased difficulty negotiating programming and retransmission agreements on favorable terms, resulting in increased costs to the Company and/or the loss of popular programming; and

•	changes in, or impediments to executing on, the Company’s plans, initiatives and strategies.

Any forward-looking statements made by the Company in this document speak only as of the date on which they are made. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of changes in circumstances, new information, subsequent events or otherwise.

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

	December 31,
	2013	2012
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$525	$3,304
Short-term investments in U.S. Treasury securities	—	150
Receivables, less allowances of $77 million and $65 million as of December 31, 2013 and 2012, respectively	954	883
Deferred income tax assets	334	317
Other current assets	331	223

Total current assets	2,144	4,877
Investments	56	87
Property, plant and equipment, net	15,056	14,742
Intangible assets subject to amortization, net	552	641
Intangible assets not subject to amortization	26,012	26,011
Goodwill	3,196	2,889
Other assets	1,257	562

Total assets	$48,273	$49,809

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$565	$647
Deferred revenue and subscriber-related liabilities	188	183
Accrued programming expense	869	872
Current maturities of long-term debt	1,767	1,518
Mandatorily redeemable preferred equity issued by a subsidiary	—	300
Other current liabilities	1,837	1,805

Total current liabilities	5,226	5,325
Long-term debt	23,285	25,171
Deferred income tax liabilities, net	12,098	11,280
Other liabilities	717	750
Commitments and contingencies (Note 17)
TWC shareholders’ equity:
Common stock, $0.01 par value, 277.9 million and 297.7 million shares issued and outstanding as of December 31, 2013 and 2012, respectively	3	3
Additional paid-in capital	6,951	7,576
Retained earnings (accumulated deficit)	(55)	363
Accumulated other comprehensive income (loss), net	44	(663)

Total TWC shareholders’ equity	6,943	7,279
Noncontrolling interests	4	4

Total equity	6,947	7,283

Total liabilities and equity	$48,273	$49,809

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011
	(recast; in millions, except per share data)
Revenue	$22,120	$21,386	$19,675
Costs and expenses:
Programming and content	4,950	4,703	4,346
Sales and marketing	2,048	1,816	1,589
Technical operations	1,500	1,434	1,289
Customer care	766	741	712
Other operating	4,876	4,868	4,513
Depreciation	3,155	3,154	2,994
Amortization	126	110	33
Merger-related and restructuring costs	119	115	70
Asset impairments	—	—	60

Total costs and expenses	17,540	16,941	15,606

Operating Income	4,580	4,445	4,069
Interest expense, net	(1,552)	(1,606)	(1,518)
Other income (expense), net	11	497	(89)

Income before income taxes	3,039	3,336	2,462
Income tax provision	(1,085)	(1,177)	(795)

Net income	1,954	2,159	1,667
Less: Net income attributable to noncontrolling interests	—	(4)	(2)

Net income attributable to TWC shareholders	$1,954	$2,155	$1,665

Net income per common share attributable to TWC common shareholders:
Basic	$6.76	$6.97	$5.02

Diluted	$6.70	$6.90	$4.97

Average common shares outstanding:
Basic	287.6	307.8	329.7

Diluted	291.7	312.4	335.3

Cash dividends declared per share of common stock	$2.60	$2.24	$1.92

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Net income	$1,954	$2,159	$1,667
Change in accumulated unrealized losses on pension benefit obligation, net of income tax benefit (provision) of $(377) million in 2013, $100 million in 2012 and $160 million in 2011	604	(167)	(250)
Change in accumulated deferred gains (losses) on cash flow hedges, net of income tax benefit (provision) of $(66) million in 2013, $(40) million in 2012 and $12 million in 2011	104	63	(18)
Other changes	(1)	—	—

Other comprehensive income (loss)	707	(104)	(268)

Comprehensive income	2,661	2,055	1,399
Less: Comprehensive income attributable to noncontrolling interests	—	(4)	(2)

Comprehensive income attributable to TWC shareholders	$2,661	$2,051	$1,397

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$1,954	$2,159	$1,667
Adjustments for noncash and nonoperating items:
Depreciation	3,155	3,154	2,994
Amortization	126	110	33
Asset impairments	—	—	60
(Income) loss from equity-method investments, net of cash distributions	—	(426)	109
Pretax gain on sale of investment in Clearwire Corporation	—	(64)	—
Deferred income taxes	363	562	638
Equity-based compensation expense	128	130	112
Excess tax benefit from equity-based compensation	(93)	(81)	(48)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	(23)	(63)	(25)
Accounts payable and other liabilities	157	(26)	202
Other changes	(14)	70	(54)

Cash provided by operating activities	5,753	5,525	5,688

INVESTING ACTIVITIES
Capital expenditures	(3,198)	(3,095)	(2,937)
Business acquisitions, net of cash acquired	(423)	(1,340)	(561)
Purchases of investments	(588)	(207)	(24)
Return of capital from investees	9	1,200	3
Proceeds from sale, maturity and collection of investments	726	104	5
Acquisition of intangible assets	(40)	(37)	(47)
Other investing activities	38	30	31

Cash used by investing activities	(3,476)	(3,345)	(3,530)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	2,258	3,227
Repayments of long-term debt	(1,500)	(2,100)	—
Repayments of long-term debt assumed in acquisitions	(138)	(1,730)	(44)
Debt issuance costs	—	(26)	(25)
Redemption of mandatorily redeemable preferred equity	(300)	—	—
Repurchases of common stock	(2,509)	(1,850)	(2,657)
Dividends paid	(758)	(700)	(642)
Proceeds from exercise of stock options	138	140	114
Excess tax benefit from equity-based compensation	93	81	48
Taxes paid in cash in lieu of shares issued for equity-based compensation	(68)	(45)	(29)
Acquisition of noncontrolling interest	—	(32)	—
Other financing activities	(14)	(49)	(20)

Cash used by financing activities	(5,056)	(4,053)	(28)

Increase (decrease) in cash and equivalents	(2,779)	(1,873)	2,130
Cash and equivalents at beginning of year	3,304	5,177	3,047

Cash and equivalents at end of year	$525	$3,304	$5,177

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF EQUITY

	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss), Net	Non- controlling Interests	Total Equity
	(in millions)
Balance as of December 31, 2010	$3	$9,444	$54	$(291)	$7	$9,217
Net income	—	—	1,665	—	2	1,667
Other comprehensive loss	—	—	—	(268)	—	(268)

Comprehensive income (loss)	—	—	1,665	(268)	2	1,399
Repurchase and retirement of common stock	—	(992)	(1,640)	—	—	(2,632)
Cash dividends declared ($1.92 per common share)	—	(632)	(11)	—	—	(643)
Equity-based compensation expense	—	113	—	—	—	113
Shares issued upon exercise of stock options	—	114	—	—	—	114
Taxes paid in lieu of shares issued for equity-based compensation	—	(29)	—	—	—	(29)
Other changes	—	—	—	—	(2)	(2)

Balance as of December 31, 2011	3	8,018	68	(559)	7	7,537
Net income	—	—	2,155	—	4	2,159
Other comprehensive loss	—	—	—	(104)	—	(104)

Comprehensive income (loss)	—	—	2,155	(104)	4	2,055
Repurchase and retirement of common stock	—	(562)	(1,303)	—	—	(1,865)
Cash dividends declared ($2.24 per common share)	—	(143)	(557)	—	—	(700)
Equity-based compensation expense	—	130	—	—	—	130
Excess tax benefit realized from equity-based compensation	—	62	—	—	—	62
Shares issued upon exercise of stock options	—	140	—	—	—	140
Taxes paid in lieu of shares issued for equity-based compensation	—	(45)	—	—	—	(45)
Acquisition of noncontrolling interest	—	(27)	—	—	(5)	(32)
Other changes	—	3	—	—	(2)	1

Balance as of December 31, 2012	3	7,576	363	(663)	4	7,283
Net income	—	—	1,954	—	—	1,954
Other comprehensive income	—	—	—	707	—	707

Comprehensive income	—	—	1,954	707	—	2,661
Repurchase and retirement of common stock	—	(608)	(1,918)	—	—	(2,526)
Cash dividends declared ($2.60 per common share)	—	(305)	(453)	—	—	(758)
Equity-based compensation expense	—	128	—	—	—	128
Excess tax benefit realized from equity-based compensation	—	92	—	—	—	92
Shares issued upon exercise of stock options	—	138	—	—	—	138
Taxes paid in lieu of shares issued for equity-based compensation	—	(68)	—	—	—	(68)
Other changes	—	(2)	(1)	—	—	(3)

Balance as of December 31, 2013	$3	$6,951	$(55)	$44	$4	$6,947

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Warner Cable Inc. (together with its subsidiaries, “TWC” or the “Company”) is among the largest providers of video, high-speed data and voice services in the U.S., with technologically advanced, well-clustered cable systems located mainly in five geographic areas – New York State (including New York City), the Carolinas, the Midwest (including Ohio, Kentucky and Wisconsin), Southern California (including Los Angeles) and Texas. TWC’s mission is to connect its customers to the world—simply, reliably and with superior service. TWC offers video, high-speed data and voice services to residential and business services customers. TWC’s residential services also include security and home management services, and TWC’s business services also include networking and transport services (including cell tower backhaul services) and enterprise-class, cloud-enabled hosting, managed applications and services. TWC also sells video and online advertising inventory to a variety of local, regional and national customers.

On February 12, 2014, the Company entered into an Agreement and Plan of Merger with Comcast Corporation (“Comcast”) whereby the Company agreed to merge with and into a 100% owned subsidiary of Comcast. Upon completion of the merger, all of the outstanding shares of the Company will be cancelled and each issued and outstanding share will be converted into the right to receive 2.875 shares of Class A common stock of Comcast. The merger is subject to the approval of the Company’s and Comcast’s stockholders, regulatory approvals and certain other closing conditions.

On January 13, 2014, Charter Communications, Inc. (“Charter”) made an unsolicited proposal to acquire the Company. After careful consideration, including a thorough review of the offer with its financial and legal advisors, TWC’s Board of Directors (“TWC’s Board”) unanimously determined that Charter’s offer was grossly inadequate, substantially undervalued the Company and was not in the best interests of the Company and its stockholders. On February 11, 2014, Charter provided formal notice to the Company of its nomination of a slate of thirteen independent candidates for election to TWC’s Board at the Company’s 2014 annual meeting of stockholders. In addition to nominating the slate of independent candidates for election to TWC’s Board, Charter also proposed that the stockholders amend the Company’s by-laws to fix the size of TWC’s Board at thirteen members and to repeal any amendments to the by-laws that were adopted by TWC’s Board without stockholder approval after July 26, 2012.

Basis of Presentation

Changes in Basis of Presentation

Effective in the first quarter of 2014, the Company determined it has three reportable segments: Residential Services, Business Services and Other Operations. The Company’s reportable segments have been determined based on how management evaluates and manages the business. The Company has recast its financial information and disclosures for prior periods to reflect the segment disclosures as if the current presentation had been in effect throughout all periods presented. Refer to Note 16 for further information regarding the Company’s segment information.

Additionally, during the first quarter of 2014, the Company revised its categorization of operating costs and expenses to be consistent with how such costs and expenses are presented to management and to provide a more meaningful presentation. The Company has recast the consolidated financial statements, financial information and disclosures of operating costs and expenses for prior periods to reflect the new categorization, which had no impact on total operating costs and expenses, Operating Income or net income attributable to TWC shareholders for any period presented. The Company’s operating costs and expenses are presented in the following categories: (i) programming and content, (ii) sales and marketing, (iii) technical operations, (iv) customer care and (v) other operating costs.

Except as related to the matters discussed above that have led to the recast financial information presented herein, the disclosures contained herein have not been updated to reflect other transactions and/or events from those disclosures contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”); accordingly, the financial and other information herein should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and the 2013 Form 10-K.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Basis of Consolidation

The consolidated financial statements include all of the assets, liabilities, revenue, expenses and cash flows of TWC and all entities in which TWC has a controlling voting interest. The consolidated financial statements include the results of the Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) only for the TWE-A/N cable systems that are controlled by TWC and for which TWC holds an economic interest. Intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the consolidated financial statements include accounting for allowances for doubtful accounts, depreciation and amortization, business combinations, derivative financial instruments, pension benefits, equity-based compensation, income taxes, loss contingencies, certain programming arrangements and asset impairments. Allocation methodologies used to prepare the consolidated financial statements are based on estimates and have been described in the notes, where appropriate.

Reclassifications

As discussed above, certain reclassifications have been made to the prior year financial information to conform to the current year presentation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Equivalents

Cash and equivalents include money market funds, overnight deposits and other investments that are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

Short-term Investments in U.S. Treasury Securities

The Company purchases short-term investments in U.S. Treasury securities from time to time that have original maturities of six months. Such investments are classified as held-to-maturity and stated at amortized cost, which approximates fair value, in the consolidated balance sheet.

Accounts Receivable

Accounts receivable are recorded at net realizable value. The Company maintains an allowance for doubtful accounts, which is determined after considering past collection experience, aging of accounts receivable, general economic factors and other considerations. Changes in the Company’s allowance for doubtful accounts from January 1 through December 31 are presented below (in millions):

	2013	2012	2011
Balance at beginning of year	$65	$62	$74
Provision for bad debts(a)	249	224	221
Write-offs, net of recoveries	(237)	(221)	(233)

Balance at end of year	$77	$65	$62

(a)

Provision for bad debts includes amounts charged to expense associated with the Company’s allowance for doubtful accounts and excludes collection expenses and the benefit from late fees billed to subscribers.

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Investments

Investments in companies in which TWC has significant influence, but less than a controlling interest, are accounted for using the equity method of accounting. Under the equity method of accounting, only TWC’s investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only TWC’s share of the investee’s earnings (losses) is included in the consolidated statement of operations; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in the consolidated statement of cash flows. TWC’s investments are primarily accounted for using the equity method of accounting.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, and depreciation on these assets is provided using the straight-line method over their estimated useful lives. TWC incurs expenditures associated with the construction of its cable systems. Costs associated with the construction of transmission and distribution facilities are capitalized. With respect to customer premise equipment, which includes set-top boxes and high-speed data and telephone modems, TWC capitalizes installation costs only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects of previously installed customer premise equipment are expensed as incurred. TWC uses standard capitalization rates to capitalize installation activities. Significant judgment is involved in the development of these capitalization standards, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. The capitalization standards are reviewed at least annually and adjusted, if necessary, based on comparisons to actual costs incurred. TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs include direct material, labor and overhead, as well as interest. The costs associated with the repair and maintenance of existing tangible fixed assets are expensed as incurred.

The Company’s property, plant and equipment and related accumulated depreciation as of December 31, 2013 and 2012 consisted of the following:

			Estimated Useful Lives
	December 31,
	2013	2012
	(in millions)		(in years)
Land, buildings and improvements(a)	$1,851	$1,778	1-20
Distribution systems(b)	23,119	21,141	3-25
Converters and modems	5,687	5,806	3-5
Capitalized software costs(c)	2,252	1,895	3-5
Vehicles and other equipment	2,286	2,214	3-10
Construction in progress	424	438

Property, plant and equipment, gross	35,619	33,272
Accumulated depreciation	(20,563)	(18,530)

Property, plant and equipment, net	$15,056	$14,742

(a)

Land, buildings and improvements includes $173 million and $170 million related to land as of December 31, 2013 and 2012, respectively, which is not depreciated. The weighted-average useful life is approximately 17.38 years for buildings and improvements.

(b)	The weighted-average useful life is approximately 13.19 years for distribution systems.
(c)

Capitalized software costs reflect certain costs incurred for the development of internal use software, including costs associated with coding, software configuration, upgrades and enhancements. These costs, net of accumulated depreciation, totaled $801 million and $738 million as of December 31, 2013 and 2012, respectively. Depreciation of capitalized software costs was $270 million in 2013, $237 million in 2012 and $209 million in 2011.

Intangible Assets and Goodwill

TWC’s finite-lived intangible assets consist primarily of customer relationships, cable franchise renewals and access rights. Acquired customer relationships are capitalized and amortized over their estimated useful lives and costs to negotiate and renew cable franchise rights are capitalized and amortized over the term of the new franchise agreement.

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TWC’s indefinite-lived intangible assets consist of cable franchise rights that are acquired in an acquisition of a business. Goodwill is recorded for the excess of the acquisition cost of an acquired entity over the estimated fair value of the identifiable net assets acquired. TWC does not amortize cable franchise rights or goodwill.

Fair Value Estimates

Business Combinations

The Company must estimate the fair value of assets acquired and liabilities assumed whenever it acquires another business. This requires judgments regarding the identification of acquired assets and liabilities assumed, some of which may not have been previously recorded by the acquired business, as well as judgments regarding the valuation of all identified acquired assets and assumed liabilities. The Company determines the assets acquired and liabilities assumed by reviewing the operations, interviewing management and reviewing the financial, contractual and regulatory information of the acquired business. An example of judgment involved is the determination of whether a pre-acquisition contingency, whose fair value cannot be determined, should be recorded as an assumed liability because the risk of loss is both probable and reasonably estimable. A failure to identify such a liability or to inappropriately record a liability could result in an understatement or overstatement of both liabilities and goodwill. Once the acquired assets and assumed liabilities are identified, the Company estimates the fair values of the assets and liabilities using a variety of approaches that require significant judgments. For example, intangible assets are typically valued using a discounted cash flow (“DCF”) model which requires estimates of the future cash flows that are attributable to the intangible asset. A DCF analysis also requires significant judgments regarding the selection of discount rates that are intended to reflect the risks that are inherent in the projected cash flows, the determination of terminal growth rates, and judgments about the useful life and pattern of use of the underlying intangible asset. As another example, the valuation of acquired property, plant and equipment requires judgments about current market values, replacement costs, the physical and functional obsolescence of the asset and its remaining useful life. A failure to appropriately assign fair values to acquired assets and assumed liabilities could significantly impact the amount and timing of future depreciation and amortization expense, as well as significantly overstate or understate the Company’s assets or liabilities. Refer to Note 4 for further details.

Derivative Financial Instruments

The Company recognizes all derivative financial instruments in the consolidated balance sheet as either assets or liabilities at fair value. Derivative financial instruments are designated, if certain conditions are met, as either (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (a “fair value hedge”) or (b) a hedge of the exposure to variable cash flows of a forecasted transaction or a hedge of the foreign currency exposure of a forecasted transaction denominated in a foreign currency (a “cash flow hedge”). For a derivative financial instrument designated as a fair value hedge (e.g., the Company’s interest rate swaps), the gain or loss on the derivative financial instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. As a result, the consolidated statement of operations includes the impact of changes in the fair value of both the derivative financial instrument and the hedged item, which reflects in earnings the extent to which the hedge is ineffective in achieving offsetting changes in fair value. For a derivative financial instrument designated as a cash flow hedge (e.g., the Company’s cross-currency swaps), the effective portion of the gain or loss on the derivative financial instrument is initially reported in equity as a component of accumulated other comprehensive income (loss), net, and subsequently reclassified into earnings when the hedged item (e.g., a forecasted transaction denominated in a foreign currency) affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For a derivative financial instrument not designated as a hedging instrument (e.g., the equity award reimbursement obligation to Time Warner Inc. (“Time Warner”)), the gain or loss is recognized in earnings in the period of change. The Company uses derivative financial instruments primarily to manage the risks associated with fluctuations in interest rates and foreign currency exchange rates and does not enter into derivative financial instruments for speculative or trading purposes.

The Company determines the fair value of its interest rate swaps using a DCF analysis based on the terms of the contract. This requires estimates of future interest rates and judgments about the future credit worthiness of the Company and each counterparty over the terms of the contracts. Similarly, the Company determines the fair value of its cross-currency swaps using a DCF analysis based on the terms of the contracts. This valuation requires estimates of future interest rates, forward exchange rates and judgments about the future credit worthiness of the Company and each counterparty over the terms of the

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contracts. The fair value of the equity award reimbursement obligation to Time Warner is estimated using the Black-Scholes model. Refer to Note 9 for further details.

Indefinite-lived Intangible Assets and Goodwill

At least annually, the Company performs separate tests to determine if its indefinite lived intangible assets (primarily cable franchise rights) and its goodwill are impaired. Under the accounting rules, the Company can elect to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If an impairment is more likely than not to have occurred, then a quantitative assessment is required, which may or may not result in an impairment charge. The determination of whether an impairment is more likely than not to have occurred requires significant judgment regarding potential changes in valuation inputs and includes a review of the Company’s most recent long-range projections, analysis of operating results versus the prior year, changes in market values, changes in discount rates and changes in terminal growth rate assumptions. Refer to Note 6 for further details.

Long-lived Assets

Long-lived assets (e.g., property, plant and equipment and finite-lived intangible assets) do not require an annual impairment test; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against the carrying value of the asset group. If the carrying value of the asset group exceeds the estimated undiscounted future cash flows, the asset would be deemed to be impaired. The impairment charge would then be measured as the difference between the estimated fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset’s carrying value to its estimated fair value. To the extent the carrying value is greater than the asset’s estimated fair value, an impairment charge is recognized for the difference. Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value.

In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that would no longer be utilized, of which a portion related to property, plant and equipment. Refer to Note 5 for further details.

Investments

The carrying value of investments accounted for using the equity method of accounting is adjusted downward to reflect any other-than-temporary declines in value. A subjective aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. This evaluation is dependent on the specific facts and circumstances. TWC evaluates available information (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment. This list is not all-inclusive and the Company weighs all known quantitative and qualitative factors in determining if an other-than-temporary decline in the value of an investment has occurred. Refer to Note 5 for further details.

Fair Value Measurements

The fair value of an asset or liability is based on the assumptions that market participants would use in pricing the asset or liability. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to

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measure fair value. The Company follows a three-tiered fair value hierarchy when determining the inputs to valuation techniques. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels in order to maximize the use of observable inputs and minimize the use of unobservable inputs. The levels of the fair value hierarchy are as follows:

—	Level 1: consists of financial instruments whose values are based on quoted market prices for identical financial instruments in an active market.

—

Level 2: consists of financial instruments whose values are determined using models or other valuation methodologies that utilize inputs that are observable either directly or indirectly, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, (iii) pricing models whose inputs are observable for substantially the full term of the financial instrument and (iv) pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the financial instrument.

—

Level 3: consists of financial instruments whose values are determined using pricing models that utilize significant inputs that are primarily unobservable, DCF methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Pension Plans

TWC sponsors the TWC Pension Plan (as defined in Note 13) and the Union Pension Plan (as defined in Note 13), both qualified defined benefit pension plans, that together provide pension benefits to a majority of the Company’s employees. TWC also provides a nonqualified defined benefit pension plan for certain employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period. The pension expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return on plan assets, discount rate and expected rate of compensation increases.

Equity-based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is recognized in the consolidated statement of operations over the period during which an employee is required to provide service in exchange for the award. The Company’s policy is to recognize the cost of awards not subject to performance-based vesting conditions on a straight-line basis over the requisite service period and, for awards subject to performance-based vesting conditions deemed probable of being met, over the requisite service period for each separately vesting tranche of awards. The Company uses the Black-Scholes model to estimate the grant date fair value of a stock option. Because the option-pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of stock options granted. The volatility assumption is calculated using the implied volatility of TWC traded options. The expected term, which represents the period of time that options are expected to be outstanding, is estimated based on the historical exercise experience of TWC employees. The risk-free rate assumed in valuing the stock options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of TWC common stock at the date of grant.

Segments

Public companies are required to disclose certain information about their reportable operating segments. Operating segments are defined as significant components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual operating segment and in assessing performance of the operating segment.

Effective in the first quarter of 2014, the Company determined it has three reportable segments, which have been determined based on how management evaluates and manages the business. The Company has recast its financial

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information and disclosures for prior periods to reflect the segment disclosures as if the current presentation had been in effect throughout all periods presented.

The Company classifies its operations into the following reportable segments:

—

Residential Services, which principally consists of video, high-speed data and voice services provided to residential customers as well as other residential services, including home automation and monitoring.

—

Business Services, which principally consists of data, video and voice services provided to business customers as well as other business services, including enterprise-class, cloud-enabled hosting, managed applications and services.

—

Other Operations, which principally consists of (i) Time Warner Cable Media (“TWC Media”), the advertising arm of TWC, (ii) TWC-owned and/or operated regional sports networks (“RSNs”) and local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and (iii) other operating revenues and costs, including those derived from the Advance/Newhouse Partnership and home shopping network-related services. The business units reflected in the Other Operations segment individually do not meet the thresholds to be reported as separate reportable segments.

Refer to Note 16 for further details.

Revenue and Costs

The Company’s revenue consists of the revenue generated by each of its reportable segments: Residential Services, Business Services and Other Operations.

Residential Services segment revenue consists of (i) video revenue, including subscriber fees received from residential customers for the Company’s various tiers or packages of video programming services, related equipment rental charges, installation charges and fees collected on behalf of local franchising authorities and the Federal Communications Commission, as well as revenue from the sale of premium networks, transactional video-on-demand (e.g., events and movies) and digital video recorder service; (ii) high-speed data revenue, including subscriber fees received from residential customers for the Company’s high-speed data services and related equipment rental and installation charges; (iii) voice revenue, including subscriber fees received from residential customers for the Company’s voice services, along with related installation charges, as well as fees collected on behalf of governmental authorities and (iv) other revenue, including revenue from security and home management services and other residential subscriber-related fees.

Business Services segment revenue consists of (i) video revenue, including the same fee categories received from business video subscribers as described above under residential video revenue; (ii) high-speed data revenue, including subscriber fees received from business customers for the Company’s high-speed data services and related installation charges, as well as amounts generated by the sale of commercial networking and point-to-point transport services, such as Metro Ethernet services; (iii) voice revenue, including subscriber fees received from business customers for the Company’s voice services, along with related installation charges, as well as fees collected on behalf of governmental authorities; (iv) wholesale transport revenue, including amounts generated by the sale of point-to-point transport services offered to wireless telephone providers (i.e., cell tower backhaul) and other carriers and (v) other revenue, including revenue from enterprise-class, cloud-enabled hosting, managed applications and services and other business subscriber-related fees.

Residential and business services subscriber fees are recorded as revenue in the period during which the service is provided. Residential and business services revenue received from subscribers who purchase bundled services at a discounted rate is allocated to each product in a pro-rata manner based on the individual product’s selling price (generally, the price at which the product is regularly sold on a standalone basis). Revenue recognition for bundled services is discussed further in “—Multiple-element Transactions—Sales of Multiple Products or Services” below. Installation revenue obtained from subscriber service connections is recognized as a component of residential and business services revenue when the connections are completed, as installation revenue recognized is less than the related direct selling costs.

Video programming, high-speed data connectivity and voice network costs are recorded as the services are provided. Video programming costs are recorded based on the Company’s contractual agreements with its programming vendors,

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which are generally multi-year agreements that provide for the Company to make payments to the programming vendors at agreed upon rates based on the number of subscribers to which the Company provides the programming service. If a programming contract expires prior to the parties’ entry into a new agreement and the Company continues to distribute the service, management estimates the programming costs during contract negotiations. In doing so, management considers the previous contractual rates, inflation and the status of the negotiations in determining its estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Management also makes estimates in the recognition of programming expense related to other items, such as the accounting for free periods and credits from service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions. Additionally, judgments are also required by management when the Company purchases multiple services from the same programming vendor. In these scenarios, the total consideration provided to the programming vendor is allocated to the various services received based upon their respective estimated fair values. Because multiple services from the same programming vendor may be received over different contractual periods and may have different contractual rates, the allocation of consideration to the individual services may have an impact on the timing of the Company’s expense recognition. Accounting for consideration exchanged between the parties in multiple-element transactions is discussed further in “—Multiple-element Transactions—Contemporaneous Purchases and Sales” below.

Launch fees received by the Company from programming vendors are recognized as a reduction of expense on a straight-line basis over the term of the related programming arrangement. Amounts received from programming vendors representing the reimbursement of marketing costs are recognized as a reduction of marketing expense as the marketing services are provided.

Other Operations segment revenue consists of advertising revenue and other revenue. Advertising revenue is generated through TWC Media’s sale of video and online advertising inventory to local, regional and national advertising customers. Advertising revenue is recognized in the period during which the advertisements are exhibited. Advertising costs are expensed upon the first exhibition of the related advertisements. Marketing expense (including advertising), net of certain reimbursements from programmers, was $676 million in 2013, $653 million in 2012 and $635 million in 2011. Other revenue primarily includes (i) beginning in the fourth quarter of 2012, fees received from distributors of the Company’s two Los Angeles regional sports networks (Time Warner Cable SportsNet and Time Warner Cable Deportes) launched on October 1, 2012 that carry Los Angeles Lakers’ basketball games and other sports programming; (ii) fees paid to TWC by the Advance/Newhouse Partnership for (a) the ability to distribute the Company’s high-speed data service and (b) TWC’s management of certain functions, including, among others, the acquisition of programming rights, as well as the provision of certain functions, including engineering; and (iii) home shopping network-related revenue (including commissions earned on the sale of merchandise and carriage fees). Fees paid to TWC for the ability to distribute TWC’s services are recognized as revenue in the period in which TWC’s services are distributed to a consumer. Fees received for managing certain functions for the Advance/Newhouse Partnership are recognized as revenue in the period during which the management functions are performed. Home shopping network-related revenue is recognized as revenue in the period during which the merchandise is sold or the carriage fees are earned.

In February 2014, the Company expects American Media Productions, LLC (“American Media Productions”), an unaffiliated third party, to launch SportsNet LA, a regional sports network that will carry the Los Angeles Dodgers’ baseball games and other sports programming. In accordance with long-term agreements with American Media Productions, TWC will act as the network’s exclusive advertising and affiliate sales agent and will have certain branding and programming rights with respect to the network. In addition, TWC will provide certain production and technical services to American Media Productions. Upon the launch of SportsNet LA, related revenue, including intersegment revenue, and expenses will be included in the Company’s Other Operations segment.

Multiple-element Transactions

Multiple-element transactions involve situations where judgment must be exercised in determining the fair value of the different elements in a bundled transaction. As the term is used here, multiple-element transactions can involve (i) contemporaneous purchases and sales (e.g., the Company sells advertising services to a customer and at the same time purchases programming services) and/or (ii) sales of multiple products and/or services (e.g., the Company sells video, high-speed data and voice services to a customer).

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Contemporaneous Purchases and Sales

In the normal course of business, TWC enters into multiple-element transactions where the Company is simultaneously both a customer and a vendor with the same counterparty. For example, when negotiating the terms of programming purchase contracts with cable networks, TWC may at the same time negotiate for the sale of advertising to the same cable network. Arrangements, although negotiated contemporaneously, may be documented in one or more contracts.

The Company’s accounting policy for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold. The judgments made in determining fair value in such transactions impact the amount of revenue, expenses and net income recognized over the respective terms of the transactions, as well as the respective periods in which they are recognized.

In determining the fair value of the respective elements, TWC refers to quoted market prices (where available), historical transactions or comparable cash transactions. The most frequent transactions of this type that the Company encounters involve funds received from its vendors. The Company records cash consideration received from a vendor as a reduction in the price of the vendor’s product unless (i) the consideration is for the reimbursement of a specific, incremental, identifiable cost incurred, in which case the Company would record the cash consideration received as a reduction in such cost or (ii) the Company is providing an identifiable benefit in exchange for the consideration, in which case the Company recognizes revenue for this element.

With respect to vendor advertising arrangements being negotiated simultaneously with the same cable network, TWC assesses whether each piece of the arrangement is at fair value. The factors that are considered in determining the individual fair value of the programming vary from arrangement to arrangement and include (i) the existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming, (ii) a comparison to fees paid under a prior contract and (iii) a comparison to fees paid for similar networks. In determining the fair value of the advertising arrangement, the Company considers advertising rates paid by other advertisers on the Company’s systems with similar terms.

Sales of Multiple Products or Services

If the Company enters into sales contracts for the sale of multiple products or services, then the Company evaluates standalone selling price for each deliverable in the transaction. For example, the Company sells video, high-speed data and voice services to subscribers in a bundled package at a rate lower than if the subscriber purchases each product on an individual basis. Revenue received from such subscribers is allocated to each product in a pro-rata manner based on the standalone selling price of each of the respective services on an individual basis. As another example, if a subscriber moves from a bundled package containing two services to a bundled package containing three services, the increase in the total revenue received is not attributed to the additional service. Rather, the total revenue received from such subscribers are allocated to each of the three products in a pro-rata manner based on the relative selling price of each of the respective services on an individual basis.

Gross Versus Net Revenue Recognition

In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. The accounting issue presented by these arrangements is whether the Company should report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenue is recorded on a gross basis, any commissions or other payments to third parties are recorded as expense so that the net amount (gross revenue less expense) is reflected in Operating Income. Accordingly, the impact on Operating Income is the same whether the Company records revenue on a gross or net basis.

For example, TWC is assessed franchise fees by franchising authorities, which are passed on to the customer. The accounting issue presented by these arrangements is whether TWC should report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after payments to franchising authorities. The Company has determined that these amounts should be reported on a gross basis. TWC’s policy is that, in instances where the fees are being assessed directly to the Company, amounts paid to the governmental authorities and amounts received from

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the customers are recorded on a gross basis. That is, amounts paid to the governmental authorities are recorded as operating costs and expenses and amounts received from the customer are recorded as revenue. The amount of such fees recorded on a gross basis related to video and voice services was $672 million in 2013, $684 million in 2012 and $610 million in 2011.

Income Taxes

Income taxes are provided using the asset and liability method. Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses, capital losses, general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, based upon enacted tax laws and expected tax rates that will be in effect when the temporary differences reverse. Valuation allowances are established when management determines that it is more likely than not that some portion or the entire deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Prior to TWC’s separation from Time Warner on March 12, 2009 (the “Separation”), TWC was not a separate taxable entity for U.S. federal and various state income tax purposes and its results were included in the consolidated U.S. federal and certain state income tax returns of Time Warner. The income tax benefits and provisions, related tax payments, and current and deferred tax balances have been prepared as if TWC operated as a stand-alone taxpayer for all periods presented including periods through the date of the Separation. Under a tax sharing arrangement between TWC and Time Warner and with respect to periods prior to the Separation, TWC is obligated to make tax sharing payments to Time Warner in amounts equal to the estimated taxes it would have paid if it were a separate taxpayer and Time Warner is obligated to make payments to TWC for TWC tax attributes used by Time Warner, but only as and when TWC as a standalone taxpayer would have been able to use such attributes itself. The Company received net cash tax refunds from Time Warner of $6 million in 2012.

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and dispositions, including dispositions designed to be tax free, issues related to consideration paid or received, investments and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. The Company prepares and files tax returns based on interpretation of tax laws and regulations. In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax, interest and penalty assessments by these taxing authorities. In determining the Company’s income tax provision for financial reporting purposes, the Company establishes a reserve for uncertain income tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. That is, for financial reporting purposes, the Company only recognizes tax benefits taken on the tax return that it believes are more likely than not of being sustained. There is considerable judgment involved in determining whether positions taken on the tax return are more likely than not of being sustained.

The Company adjusts its tax reserve estimates periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated income tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate and any related estimated interest. The Company’s policy is to recognize, when applicable, interest and penalties on uncertain income tax positions as part of income tax provision.

Legal Contingencies

The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. The Company records an estimated liability for those proceedings and claims arising in the ordinary course of business when the loss from such proceedings and claims becomes probable and reasonably estimable. The Company reviews outstanding claims with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The Company reassesses the risk of loss as new information becomes available and adjusts liabilities as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually

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or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow for any one period.

3.	EARNINGS PER SHARE

Basic net income per common share attributable to TWC common shareholders is determined using the two-class method and is computed by dividing net income attributable to TWC common shareholders by the weighted average of common shares outstanding during the period. The two-class method is an earnings allocation formula that determines income per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. Diluted net income per common share attributable to TWC common shareholders reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method.

Set forth below is a reconciliation of net income attributable to TWC common shareholders per basic and diluted common share for the years ended December 31, 2013, 2012 and 2011 (in millions, except per share data):

	Year Ended December 31,
	2013	2012	2011
Net income attributable to TWC common shareholders	$1,944	$2,144	$1,654
Net income allocated to participating securities(a)	10	11	11

Net income attributable to TWC shareholders	$1,954	$2,155	$1,665

Weighted-average basic common shares outstanding	287.6	307.8	329.7
Dilutive effect of nonparticipating equity awards	1.9	2.0	2.6
Dilutive effect of participating equity awards(a)	2.2	2.6	3.0

Weighted-average diluted common shares outstanding	291.7	312.4	335.3

Net income per common share attributable to TWC common shareholders:
Basic	$6.76	$6.97	$5.02

Diluted	$6.70	$6.90	$4.97

(a)	The Company’s restricted stock units granted to employees and non-employee directors are considered participating securities with respect to regular quarterly cash dividends.

Diluted net income per common share attributable to TWC common shareholders for the year ended December 31, 2011 excludes 2.2 million common shares that may be issued under the Company’s equity-based compensation plans because they do not have a dilutive effect. For the years ended December 31, 2013 and 2012, antidilutive common shares related to the Company’s equity-based compensation plan were insignificant.

4.	BUSINESS ACQUISITIONS

DukeNet Acquisition

On December 31, 2013, TWC completed its acquisition of DukeNet Communications, LLC (“DukeNet”), a regional fiber optic network company that provides data and high-capacity bandwidth services to wireless carrier, data center, government and enterprise customers in North Carolina and South Carolina, as well as five other states in the Southeast, for $572 million in cash (including the repayment of debt), net of cash acquired and capital leases assumed. The financial results for DukeNet, which primarily affect the Business Services segment, have been included in the Company’s consolidated financial statements from the date of acquisition and did not significantly impact the Company’s consolidated financial results for the year ended December 31, 2013.

Insight Acquisition

On February 29, 2012, TWC completed its acquisition of Insight Communications Company, Inc. and its subsidiaries (“Insight”) for $1.339 billion in cash, net of cash acquired. At closing, TWC repaid $1.164 billion outstanding under Insight’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

senior secured credit facility (including accrued interest), and terminated the facility. Additionally, during 2012, Insight’s $495 million in aggregate principal amount of senior notes due 2018 were redeemed for $579 million in cash (including premiums and accrued interest). The financial results for Insight, which primarily affect the Residential Services and Business Services segments, have been included in the Company’s consolidated financial statements from the date of acquisition and did not significantly impact the Company’s consolidated financial results for the year ended December 31, 2012.

NewWave Cable Systems Acquisition

On November 1, 2011, TWC completed its acquisition of certain NewWave Communications (“NewWave”) cable systems for $259 million in cash. The financial results for the NewWave cable systems, which primarily affect the Residential Services and Business Services segments, have been included in the Company’s consolidated financial statements from the date of acquisition and did not significantly impact the Company’s consolidated financial results for the year ended December 31, 2011.

NaviSite Acquisition

On April 21, 2011, TWC completed its acquisition of NaviSite, Inc. (“NaviSite”) for $263 million, net of cash acquired. At closing, TWC repaid $44 million of NaviSite’s debt. The financial results for NaviSite, which primarily affect the Business Services segment, have been included in the Company’s consolidated financial statements from the date of acquisition and did not significantly impact the Company’s consolidated financial results for the year ended December 31, 2011.

Other Acquisitions

Additionally, during 2011, TWC completed two acquisitions of cable systems in Texas and Ohio for $38 million in cash. The financial results for these acquisitions have been included in the Company’s consolidated financial statements from the respective date of acquisition and did not significantly impact the Company’s consolidated financial results for the year ended December 31, 2011.

5.	INVESTMENTS

The Company’s investments as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31,
	2013	2012
Equity-method investments(a)	$53	$64
Other investments	3	23

Total investments	$56	$87

(a)

Equity-method investments includes investments in MLB Network, LLC (5.3% owned), iN Demand L.L.C. (29.3% owned) and National Cable Communications LLC (16.7% owned). In addition, the Company has an equity-method investment in Sterling Entertainment Enterprises, LLC (doing business as SportsNet New York, 26.8% owned). The Company has received distributions in excess of its investment in SportsNet New York and has reflected this amount ($185 million and $189 million as of December 31, 2013 and 2012, respectively) in other liabilities in the consolidated balance sheet.

For the years ended December 31, 2013, 2012 and 2011, the Company recognized income (losses) from equity-method investments of $19 million, $454 million and $(88) million, respectively, which is included in other income (expense), net, in the consolidated statement of operations.

SpectrumCo

On August 24, 2012, SpectrumCo, LLC (“SpectrumCo”), a joint venture between TWC, Comcast and Bright House Networks, LLC (“Bright House”), sold all of its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless), a joint venture between Verizon Communications Inc. (“Verizon”) and Vodafone Group Plc, for $3.6

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billion in cash. Upon closing, TWC, which owns 31.2% of SpectrumCo, received $1.112 billion, which is included in return of capital from investees in the consolidated statement of cash flows for the year ended December 31, 2012, and recorded a pretax gain of $430 million ($261 million on an after-tax basis), which is included in other income (expense), net, in the consolidated statement of operations for the year ended December 31, 2012. The balance of the Company’s investment in SpectrumCo was $8 million as of December 31, 2012, representing TWC’s share of SpectrumCo’s remaining members’ equity (primarily consisting of cash and equivalents, net of accrued expenses). During the first quarter of 2013, the Company received a final return of capital distribution from SpectrumCo of $7 million that, along with losses recognized from the Company’s investment in SpectrumCo, resulted in an investment balance of zero.

Clearwire

On September 13, 2012, the Company exchanged all of its beneficially owned shares of Class B common stock of Clearwire Corporation (“Clearwire”) together with all of its beneficially owned Class B common units of Clearwire Communications LLC (“Clearwire Communications”) for shares of Class A common stock of Clearwire. On September 27, 2012, the Company sold these shares of Class A common stock for $64 million in cash. The sale resulted in a pretax gain of $64 million, which is included in other income (expense), net, in the consolidated statement of operations for the year ended December 31, 2012.

In addition, during the year ended December 31, 2012, the Company recorded an income tax benefit of $19 million primarily related to the sale of Clearwire’s Class A common stock. The income tax benefit included the reversal of a $46 million valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire, which had been established due to the uncertainty of realizing the full benefit of such asset. The Company reversed the valuation allowance as a result of its ability to fully realize the capital losses from the sale of its Clearwire interests by offsetting capital gains related to SpectrumCo’s sale of its spectrum licenses.

In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that would no longer be utilized. Of the $60 million noncash impairment, $44 million related to fixed assets and wireless devices and $16 million related to the remaining value of wireless wholesale agreements with Sprint Corporation (“Sprint”) and Clearwire that were recorded upon TWC’s initial investment in Clearwire Communications in 2008.

6.	INTANGIBLE ASSETS AND GOODWILL

The Company’s intangible assets and related accumulated amortization as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31, 2013			December 31, 2012
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Customer relationships	$531	$(167)	$364	$530	$(78)	$452
Cable franchise renewals and access rights	287	(120)	167	269	(110)	159
Other	38	(17)	21	41	(11)	30

Total	$856	$(304)	$552	$840	$(199)	$641

Intangible assets not subject to amortization:
Cable franchise rights	$26,934	$(922)	$26,012	$26,933	$(922)	$26,011

The Company recorded amortization expense of $126 million in 2013, $110 million in 2012 and $33 million in 2011. Based on the remaining carrying value of intangible assets subject to amortization as of December 31, 2013, amortization

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expense is expected to be $124 million in 2014, $119 million in 2015, $116 million in 2016, $111 million in 2017 and $33 million in 2018. These amounts may vary as acquisitions and dispositions occur in the future.

Changes in the carrying value of the Company’s goodwill from January 1 through December 31 are presented below (in millions):

	2013	2012
Balance at beginning of year	$2,889	$2,247
Acquisition of DukeNet	310	—
Acquisition of Insight	—	638
Other changes and adjustments	(3)	4

Balance at end of year(a)	$3,196	$2,889

(a)	There were no accumulated goodwill impairment charges as of December 31, 2013 and 2012.

Annual Impairment Analysis

As of the Company’s July 1, 2013 annual testing date and based on its qualitative assessment, the Company determined that it was not more likely than not that its cable franchise rights and goodwill were impaired and, therefore, the Company did not perform a quantitative assessment as part of its annual impairment testing. In making that determination, management identified and analyzed qualitative factors, including factors that would most significantly impact a DCF valuation of the fair values of the cable franchise rights and the fair value of the Company’s reporting units. This process included a review of the Company’s most recent long-range projections, analysis of operating results versus the prior year, changes in market values, changes in discount rates and changes in terminal growth rate assumptions.

The Company’s goodwill by reportable segment as of December 31, 2013 consisted of the following (in millions):

Residential Services	$2,305
Business Services	798
Other Operations	93

Total goodwill	$3,196

7.	DEBT

The Company’s debt as of December 31, 2013 and 2012 consisted of the following (in millions):

		Outstanding Balance as of December 31,
	Maturity	2013	2012
Senior notes and debentures(a)	2014-2042	$25,003	$26,664
Revolving credit facility	2017	—	—
Commercial paper program	2017	—	—
Capital leases	2016-2042	49	25

Total debt		25,052	26,689
Less: Current maturities		(1,767)	(1,518)

Total long-term debt		$23,285	$25,171

(a)	The weighted-average effective interest rate for the senior notes and debentures as of December 31, 2013 was 5.880% and includes the effects of interest rate swaps and cross-currency swaps.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Notes and Debentures

TWC Notes and Debentures

Notes and debentures issued by TWC as of December 31, 2013 and 2012 consisted of the following (in millions):

	Date of				Outstanding Balance as of December 31,
	Issuance	Maturity	Interest Payment	Principal
					2013	2012
6.200% notes	June 2008	July 2013	Jan/July	$1,500	$—	$1,516
8.250% notes	Nov 2008	Feb 2014	Feb/Aug	750	752	768
7.500% notes	Mar 2009	Apr 2014	Apr/Oct	1,000	1,006	1,031
3.500% notes	Dec 2009	Feb 2015	Feb/Aug	500	512	523
5.850% notes	Apr 2007	May 2017	May/Nov	2,000	2,111	2,167
6.750% notes	June 2008	July 2018	Jan/July	2,000	1,975	2,034
8.750% notes	Nov 2008	Feb 2019	Feb/Aug	1,250	1,240	1,238
8.250% notes	Mar 2009	Apr 2019	Apr/Oct	2,000	1,969	1,992
5.000% notes	Dec 2009	Feb 2020	Feb/Aug	1,500	1,481	1,478
4.125% notes	Nov 2010	Feb 2021	Feb/Aug	700	697	697
4.000% notes	Sep 2011	Sep 2021	Mar/Sep	1,000	993	992
5.750% notes(a)	May 2011	June 2031	June	1,035	1,032	1,012
6.550% debentures	Apr 2007	May 2037	May/Nov	1,500	1,493	1,492
7.300% debentures	June 2008	July 2038	Jan/July	1,500	1,496	1,496
6.750% debentures	June 2009	June 2039	June/Dec	1,500	1,463	1,462
5.875% debentures	Nov 2010	Nov 2040	May/Nov	1,200	1,179	1,178
5.500% debentures	Sep 2011	Sep 2041	Mar/Sep	1,250	1,230	1,229
5.250% notes(b)	June 2012	July 2042	July	1,076	1,066	1,046
4.500% debentures	Aug 2012	Sep 2042	Mar/Sep	1,250	1,243	1,243

Total(c)					$22,938	$24,594

(a)

Outstanding balance amounts include £623 million valued at $1.032 billion as of December 31, 2013 and £623 million valued at $1.012 billion as of December 31, 2012 using the exchange rate at each date.

(b)

Outstanding balance amounts include £644 million valued at $1.066 billion as of December 31, 2013 and £643 million valued at $1.046 billion as of December 31, 2012 using the exchange rate at each date.

(c)

Outstanding balance amounts as of December 31, 2013 and 2012 include the estimated fair value of interest rate swap assets of $85 million and $294 million, respectively, and exclude an unamortized discount of $158 million and $173 million, respectively.

TWC has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) that allows TWC to offer and sell from time to time a variety of securities. TWC has issued notes and debentures (the “TWC Notes and Debentures”) publicly in a number of offerings. As of November 1, 2013, TWC’s obligations under the TWC Notes and Debentures are guaranteed by Time Warner Cable Enterprises LLC (“TWCE”), a 100% owned subsidiary of the Company. Prior to November 1, 2013, TWC’s obligations under the TWC Notes and Debentures were guaranteed by the Company’s 100% owned subsidiaries, TWCE, TW NY Cable Holding Inc. (“TW NY”) and Time Warner Cable Internet Holdings II LLC (“TWC Internet Holdings II”). As part of an internal reorganization, on November 1, 2013, TW NY merged with and into the Company, with the Company as the surviving entity, and TWC Internet Holdings II merged with and into TWCE, with TWCE as the surviving entity.

The TWC Notes and Debentures were issued pursuant to an indenture, dated as of April 9, 2007, as it has been and may be amended from time to time (the “TWC Indenture”), by and among the Company, TWCE and The Bank of New York Mellon, as trustee. The TWC Indenture contains customary covenants relating to restrictions on the ability of the Company or any material subsidiary to create liens and on the ability of the Company and TWCE to consolidate, merge or convey or transfer substantially all of their assets. The TWC Indenture also contains customary events of default.

The TWC Notes and Debentures are unsecured senior obligations of the Company and rank equally with its other unsecured and unsubordinated obligations. Interest on each series of TWC Notes and Debentures is payable semi-annually

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(with the exception of the British pound sterling denominated notes (the “Sterling Notes”), which is payable annually) in arrears. The guarantees of the TWC Notes and Debentures are unsecured senior obligations of TWCE and rank equally in right of payment with all other unsecured and unsubordinated obligations of TWCE.

The TWC Notes and Debentures may be redeemed in whole or in part at any time at the Company’s option at a redemption price equal to the greater of (i) all of the applicable principal amount being redeemed and (ii) the sum of the present values of the remaining scheduled payments on the applicable TWC Notes and Debentures discounted to the redemption date on a semi-annual basis (with the exception of the Sterling Notes, which are on an annual basis), at a comparable government bond rate plus a designated number of basis points as further described in the TWC Indenture and the applicable note or debenture, plus, in each case, accrued but unpaid interest to, but not including, the redemption date.

The Company may offer to redeem all, but not less than all, of the Sterling Notes in the event of certain changes in the tax laws of the U.S. (or any taxing authority in the U.S.). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the Sterling Notes to, but not including, the redemption date.

TWCE Debentures

Debentures issued by TWCE as of December 31, 2013 and 2012 consisted of the following (in millions):

	Date of				Outstanding Balance
			Interest		as of December 31,
	Issuance	Maturity	Payment	Principal	2013	2012
8.375% debentures	Mar 1993	Mar 2023	Mar/Sept	$1,000	$1,024	$1,027
8.375% debentures	July 1993	July 2033	Jan/July	1,000	1,041	1,043

Total(a)					$2,065	$2,070

(a)

Outstanding balance amounts as of December 31, 2013 and 2012 include an unamortized fair value adjustment of $65 million and $70 million, respectively, primarily consisting of the fair value adjustment recognized as a result of the 2001 merger of America Online, Inc. (now known as AOL Inc.) and Time Warner Inc. (now known as Historic TW Inc.). The fair value adjustment is amortized over the term of the related debt instrument as a reduction to interest expense.

During 1992 and 1993, Time Warner Entertainment Company L.P. (“TWE”) issued notes and debentures publicly in a number of offerings. In connection with an internal reorganization, TWE merged with and into TWCE, with TWCE as the surviving entity, on September 30, 2012. Accordingly, TWCE assumed all of the rights and obligations of TWE, including TWE’s previously issued notes and debentures (the “TWCE Debentures”). As of November 1, 2013, TWCE’s obligations under the TWCE Debentures are guaranteed by TWC. Prior to November 1, 2013, TWCE’s obligations under the TWCE Debentures were guaranteed by TWC, TW NY and TWC Internet Holdings II. As part of the internal reorganization discussed above, on November 1, 2013, TW NY merged with and into the Company, with the Company as the surviving entity, and TWC Internet Holdings II merged with and into TWCE, with TWCE as the surviving entity. TWCE has no obligation to file separate reports with the SEC under the Securities Exchange Act of 1934, as amended.

The TWCE Debentures were issued pursuant to an indenture, dated as of April 30, 1992, as it has been and may be amended from time to time (the “TWCE Indenture”) by and among TWCE, TWC and The Bank of New York Mellon, as trustee. The TWCE Indenture contains customary covenants relating to restrictions on the ability of TWCE or any material subsidiary to create liens and on the ability of TWCE and TWC to consolidate, merge or convey or transfer substantially all of their assets. The TWCE Indenture also contains customary events of default.

The TWCE Debentures are unsecured senior obligations of TWCE and rank equally with its other unsecured and unsubordinated obligations. Interest on each series of TWCE Debentures is payable semi-annually in arrears. The guarantees of the TWCE Debentures are unsecured senior obligations of TWC and rank equally in right of payment with all other unsecured and unsubordinated obligations of TWC. The TWCE Debentures are not redeemable before maturity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revolving Credit Facility and Commercial Paper Program

As of December 31, 2013, the Company has a $3.5 billion senior unsecured five-year revolving credit facility maturing in April 2017 (the “Revolving Credit Facility”). The Company’s obligations under the Revolving Credit Facility are guaranteed by TWCE. Borrowings under the Revolving Credit Facility bear interest at a rate based on the credit rating of TWC, which interest rate was LIBOR plus 1.10% per annum as of December 31, 2013. In addition, TWC is required to pay a facility fee on the aggregate commitments under the Revolving Credit Facility at a rate determined by the credit rating of TWC, which rate was 0.15% per annum as of December 31, 2013. The Revolving Credit Facility provides same-day funding capability, and a portion of the aggregate commitments, not to exceed $500 million at any time, may be used for the issuance of letters of credit.

The Revolving Credit Facility contains a maximum leverage ratio covenant of 5.0 times TWC’s consolidated EBITDA. The terms and related financial metrics associated with the leverage ratio are defined in the agreement. As of December 31, 2013, TWC was in compliance with the leverage ratio covenant, calculated in accordance with the agreement, with a ratio of approximately 3.1 times. The Revolving Credit Facility does not contain any credit ratings-based defaults or covenants or any ongoing covenants or representations specifically relating to a material adverse change in TWC’s financial condition or results of operations. Borrowings under the Revolving Credit Facility may be used for general corporate purposes, and unused credit is available to support borrowings under the Commercial Paper Program (as defined below).

In addition to the Revolving Credit Facility, the Company maintains a $2.5 billion unsecured commercial paper program (the “Commercial Paper Program”) that is also guaranteed by TWCE. Commercial paper issued under the Commercial Paper Program is supported by unused committed capacity under the Revolving Credit Facility and ranks equally with other unsecured senior indebtedness of TWC and TWCE.

As of December 31, 2013, the Company had no outstanding borrowings under the Revolving Credit Facility or Commercial Paper Program. TWC’s unused committed financial capacity was $3.960 billion as of December 31, 2013, reflecting $525 million of cash and equivalents and $3.435 billion of available borrowing capacity under the Revolving Credit Facility (which reflects a reduction of $65 million for outstanding letters of credit backed by the Revolving Credit Facility).

Debt Issuance Costs

For the years ended December 31, 2012 and 2011, the Company capitalized debt issuance costs of $26 million and $25 million, respectively, in connection with the Company’s public debt issuances. These capitalized costs are amortized over the term of the related debt instrument and are included as a component of interest expense, net, in the consolidated statement of operations.

Maturities

Annual maturities of debt total $1.758 billion in 2014, $509 million in 2015, $5 million in 2016, $2.004 billion in 2017, $2.002 billion in 2018 and $18.709 billion thereafter.

8.	MANDATORILY REDEEMABLE PREFERRED EQUITY

In connection with the financing of the acquisition of substantially all of the cable assets of Adelphia Communications Corporation in 2006, Time Warner NY Cable LLC (“TW NY Cable”), a former subsidiary of TWC, issued $300 million of its Series A Preferred Membership Units (the “TW NY Cable Preferred Membership Units”) to a limited number of third parties. On August 1, 2013, all of the TW NY Cable Preferred Membership Units were redeemed by TW NY Cable as required pursuant to their terms for an aggregate redemption price of $300 million plus accrued dividends. The TW NY Cable Preferred Membership Units paid cash dividends at an annual rate equal to 8.210% of the sum of the liquidation preference thereof on a quarterly basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	DERIVATIVE FINANCIAL INSTRUMENTS

The fair values of assets and liabilities associated with the Company’s derivative financial instruments recorded in the consolidated balance sheet as of December 31, 2013 and 2012 consisted of the following (in millions):

	Assets		Liabilities
	December 31,		December 31,
	2013	2012	2013	2012
Interest rate swaps(a)(b)	$135	$295	$50	$1
Cross-currency swaps(a)(c)	321	112	—	—
Equity award reimbursement obligation(d)	—	—	11	19

Total	$456	$407	$61	$20

(a)

The Company’s interest rate swap and cross-currency swap contracts with multiple counterparties are subject to contractual terms that provide for the net settlement of all such contracts with each counterparty through a single payment in the event of default on or termination of any one contract by either party. The fair values of assets and liabilities associated with interest rate swaps and cross-currency swaps are presented on a gross basis in the consolidated balance sheet and are classified as current or noncurrent based on the maturity date of the respective contract.

(b)

Of the total amount of interest rate swap assets recorded as of December 31, 2013 and 2012, $8 million and $16 million, respectively, is recorded in other current assets in the consolidated balance sheet. The total amount of interest rate swap liabilities recorded as of December 31, 2013 and 2012, is recorded in other liabilities in the consolidated balance sheet.

(c)	The fair values of the assets and liabilities associated with cross-currency swaps are recorded in other assets and other liabilities, respectively, in the consolidated balance sheet.
(d)	The fair value of the equity award reimbursement obligation is recorded in other current liabilities in the consolidated balance sheet.

Fair Value Hedges

The Company uses interest rate swaps to manage interest rate risk by effectively converting fixed-rate debt into variable-rate debt. Under such contracts, the Company is entitled to receive semi-annual interest payments at fixed rates and is required to make semi-annual interest payments at variable rates, without exchange of the underlying principal amount. Such contracts are designated as fair value hedges. The Company recognizes no gain or loss related to its interest rate swaps because the changes in the fair values of such instruments are completely offset by the changes in the fair values of the hedged fixed-rate debt. The following table summarizes the terms of the Company’s existing fixed to variable interest rate swaps as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Maturities	2014-2019	2013-2018
Notional amount (in millions)	$7,850	$7,750
Weighted-average pay rate (variable based on LIBOR plus variable margins)	4.89%	4.35%
Weighted-average receive rate (fixed)	6.86%	6.43%

The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash Flow Hedges

The Company uses cross-currency swaps to manage foreign exchange risk related to foreign currency denominated debt by effectively converting foreign currency denominated debt, including annual interest payments and the payment of principal at maturity, to U.S. dollar denominated debt. Such contracts are designated as cash flow hedges. The Company has entered into cross-currency swaps to effectively convert its £1.275 billion aggregate principal amount of fixed-rate British pound sterling denominated debt, including annual interest payments and the payment of principal at maturity, to fixed-rate U.S. dollar denominated debt. The cross-currency swaps have maturities of June 2031 and July 2042. The following table summarizes the deferred gain (loss) activity related to cash flow hedges recognized in accumulated other comprehensive income (loss), net, and reclassified into other income (expense), net, for the years ended December 31, 2013, 2012 and 2011 (in millions):

	Year Ended December 31,
	2013	2012	2011
Deferred gains (losses) recognized:
Cross-currency swaps	$209	$179	$(67)
Other cash flow hedges	—	—	(4)

Total deferred gains (losses) recognized	209	179	(71)
Deferred (gains) losses reclassified into earnings:
Cross-currency swaps(a)	(39)	(76)	41

Total net deferred gains (losses) recognized	170	103	(30)
Income tax (provision) benefit	(66)	(40)	12

Total net deferred gains (losses) recognized, net of tax	$104	$63	$(18)

(a)

Deferred gains (losses) on cross-currency swaps were reclassified from accumulated other comprehensive income (loss), net, to other income (expense), net, which offsets the re-measurement gains (losses) recognized in other income (expense), net, on the British pound sterling denominated debt.

Any ineffectiveness related to the Company’s cash flow hedges has been and is expected to be immaterial.

Equity Award Reimbursement Obligation

Prior to 2007, some of TWC’s employees were granted options to purchase shares of Time Warner common stock in connection with their past employment with subsidiaries and affiliates of Time Warner, including TWC. Upon the exercise of Time Warner stock options held by TWC employees, TWC is obligated to reimburse Time Warner for the excess of the market price of Time Warner common stock on the day of exercise over the option exercise price (the “intrinsic” value of the award). The Company records the equity award reimbursement obligation at fair value, which is estimated using the Black-Scholes model, in other current liabilities in the consolidated balance sheet. The change in the equity award reimbursement obligation fluctuates primarily with the fair value and expected volatility of Time Warner common stock and changes in fair value are recorded in other income (expense), net, in the period of change. As of December 31, 2013, the weighted-average remaining contractual term of outstanding Time Warner stock options held by TWC employees was 0.17 years. Changes in the fair value of the equity award reimbursement obligation are discussed in Note 10 below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair values of derivative financial instruments classified as assets and liabilities as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31, 2013			December 31, 2012
		Fair Value Measurements			Fair Value Measurements
	Fair Value	Level 2	Level 3	Fair Value	Level 2	Level 3
Assets:
Interest rate swaps	$135	$135	$—	$295	$295	$—
Cross-currency swaps	321	321	—	112	112	—

Total	$456	$456	$—	$407	$407	$—

Liabilities:
Interest rate swaps	$50	$50	$—	$1	$1	$—
Equity award reimbursement obligation	11	—	11	19	—	19

Total	$61	$50	$11	$20	$1	$19

The fair value of interest rate swaps, classified as Level 2, utilized a DCF analysis based on the terms of the contract and expected forward interest rates, and incorporates the credit risk of the Company and each counterparty. The fair value of cross-currency swaps, classified as Level 2, utilized a DCF analysis based on expected forward interest and exchange rates, and incorporates the credit risk of the Company and each counterparty. The fair value of the equity award reimbursement obligation, classified as Level 3, utilized a Black-Scholes model to determine the estimated weighted-average fair value of Time Warner stock options outstanding, which was $33.00 per option as of December 31, 2013. The weighted-average assumptions used in the Black-Scholes model were as follows: expected volatility of Time Warner common stock of 22.87%, expected term of 0.16 years, risk-free rate of 0.04% and expected dividend yield of 1.65%.

Changes in the fair value of the equity award reimbursement obligation, valued using significant unobservable inputs (Level 3), from January 1 through December 31 are presented below (in millions):

	2013	2012	2011
Balance at beginning of year	$19	$22	$20
Losses recognized in other income (expense), net	10	9	5
Payments to Time Warner for awards exercised	(18)	(12)	(3)

Balance at end of year	$11	$19	$22

Assets Measured at Fair Value on a Nonrecurring Basis

The Company’s assets measured at fair value on a nonrecurring basis include equity-method investments, long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually as of July 1 for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be reduced to its fair value. Refer to Note 6 for further details regarding the results of the Company’s annual impairment analysis.

In early 2012, TWC ceased making its existing wireless service available to new customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that will no longer be utilized. Refer to Note 5 for further details.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Other Financial Instruments

The Company’s other financial instruments not measured at fair value on a recurring basis include (a) cash and equivalents, receivables, accounts payable, accrued liabilities and, as of December 31, 2012, mandatorily redeemable preferred equity, which are reflected at cost in the consolidated balance sheet, and (b) short-term investments in U.S. Treasury securities and long-term debt not subject to fair value hedge accounting, which are reflected at amortized cost in the consolidated balance sheet. With the exception of long-term debt, cost and amortized cost approximates fair value for these instruments due to their short-term nature. The carrying value and related estimated fair value of the Company’s long-term debt, excluding capital leases, was $25.003 billion and $25.187 billion, respectively, as of December 31, 2013 and $26.664 billion and $31.759 billion, respectively, as of December 31, 2012. Estimated fair values for long-term debt are determined by reference to the market value of the instrument as quoted on a national securities exchange or in an over-the-counter market (Level 1).

11.	TWC SHAREHOLDERS’ EQUITY

Shares Authorized and Outstanding

As of December 31, 2013, TWC is authorized to issue up to approximately 8.333 billion shares of TWC common stock, par value $0.01 per share, of which 277.9 million and 297.7 million shares were issued and outstanding as of December 31, 2013 and 2012, respectively. TWC is also authorized to issue up to approximately 1.0 billion shares of preferred stock, par value $0.01 per share. As of December 31, 2013 and 2012, no preferred shares have been issued, nor does the Company have current plans to issue preferred shares.

Changes in Common Stock

Changes in the Company’s common stock from January 1 through December 31 are presented below (in millions):

	2013	2012	2011
Balance at beginning of year	297.7	315.0	348.3
Shares issued under the Company’s equity-based compensation plan	4.2	4.8	4.0
Shares repurchased and retired	(24.0)	(22.1)	(37.3)

Balance at end of year	277.9	297.7	315.0

Common Stock Repurchase Program

On July 25, 2013, TWC’s Board increased the remaining authorization under its existing common stock repurchase program (the “Stock Repurchase Program”), which was $775 million as of July 24, 2013, to an aggregate of up to $4.0 billion of TWC common stock effective July 25, 2013. As a result of the Company’s entry into the merger agreement with Comcast, the Stock Repurchase Program was suspended on February 13, 2014. As of December 31, 2013, the Company had $2.931 billion remaining under the Stock Repurchase Program. Purchases under the Stock Repurchase Program were made from time to time on the open market and in privately negotiated transactions. The size and timing of the Company’s purchases under the Stock Repurchase Program were based on a number of factors, including business and market conditions, financial capacity and TWC’s common stock price. For the year ended December 31, 2013, the Company repurchased 24.0 million shares of TWC common stock for $2.526 billion, including 0.4 million shares repurchased for $51 million that settled in January 2014.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Common Stock Dividends

TWC’s Board declared quarterly cash dividends per share of TWC common stock in 2013, 2012 and 2011 as follows (in millions, except per share data):

	2013		2012		2011
	Per Share	Amount	Per Share	Amount	Per Share	Amount
First Quarter	$0.65	$195	$0.56	$179	$0.48	$167
Second Quarter	0.65	190	0.56	177	0.48	163
Third Quarter	0.65	188	0.56	173	0.48	158
Fourth Quarter	0.65	185	0.56	171	0.48	155

Total	$2.60	$758	$2.24	$700	$1.92	$643

On January 29, 2014, TWC’s Board declared an increased quarterly cash dividend of $0.75 per share of TWC common stock, payable in cash on March 17, 2014 to stockholders of record at the close of business on February 28, 2014.

Accumulated Other Comprehensive Income (Loss), Net

Changes in accumulated other comprehensive income (loss), net, included in TWC shareholders’ equity from January 1 through December 31 are presented below (in millions):

	Year Ended December 31,
	2013	2012	2011
Balance at beginning of year	$(663)	$(559)	$(291)
Other comprehensive income (loss) before reclassifications, net of tax	686	(90)	(310)
Amounts reclassified into earnings, net of tax	21	(14)	42

Other comprehensive income (loss), net of tax	707	(104)	(268)

Balance at end of year	$44	$(663)	$(559)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the changes in the components of accumulated other comprehensive income (loss), net, (e.g., primarily unrealized losses on pension benefit obligation and deferred gains (losses) on cash flow hedges) included in TWC shareholders’ equity from January 1 through December 31 (in millions):

	2013	2012	2011
Unrealized losses on pension benefit obligation:
Balance at beginning of year	$(708)	$(541)	$(291)
Other comprehensive income (loss) before reclassifications, net of tax	558	(201)	(266)
Amounts reclassified into earnings, net of tax:
Amortization of actuarial loss(a)	75	59	27
Income tax benefit	(29)	(25)	(11)

Amortization of actuarial loss, net of tax	46	34	16

Other comprehensive income (loss), net of tax	604	(167)	(250)

Balance at end of year	$(104)	$(708)	$(541)

Deferred gains (losses) on cash flow hedges:
Balance at beginning of year	$45	$(18)	$—
Other comprehensive income (loss) before reclassifications, net of tax	129	111	(44)
Amounts reclassified into earnings, net of tax:
Effective portion of (gain) loss on cash flow hedges(b)	(39)	(76)	41
Income tax provision (benefit)	14	28	(15)

Effective portion of (gain) loss on cash flow hedges, net of tax	(25)	(48)	26

Other comprehensive income (loss), net of tax	104	63	(18)

Balance at end of year	$149	$45	$(18)

Other changes:
Balance at beginning of year	$—	$—	$—
Other comprehensive loss before reclassifications, net of tax	(1)	—	—
Amounts reclassified into earnings, net of tax	—	—	—

Other comprehensive loss, net of tax	(1)	—	—

Balance at end of year	$(1)	$—	$—

(a)	Amounts are included in the computation of net periodic benefit costs as discussed further in Note 13.
(b)	Amounts are recorded in other income (expense), net in the consolidated statement of operations as discussed further in Note 9.

12.	EQUITY-BASED COMPENSATION

TWC is authorized, under the Company’s stock incentive plan (the “2011 Plan”) to grant restricted stock units (“RSUs”) and options to purchase shares of TWC common stock to its employees and non-employee directors. As of December 31, 2013, the 2011 Plan provides for the issuance of up to 20.0 million shares of TWC common stock, of which 12.2 million shares were available for grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Equity-based compensation expense and the related tax benefit recognized for the years ended December 31, 2013, 2012 and 2011 was as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Equity-based compensation expense recognized:
Restricted stock units(a)	$89	$85	$75
Stock options	39	45	38

Total equity-based compensation expense(a)	$128	$130	$113

Tax benefit recognized	$49	$51	$44

(a)	Amounts in 2011 include $1 million of equity-based compensation expense that is classified in merger-related and restructuring costs in the consolidated statement of operations.

Restricted Stock Units

The following table summarizes information about unvested RSUs for the year ended December 31, 2013:

	Number of Units	Weighted- Average Grant Date Value
	(in millions)
Unvested as of December 31, 2012	5.040	$60.47
Granted	1.200	87.30
Vested	(1.848)	49.18
Forfeited	(0.306)	74.30

Unvested as of December 31, 2013	4.086	72.42

For the year ended December 31, 2013, TWC granted 1.200 million RSUs at a weighted-average grant date fair value of $87.30 per RSU, including 142,000 RSUs subject to performance-based vesting conditions (“PBUs”) at a weighted-average grant date fair value of $87.31 per PBU. For the year ended December 31, 2012, TWC granted 1.442 million RSUs at a weighted-average grant date fair value of $77.09 per RSU, including 196,000 PBUs at a weighted-average grant date fair value of $77.13 per PBU. For the year ended December 31, 2011, TWC granted 1.477 million RSUs at a weighted-average grant date fair value of $72.09 per RSU, including 158,000 PBUs at a weighted-average grant date fair value of $72.05 per PBU.

The fair value of RSUs that vested during the year was $98 million in 2013, $95 million in 2012 and $103 million in 2011. As of December 31, 2013, the aggregate intrinsic value of unvested RSUs was $554 million. Total unrecognized compensation cost related to unvested RSUs as of December 31, 2013, without taking into account expected forfeitures, was $131 million, which the Company expects to recognize over a weighted-average period of 2.48 years.

RSUs, including PBUs, generally vest equally on each of the third and fourth anniversary of the grant date, subject to continued employment and, in the case of PBUs, subject to the satisfaction and certification of the applicable performance conditions. RSUs provide for accelerated vesting upon the grantee’s termination of employment after reaching a specified age and years of service and, in the case of PBUs, subject to the satisfaction and certification of the applicable performance conditions. PBUs are subject to forfeiture if the applicable performance condition is not satisfied. RSUs awarded to non-employee directors are not subject to vesting or forfeiture restrictions and the shares underlying the RSUs will generally be issued in connection with a director’s termination of service as a director. Pursuant to the directors’ compensation program, certain directors with more than three years of service on TWC’s Board have elected an in-service vesting period for their RSU awards. Holders of RSUs are generally entitled to receive cash dividend equivalents or retained distributions related to regular cash dividends or other distributions, respectively, paid by TWC. In the case of PBUs, the receipt of the dividend equivalents is subject to the satisfaction and certification of the applicable performance conditions. Retained distributions are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subject to the vesting requirements of the underlying RSUs. Upon the vesting of a RSU, shares of TWC common stock may be issued from authorized but unissued shares or from treasury stock, if any.

During February 2014, TWC granted approximately 3.6 million RSUs under the 2011 Plan that vest at various times through 2020, of which 143,000 were PBUs.

Stock Options

The following table summarizes information about stock options that were outstanding as of December 31, 2013:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in millions)		(in years)	(in millions)
Outstanding as of December 31, 2012	8.911	$57.40
Granted	2.539	87.69
Exercised	(3.110)	46.53
Forfeited or expired	(0.349)	72.89

Outstanding as of December 31, 2013	7.991	70.58	7.50	$519

Exercisable as of December 31, 2013	2.136	53.97	5.81	174

Expected to vest as of December 31, 2013	5.687	76.44	8.09	336

For the year ended December 31, 2013, TWC granted 2.539 million stock options at a weighted-average grant date fair value of $15.66 per option, including 302,000 stock options subject to performance-based vesting conditions (“PBOs”) at a weighted-average grant date fair value of $15.57 per PBO. For the year ended December 31, 2012, TWC granted 3.017 million stock options at a weighted-average grant date fair value of $16.85 per option, including 372,000 PBOs at a weighted-average grant date fair value of $16.85 per PBO. For the year ended December 31, 2011, TWC granted 2.240 million stock options at a weighted-average grant date fair value of $18.95 per option, including 262,000 PBOs at a weighted-average grant date fair value of $19.08 per PBO.

The total intrinsic value of stock options exercised during the year ended December 31, 2013, 2012 and 2011 was $167 million, $173 million and $113 million, respectively. Cash received from stock options exercised during the year ended December 31, 2013, 2012 and 2011 was $138 million, $140 million and $114 million, respectively, and tax benefits realized from these exercises of stock options was $67 million, $69 million and $45 million, respectively. Total unrecognized compensation cost related to unvested stock options as of December 31, 2013, without taking into account expected forfeitures, was $46 million, which the Company expects to recognize over a weighted-average period of 2.44 years.

Stock options, including PBOs, have exercise prices equal to the fair market value of TWC common stock at the date of grant. Generally, stock options vest ratably over a four-year vesting period and expire ten years from the date of grant, subject to continued employment and, in the case of PBOs, subject to the satisfaction and certification of the applicable performance condition. Certain stock option awards provide for accelerated vesting upon the grantee’s termination of employment after reaching a specified age and years of service and, in the case of PBOs, subject to the satisfaction and certification of the applicable performance conditions. PBOs are subject to forfeiture if the applicable performance condition is not satisfied. Upon the exercise of a stock option, shares of TWC common stock may be issued from authorized but unissued shares or from treasury stock, if any.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below presents the assumptions used to value stock options at their grant date for the years ended December 31, 2013, 2012 and 2011 and reflects the weighted average of all awards granted within each year:

	Year Ended December 31,
	2013	2012	2011
Expected volatility	26.14%	30.03%	31.19%
Expected term to exercise from grant date (in years)	5.94	6.43	6.42
Risk-free rate	1.19%	1.35%	2.80%
Expected dividend yield	2.97%	2.91%	2.66%

Special Dividend Retained Distribution

In connection with the Separation, on March 12, 2009, TWC paid a special cash dividend to holders of record on March 11, 2009 of TWC’s Class A common stock and Class B common stock (the “Special Dividend”). In connection with the Special Dividend, holders of RSUs could elect to receive the retained distribution on their RSUs related to the Special Dividend (the “Special Dividend Retained Distribution”) in the form of cash (payable, without interest, upon vesting of the underlying RSUs) or in the form of additional RSUs (with the same vesting dates as the underlying RSUs). In connection with these elections and in conjunction with the payment of the Special Dividend, during the first quarter of 2009, the Company established a liability of $46 million in other liabilities and TWC shareholders’ equity in the consolidated balance sheet for the Special Dividend Retained Distribution to be paid in cash, taking into account estimated forfeitures. The Company made cash payments related to the Special Dividend Retained Distribution of $9 million in 2013, $16 million in 2012 and $14 million in 2011, which are included in other financing activities in the consolidated statement of cash flows. The Special Dividend Retained Distribution liability was zero as of December 31, 2013.

13.	EMPLOYEE BENEFIT PLANS

Pension Plans

TWC sponsors the Time Warner Cable Pension Plan (the “TWC Pension Plan”) and the Time Warner Cable Union Pension Plan (the “Union Pension Plan” and, together with the TWC Pension Plan, the “qualified pension plans”), both qualified defined benefit pension plans, that together provide pension benefits to a majority of the Company’s employees. TWC also provides a nonqualified defined benefit pension plan for certain employees (the “nonqualified pension plan” and, together with the qualified pension plans, the “pension plans”). Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period. TWC uses a December 31 measurement date for its pension plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the Company’s projected benefit obligation, fair value of plan assets and funded status from January 1 through December 31 are presented below (in millions):

	2013	2012
Projected benefit obligation at beginning of year	$3,071	$2,342
Service cost	204	169
Interest cost	139	131
Actuarial (gain) loss	(609)	465
Plan amendment(a)	(41)	—
Settlements	(4)	—
Benefits paid(b)	(210)	(36)

Projected benefit obligation at end of year	$2,550	$3,071

Accumulated benefit obligation at end of year	$2,166	$2,564

Fair value of plan assets at beginning of year	$2,862	$2,292
Actual return on plan assets	470	317
Employer contributions	6	289
Settlements	(4)	—
Benefits paid(b)	(210)	(36)

Fair value of plan assets at end of year	$3,124	$2,862

Funded status	$574	$(209)

(a)

On March 27, 2013, the TWC Pension Plan was amended with respect to pension benefits accrued by disabled participants (as defined in the TWC Pension Plan) whose long-term disability date occurs on or after April 17, 2013. Participants who become disabled on or after April 17, 2013 will not earn additional benefit service while disabled.

(b)

On September 4, 2013, the TWC Pension Plan was amended to provide certain eligible participants and deferred beneficiaries with a voluntary election opportunity during a limited-time period to receive, or to commence receiving, their Plan benefit effective December 1, 2013 in the form of a lump-sum payment or certain other optional forms of payment. The opportunity to make this voluntary election was available between September 10, 2013 and October 31, 2013. Eligible participants were those who (a) terminated employment or who were deceased on or before May 31, 2013, (b) had not commenced receiving their benefit under the Plan and (c) had an annual accrued benefit at normal retirement age that does not exceed a certain threshold. As a result of this amendment, eligible participants received benefit payments of $167 million during 2013.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the qualified pension plans and the nonqualified pension plan as of December 31, 2013 and 2012 consisted of the following (in millions):

	Qualified Pension Plans		Nonqualified Pension Plan
	December 31,		December 31,
	2013	2012	2013	2012
Projected benefit obligation	$2,513	$3,025	$37	$46
Accumulated benefit obligation	2,129	2,520	37	44
Fair value of plan assets	3,124	2,862	—	—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pretax amounts recognized in the consolidated balance sheet as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31,
	2013	2012
Noncurrent asset	$611	$—
Current liability	(5)	(5)
Noncurrent liability	(32)	(204)

Total amounts recognized in assets and liabilities	$574	$(209)

Accumulated other comprehensive income (loss), net:
Net actuarial loss	$(211)	$(1,155)
Prior service (cost) credit	37	(1)

Total amounts recognized in TWC shareholders’ equity	$(174)	$(1,156)

The components of net periodic benefit costs for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Service cost	$204	$169	$132
Interest cost	139	131	114
Expected return on plan assets	(214)	(176)	(150)
Settlement loss	1	—	—
Amounts amortized	75	59	27

Net periodic benefit costs	$205	$183	$123

The estimated amounts that are expected to be amortized from accumulated other comprehensive loss, net, into net periodic benefit costs in 2014 include prior service credits net of actuarial losses of $3 million.

Weighted-average assumptions used to determine benefit obligations as of December 31, 2013, 2012 and 2011 consisted of the following:

	2013	2012	2011
Discount rate	5.27%	4.31%	5.21%
Rate of compensation increase	4.75%	4.75%	5.25%

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, 2013, 2012 and 2011 consisted of the following:

	2013	2012	2011
Expected long-term return on plan assets	7.50%	7.75%	8.00%
Discount rate	4.31%	5.21%	5.90%
Rate of compensation increase	4.75%	5.25%	5.25%

The discount rates used to determine benefit obligations and net periodic benefit costs were determined by the matching of plan liability cash flows to a portfolio of bonds individually selected from a large population of high-quality corporate bonds.

In developing the expected long-term rate of return on assets, the Company considered the pension portfolio’s composition, past average rate of earnings, discussions with portfolio managers and the Company’s asset allocation targets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted-average expected long-term return on plan assets used to determine net periodic benefit cost for the year ended December 31, 2014 is expected to be 7.50%.

Pension Assets

The assets of the qualified pension plans are held in a master trust in which the qualified pension plans are the only participating plans (the “Master Trust”). The investment policy for the qualified pension plans is to maximize the long-term rate of return on plan assets within a prudent level of risk and diversification while maintaining adequate funding levels. The investment portfolio is a mix of equity and fixed-income securities with the objective of matching plan liability performance, diversifying risk and achieving a target investment return. The pension plans’ Investment Committee regularly monitors investment performance, investment allocation policies and the performance of individual investment managers of the Master Trust and makes adjustments and changes when necessary. On a periodic basis, the Investment Committee conducts a broad strategic review of its portfolio construction and investment allocation policies. Neither the Company nor the Investment Committee manages any assets internally or directly utilizes derivative instruments or hedging; however, the investment mandate of some investment managers allows the use of derivatives as components of their standard portfolio management strategies. Pension assets are managed in a balanced portfolio comprised of two major components: a return-seeking portion and a liability-matching portion. The expected role of return-seeking investments is to maximize the long-term growth of pension assets with a prudent level of risk, while the role of liability-matching investments is to provide a partial hedge against liability performance associated with changes in interest rates and potentially provide some protection against a prolonged decline in the market value of equity investments. The objective within return-seeking investments is to achieve asset diversity in order to balance return and volatility.

The target and actual investment allocation of the qualified pension plans by asset category as of December 31, 2013 and 2012 consisted of the following:

	Investment Allocation
	Target	Actual
2013:
Return-seeking securities	70.0%	73.3%
Liability-matching securities	30.0%	26.4%
Other investments	0.0%	0.3%

2012:
Equity securities	65.0%	65.0%
Fixed-income securities	35.0%	34.6%
Other investments	0.0%	0.4%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables set forth the investment assets of the qualified pension plans, which exclude accrued investment income and other receivables and accrued liabilities, by level within the fair value hierarchy as of December 31, 2013 and 2012 (in millions):

	December 31, 2013
		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
Cash	$1	$1	$—	$—
Common stocks:
Domestic(a)	1,272	1,272	—	—
International(a)	491	491	—	—
Commingled equity funds(b)	338	—	338	—
Mutual funds(a)	73	73	—	—
Other equity securities(c)	7	7	—	—
Corporate debt securities(d)	343	—	343	—
Commingled bond funds(b)	233	—	233	—
U.S. Treasury debt securities(a)	133	133	—	—
Collective trust funds(e)	63	—	63	—
U.S. government agency asset-backed debt securities(f)	28	—	28	—
Corporate asset-backed debt securities(g)	11	—	11	—
Other fixed-income securities(h)	110	—	110	—
Other investments(i)	10	—	—	10

Total investments assets	3,113	$1,977	$1,126	$10

Accrued investment income and other receivables	67
Accrued liabilities	(56)

Fair value of plan assets	$3,124

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2012
		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
Common stocks:
Domestic(a)	$970	$970	$—	$—
International(a)	437	437	—	—
Commingled equity funds(b)	371	—	371	—
Mutual funds(a)	77	77	—	—
Other equity securities(c)	3	3	—	—
Corporate debt securities(d)	296	—	296	—
Commingled bond funds(b)	242	—	242	—
U.S. Treasury debt securities(a)	237	237	—	—
Collective trust funds(e)	102	—	102	—
U.S. government agency asset-backed debt securities(f)	27	—	27	—
Corporate asset-backed debt securities(g)	9	—	9	—
Other fixed-income securities(h)	76	—	76	—
Other investments(i)	12	(1)	—	13

Total investments assets	2,859	$1,723	$1,123	$13

Accrued investment income and other liabilities	7
Accrued liabilities	(4)

Fair value of plan assets	$2,862

(a)

Common stocks, mutual funds and U.S. Treasury debt securities are valued at the closing price reported on the active market on which the individual securities are traded. No single industry comprised a significant portion of common stock held by the qualified pension plan as of December 31, 2013 and 2012.

(b)

Commingled equity funds and commingled bond funds are valued using the net asset value provided by the administrator of the fund. The net asset value is based on the value of the underlying assets owned by the fund, less liabilities, and then divided by the number of units outstanding.

(c)	Other equity securities consist of preferred stocks, which are valued at the closing price reported on the active market on which the individual securities are traded.
(d)

Corporate debt securities are valued based on observable prices from the new issue market, benchmark quotes, secondary trading and dealer quotes. An option adjusted spread model is incorporated to adjust spreads of issues that have early redemption features and final spreads are added to the U.S. Treasury curve.

(e)

Collective trust funds primarily consist of short-term investment strategies comprised of instruments issued or fully guaranteed by the U.S. government and/or its agencies and are valued using the net asset value provided by the administrator of the fund. The net asset value is based on the value of the underlying assets owned by the fund, less liabilities, and then divided by the number of units outstanding.

(f)

U.S. government agency asset-backed debt securities consist of pass-through mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association valued using available trade information, dealer quotes, market indices and research reports, spreads, bids and offers.

(g)

Corporate asset-backed debt securities primarily consist of pass-through mortgage-backed securities issued by U.S. and foreign corporations valued using available trade information, dealer quotes, market indices and research reports, spreads, bids and offers.

(h)

Other fixed-income securities consist of foreign government debt securities, municipal bonds and U.S. government agency debt securities, which are valued based on observable prices from the new issue market, benchmark quotes, secondary trading and dealer quotes. An option adjusted spread model is incorporated to adjust spreads of issues that have early redemption features and final spreads are added to the U.S. Treasury curve.

(i)

Other investments primarily consist of private equity investments, such as those in limited partnerships that invest in operating companies that are not publicly traded on a stock exchange, and hedge funds. Private equity investments are valued using inputs such as trading multiples of comparable public securities, merger and acquisition activity and pricing data from the most recent equity financing taking into consideration illiquidity. Hedge funds are valued using the net asset value provided by the administrator of the fund, which is based on the value of the underlying assets owned by the fund, less liabilities, and then divided by the number of units outstanding.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the fair value of investment assets valued using significant unobservable inputs (Level 3) from January 1 through December 31 are presented below (in millions):

	2013	2012
Balance at beginning of year	$13	$28
Purchases and sales:
Purchases	1	3
Sales	(4)	(20)

Sales, net	(3)	(17)
Actual return on plan assets sold during the year	—	2

Balance at end of year	$10	$13

Expected Cash Flows

The Company made no cash contributions to the qualified pension plans during 2013 and does not expect to make any discretionary cash contributions to the qualified pension plans in 2014. For the nonqualified pension plan, the Company will continue to make contributions in 2014 to the extent benefits are paid.

Benefit payments for the pension plans are expected to be $42 million in 2014, $49 million in 2015, $57 million in 2016, $67 million in 2017, $79 million in 2018 and $608 million in 2019 to 2023.

Multiemployer Plans

TWC contributes to a number of multiemployer plans under the terms of collective-bargaining agreements that cover its union-represented employees. Such multiemployer plans provide medical, pension and retirement savings benefits to active employees and retirees. For the years ended December 31, 2013, 2012 and 2011, the Company contributed $44 million, $42 million and $41 million to multiemployer plans.

The risks of participating in multiemployer pension plans are different from single-employer pension plans in the following aspects: (a) assets contributed to a multiemployer pension plan by one employer may be used to provide benefits to employees of other participating employers, (b) if a participating employer stops contributing to the multiemployer pension plan, the unfunded obligations of the plan may be borne by the remaining participating employers and (c) if TWC chooses to stop participating in any of the multiemployer pension plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The multiemployer pension plans to which the Company contributes each received a Pension Protection Act “green” zone status in 2012. The zone status is based on the most recent information the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the green zone are at least 80% funded.

Defined Contribution Plan

TWC employees also participate in a defined contribution plan, the TWC Savings Plan, for which the expense for employer matching contributions totaled $82 million in 2013, $77 million in 2012 and $70 million in 2011. The Company’s contributions to the TWC Savings Plan are primarily based on a percentage of the employees’ elected contributions and are subject to plan provisions.

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14.	MERGER-RELATED AND RESTRUCTURING COSTS

Merger-related and restructuring costs for the years ended December 31, 2013, 2012 and 2011 consisted of (in millions):

	Year Ended December 31,
	2013	2012	2011
Merger-related costs	$13	$54	$10
Restructuring costs	106	61	60

Total merger-related and restructuring costs	$119	$115	$70

Merger-related Costs

For the year ended December 31, 2013, the Company incurred merger-related costs of $13 million in connection with the Insight and DukeNet acquisitions. For the year ended December 31, 2012, the Company incurred merger-related costs of $54 million, primarily associated with the Insight acquisition. For the year ended December 31, 2011, the Company incurred merger-related costs of $10 million in connection with the acquisitions of NaviSite, the NewWave cable systems and Insight. Changes in the Company’s accruals for merger-related costs from January 1 through December 31 are presented below (in millions):

	Employee Termination Costs	Other Costs	Total
Costs incurred	$—	$10	$10
Cash paid	—	(10)	(10)

Remaining liability as of December 31, 2011	—	—	—
Costs incurred	22	32	54
Cash paid	(15)	(25)	(40)

Remaining liability as of December 31, 2012	7	7	14
Costs incurred	—	13	13
Cash paid	(4)	(17)	(21)

Remaining liability as of December 31, 2013(a)	$3	$3	$6

(a)

Of the remaining liability as of December 31, 2013, $5 million is classified as a current liability, with the remaining amount classified as a noncurrent liability in the consolidated balance sheet. Amounts are expected to be paid through January 2015.

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Restructuring Costs

Through December 31, 2013, the Company incurred restructuring costs of $360 million primarily related to employee terminations and other exit costs and made cash payments of $317 million. The Company expects to incur additional restructuring costs in 2014 primarily related to employee terminations in connection with initiatives intended to improve operating efficiency. Changes in the Company’s restructuring reserves from January 1 through December 31 are presented below (in millions):

	Employee Termination Costs	Other Exit Costs	Total
Remaining liability as of December 31, 2010	$14	$8	$22
Costs incurred	44	16	60
Cash paid	(29)	(20)	(49)

Remaining liability as of December 31, 2011	29	4	33
Costs incurred	46	15	61
Cash paid	(51)	(16)	(67)

Remaining liability as of December 31, 2012	24	3	27
Costs incurred	88	18	106
Cash paid	(73)	(17)	(90)

Remaining liability as of December 31, 2013(a)	$39	$4	$43

(a)

Of the remaining liability as of December 31, 2013, $40 million is classified as a current liability, with the remaining amount classified as a noncurrent liability in the consolidated balance sheet. Amounts are expected to be paid through March 2016.

15.	INCOME TAXES

The current and deferred income tax (benefit) provision for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Federal:
Current	$631	$495	$69
Deferred	411	634	843
State:
Current	91	120	88
Deferred	(48)	(72)	(205)

Total	$1,085	$1,177	$795

The differences between income tax (benefit) provision expected at the U.S. federal statutory income tax rate of 35% and income tax (benefit) provision provided for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Income tax provision at U.S. federal statutory rate	$1,064	$1,168	$862
State and local taxes (tax benefits), net of federal tax effects	28	31	(76)
Equity-based compensation	—	—	12
Other	(7)	(22)	(3)

Total	$1,085	$1,177	$795

The income tax provision and effective tax rate for the year ended December 31, 2013 include (i) a benefit of $77 million (of which $45 million was recorded in the fourth quarter of 2013) primarily related to changes in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of changes to state tax apportionment factors and (ii) a

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benefit of $27 million resulting from income tax reform legislation enacted in North Carolina, which, along with other changes, phases in a reduction in North Carolina’s corporate income tax rate over several years.

The income tax provision and effective tax rate for the year ended December 31, 2012 include (i) a benefit of $63 million related to a change in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of an internal reorganization effective on September 30, 2012 (refer to Note 19 for further details regarding this reorganization), (ii) a fourth-quarter benefit of $47 million primarily related to a California state tax law change and (iii) a benefit of $46 million related to the reversal of a valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire.

During the fourth quarter of 2011, TWC completed its income tax returns for the 2010 taxable year, its first full-year income tax returns subsequent to the Separation, reflecting the income tax positions and state income tax apportionments of TWC as a standalone taxpayer. Based on these returns, the Company concluded that an approximate 65 basis point change in the estimate of the effective tax rate applied to calculate its net deferred income tax liability was required. As a result, TWC recorded a noncash income tax benefit of $178 million during the fourth quarter of 2011. Additionally, the income tax provision and effective tax rate for the year ended December 31, 2011 include net income tax expense of $14 million as a result of the impact of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC RSUs.

Significant components of TWC’s deferred income tax liabilities, net, as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31,
	2013	2012
Cable franchise rights and customer relationships, net(a)	$(7,979)	$(7,675)
Property, plant and equipment	(4,157)	(4,081)
Other	(328)	(17)

Deferred income tax liabilities	(12,464)	(11,773)
Net operating loss carryforwards(b)	202	322
Tax credit carryforwards(b)	32	36
Other	494	470
Valuation allowances(c)	(28)	(18)

Deferred income tax assets	700	810

Deferred income tax liabilities, net(d)	$(11,764)	$(10,963)

(a)

Cable franchise rights and customer relationships, net, includes deferred income tax assets of approximately $170 million as of December 31, 2012 (none as of December 31, 2013) that relate to intangible assets for which the tax basis exceeds the book basis primarily as a result of the impairment recorded in 2008. Such deferred income tax assets are expected to be realized as the Company receives tax deductions from the amortization, for tax purposes, of the intangible assets.

(b)

Net operating loss and tax credit carryforwards expire in varying amounts through 2033. Aside from certain state tax credit carryforwards for which a valuation allowance has been established, the Company does not expect these carryforwards to expire unutilized.

(c)

The Company’s valuation allowance for deferred income tax assets recorded as of December 31, 2013 and 2012, primarily relates to certain state tax credit carryforwards. The valuation allowance is based upon the Company’s assessment that it is more likely than not that a portion of the deferred income tax asset will not be realized. The net increase in the valuation allowance of $10 million during 2013 primarily relates to state tax credit carryforwards.

(d)	Deferred income tax liabilities, net, includes current deferred income tax assets of $334 million and $317 million as of December 31, 2013 and 2012, respectively.

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Changes in the Company’s deferred income tax liabilities, net, from January 1 through December 31 are presented below (in millions):

	2013	2012	2011
Balance at beginning of year	$(10,963)	$(9,931)	$(9,487)
Deferred income tax provision	(363)	(562)	(638)
Business acquisitions(a)	5	(530)	65
Recorded directly to TWC shareholders’ equity as a component of:
Additional paid-in capital:
Equity-based compensation	—	—	(43)
Accumulated other comprehensive income (loss), net:
Change in accumulated unrealized losses on pension benefit obligation	(377)	100	160
Change in accumulated deferred gains (losses) on cash flow hedges	(66)	(40)	12

Balance at end of year	$(11,764)	$(10,963)	$(9,931)

(a)	Amounts relate to the acquisition of Insight in 2013 and 2012 and NaviSite in 2011.

Uncertain Income Tax Positions

The Company recognizes income tax benefits for those income tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the positions. The reserve for uncertain income tax positions is included in other liabilities in the consolidated balance sheet. Changes in the Company’s reserve for uncertain income tax positions, excluding the related accrual for interest and penalties, from January 1 through December 31 are presented below (in millions):

	2013	2012	2011
Balance at beginning of year	$73	$50	$51
Additions for prior year tax positions	30	17	3
Additions for current year tax positions	19	21	8
Reductions for prior year tax positions	—	—	(1)
Lapses in statute of limitations	(3)	(3)	(5)
Settlements and reversals of timing differences	(11)	(12)	(6)

Balance at end of year	$108	$73	$50

If the Company were to recognize the benefits of these uncertain income tax positions, the income tax provision and effective tax rate would be impacted by $68 million, $50 million and $33 million, including interest and penalties and net of the federal and state benefit for income taxes, for the years ended December 31, 2013, 2012 and 2011, respectively. These benefit amounts include interest and penalties of $20 million, $15 million and $11 million for the years ended December 31, 2013, 2012 and 2011, respectively, net of the federal and state benefit for income taxes.

The impact of temporary differences and tax attributes are considered when calculating accruals for interest and penalties associated with the reserve for uncertain income tax positions. The amount accrued for interest and penalties, before the federal and state benefit for income taxes, as of December 31, 2013 and 2012 was $28 million and $22 million, respectively. The Company recognizes interest and penalties accrued on uncertain income tax positions as part of the income tax provision. The income tax provision for the years ended December 31, 2013, 2012 and 2011 includes interest and penalties, before the federal and state benefit for income taxes, of $6 million, $6 million and $1 million, respectively.

The Company has determined that it is reasonably possible that its existing reserve for uncertain income tax positions as of December 31, 2013 could decrease by up to approximately $29 million during the twelve-month period ending December 31, 2014 including (i) $14 million related to certain matters affecting the cable industry under discussion with the Internal Revenue Service (“IRS”) and (ii) $15 million related to various ongoing audits and settlement discussions with the IRS and various state and local jurisdictions.

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If the Company were to recognize the benefits of these uncertain income tax positions upon a favorable resolution of these matters, the income tax provision and effective tax rate could be impacted by up to approximately $20 million, including interest and penalties and net of the federal and state benefit for income taxes. This benefit amount includes interest and penalties of approximately $10 million, net of the federal and state benefit for income taxes. The Company otherwise does not currently anticipate that its reserve for uncertain income tax positions as of December 31, 2013 will significantly increase or decrease during the twelve-month period ended December 31, 2014; however, various events could cause the Company’s current expectations to change in the future.

The IRS is currently examining the Company’s 2005 to 2007 income tax returns, which are periods prior to the Separation. In July 2012, the IRS started the examination of the Company’s 2009 and 2010 income tax returns for periods after the Separation. The Company does not anticipate that these examinations will have a material impact on the Company’s consolidated financial position or results of operations. In addition, the Company is also subject to ongoing examinations of the Company’s tax returns by state and local tax authorities for various periods. Activity related to these state and local examinations did not have a material impact on the Company’s consolidated financial position or results of operations in 2013, nor does the Company anticipate a material impact in the future.

16.	SEGMENT INFORMATION

Effective in the first quarter of 2014, the Company determined it has three reportable segments, which have been determined based on how management evaluates and manages the business. The Company has recast its financial information and disclosures for prior periods to reflect the segment disclosures as if the current presentation had been in effect throughout all periods presented.

The Company classifies its operations into the following reportable segments:

—

Residential Services, which principally consists of video, high-speed data and voice services provided to residential customers as well as other residential services, including home automation and monitoring.

—

Business Services, which principally consists of data, video and voice services provided to business customers as well as other business services, including enterprise-class, cloud-enabled hosting, managed applications and services.

—

Other Operations, which principally consists of (i) Time Warner Cable Media (“TWC Media”), the advertising arm of TWC, (ii) TWC-owned and/or operated regional sports networks (“RSNs”) and local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and (iii) other operating revenues and costs, including those derived from the Advance/Newhouse Partnership and home shopping network-related services. The business units reflected in the Other Operations segment individually do not meet the thresholds to be reported as separate reportable segments.

In addition to the above reportable segments, the Company has shared functions (referred to as “Shared Functions”) that include activities not attributable to a specific reportable segment. Shared Functions consists of operating costs and expenses associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not attributable to a reportable segment. As such, the reportable segment results reflect how management views such segments in assessing financial performance and allocating resources and are not necessarily indicative of the results of operations that each segment would have achieved had they operated as stand-alone entities during the periods presented.

In evaluating the profitability of the Company’s segments, the components of net income (loss) below OIBDA, as defined below, are not separately evaluated by management at the segment level. Due to the nature of the Company’s operations, a majority of its assets, including its distribution systems, are utilized across the Company’s operations and are not segregated by segment. In addition, segment assets are not reported to, or used by, management to allocate resources or assess the performance of the Company’s segments. Accordingly, the Company has not disclosed asset information by segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment information for the years ended December 31, 2013, 2012 and 2011 is as follows (in millions):

	Year Ended December 31, 2013
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$18,402	$2,312	$1,602	$—	$(196)	$22,120
Operating costs and expenses	(9,714)	(961)	(769)	(2,892)	196	(14,140)
Merger-related and restructuring costs	—	—	—	(119)	—	(119)

OIBDA	$8,688	$1,351	$833	$(3,011)	$—	7,861

Depreciation						(3,155)
Amortization						(126)

Operating Income						$4,580

	Year Ended December 31, 2012
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$18,175	$1,901	$1,460	$—	$(150)	$21,386
Operating costs and expenses	(9,463)	(779)	(614)	(2,856)	150	(13,562)
Merger-related and restructuring costs	—	—	—	(115)	—	(115)

OIBDA	$8,712	$1,122	$846	$(2,971)	$—	7,709

Depreciation						(3,154)
Amortization						(110)

Operating Income						$4,445

	Year Ended December 31, 2011
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$17,093	$1,469	$1,241	$—	$(128)	$19,675
Operating costs and expenses	(8,906)	(614)	(459)	(2,598)	128	(12,449)
Merger-related and restructuring costs	—	—	—	(70)	—	(70)
Asset impairments	—	—	—	(60)	—	(60)

OIBDA	$8,187	$855	$782	$(2,728)	$—	7,096

Depreciation						(2,994)
Amortization						(33)

Operating Income						$4,069

(a)	Revenue derived from outside the U.S. was insignificant in all periods presented. No single customer accounted for a significant amount of revenue in any period presented.

Intersegment Eliminations relates to the programming provided to the Residential Services and Business Services segments by the Company’s RSNs and local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment.

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Intersegment revenue for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Residential Services	$—	$—	$—
Business Services	—	—	—
Other Operations	196	150	128

Total intersegment revenue	$196	$150	$128

The Company’s revenue for the years ended December 31, 2013, 2012 and 2011 was derived from the following sources (in millions):

	Year Ended December 31,
	2013	2012	2011
Residential Services revenue:
Video	$10,481	$10,917	$10,589
High-speed data	5,822	5,090	4,476
Voice	2,027	2,104	1,979
Other	72	64	49

Total Residential Services revenue	18,402	18,175	17,093
Business Services revenue:
Video	347	323	286
High-speed data	1,099	912	727
Voice	421	306	197
Wholesale transport	251	184	154
Other	194	176	105

Total Business Services revenue	2,312	1,901	1,469
Other Operations revenue:
Advertising	1,019	1,053	880
Other	583	407	361

Total Other Operations revenue	1,602	1,460	1,241
Intersegment eliminations	(196)	(150)	(128)

Total revenue	$22,120	$21,386	$19,675

Use of OIBDA

Management uses Operating Income before Depreciation and Amortization (“OIBDA”), among other measures, in evaluating the segment’s performance because it eliminates the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Management also uses this measure to evaluate the Company’s consolidated operating performance and to allocate resources and capital to the segments. Performance measures derived from OIBDA are also used in the Company’s annual incentive compensation programs. In addition, this measure is commonly used by analysts, investors and others in evaluating the Company’s performance.

This measure has inherent limitations. For example, OIBDA does not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates the Company’s consolidated performance through, among other measures, various cash flow measures, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. OIBDA also fails to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders.

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This non-GAAP measure should be considered in addition to, not as a substitute for, the Company’s Operating Income and net income attributable to TWC shareholders, as well as other measures of financial performance reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.

17.	COMMITMENTS AND CONTINGENCIES

In March 2003, the interests in cable networks and filmed entertainment held by TWE were transferred to Time Warner and all of Time Warner’s interests in cable systems were transferred to the Company (the “TWE Restructuring”). Prior to the TWE Restructuring, TWE had various contingent commitments, including guarantees, related to the TWE non-cable businesses. In connection with the TWE Restructuring, some of these commitments were not transferred with their applicable non-cable business and they remain contingent commitments of TWE. Time Warner and its subsidiary, Warner Communications Inc., have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments. In connection with an internal reorganization discussed further in Note 19, on September 30, 2012, TWE merged with and into TWCE, with TWCE as the surviving entity.

TWC has cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, TWC obtains surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. Such surety bonds and letters of credit as of December 31, 2013 and 2012 totaled $373 million and $353 million, respectively. Payments under these arrangements are required only in the event of nonperformance. TWC does not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.

Contractual Obligations

The Company has obligations to make future payments for goods and services under certain contractual arrangements. These contractual obligations secure the future rights to various assets and services to be used in the normal course of the Company’s operations. For example, the Company is contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities in the consolidated balance sheet.

The Company’s total rent expense, which primarily includes facility rental expense and pole attachment rental fees, was $257 million in 2013, $237 million in 2012 and $202 million in 2011. The Company has lease obligations under various operating leases including minimum lease obligations for real estate and operating equipment.

The minimum rental commitments under long-term operating leases during the next five years are $149 million in 2014, $141 million in 2015, $131 million in 2016, $102 million in 2017, $89 million in 2018 and $300 million thereafter.

The following table summarizes the Company’s aggregate contractual obligations outstanding as of December 31, 2013 under certain programming and content purchase agreements and various other contractual obligations (including amounts associated with data processing services, high-speed data connectivity, fiber-related and TWC Media obligations) and the estimated timing and effect that such obligations are expected to have on the Company’s liquidity and cash flows in future periods (in millions):

2014	$5,636
2015 - 2016	9,805
2017 - 2018	7,042
Thereafter	13,825

Total	$36,308

Programming and content purchases represent contracts that the Company has with cable television networks and broadcast stations to provide programming services to its subscribers. The amounts included above represent estimates of the future programming costs for these contract requirements and commitments based on subscriber numbers and tier placement as of December 31, 2013 applied to the per-subscriber rates contained in these contracts. Actual amounts due under such

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contracts may differ from the amounts above based on the actual subscriber numbers and tier placements. These amounts also include programming rights negotiated directly with content owners for distribution on TWC-owned channels or networks and commitments related to TWC’s role as an advertising and distribution sales agent for third party-owned channels and networks.

Minimum pension funding requirements have not been presented in the table above as such amounts have not been determined beyond 2013. The Company made no cash contributions to the qualified pension plans in 2013 and does not expect to make any discretionary cash contributions to these plans in 2014. For the nonqualified pension plan, the Company contributed $6 million during 2013 and will continue to make contributions in 2014 to the extent benefits are paid.

Legal Proceedings

On December 11, 2013, Constellation Technologies LLC, a wholly owned subsidiary of Rockstar Consortium US LP (“Rockstar”), filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company and its subsidiary, Time Warner Cable Enterprises LLC, infringe six patents purportedly relating to the Company’s use of various technologies, including switched digital technology for video delivery, Multiprotocol Label Switching (“MPLS”) networks and data routing techniques, Ethernet passive optical networks and IP Multimedia Subsystem (“IMS”) protocols to provide video, high-speed data and voice services. Rockstar acquired these patents and others from Nortel Networks Limited, a wholly owned subsidiary of Nortel Networks Corporation, in 2011. The plaintiff is seeking unspecified monetary damages. On January 3, 2014, the plaintiff filed an Amended Complaint, and on February 7, 2014, the Company moved to dismiss certain allegations in the Amended Complaint. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this lawsuit or reasonably estimate a range of possible loss.

On December 19, 2011, Sprint Communications Company L.P. filed a complaint in the U.S. District Court for the District of Kansas alleging that the Company infringes 12 patents purportedly relating to Voice over Internet Protocol (“VoIP”) services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this lawsuit or reasonably estimate a range of possible loss.

The Company is the defendant in In re: Set-Top Cable Television Box Antitrust Litigation, ten purported class actions filed in federal district courts throughout the U.S. These actions are subject to a Multidistrict Litigation (“MDL”) Order transferring the cases for pretrial proceedings to the U.S. District Court for the Southern District of New York. On July 26, 2010, the plaintiffs filed a third amended consolidated class action complaint (the “Third Amended Complaint”), alleging that the Company violated Section 1 of the Sherman Antitrust Act, various state antitrust laws and state unfair/deceptive trade practices statutes by tying the sales of premium cable television services to the leasing of set-top converter boxes. The plaintiffs are seeking, among other things, unspecified treble monetary damages and an injunction to cease such alleged practices. On September 30, 2010, the Company filed a motion to dismiss the Third Amended Complaint, which the court granted on April 8, 2011. On June 17, 2011, the plaintiffs appealed this decision to the U.S. Court of Appeals for the Second Circuit. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this lawsuit or reasonably estimate a range of possible loss.

On August 9, 2010, the plaintiffs in Michelle Downs and Laurie Jarrett, et al. v. Insight Communications Company, L.P. filed a second amended complaint in a purported class action in the U.S. District Court for the Western District of Kentucky alleging that Insight Communications Company, L.P. violated Section 1 of the Sherman Antitrust Act by tying the sales of premium cable television services to the leasing of set-top converter boxes, which is similar to the federal claim against the Company in In re: Set-Top Cable Television Box Antitrust Litigation, discussed above. The plaintiffs are seeking, among other things, unspecified treble monetary damages and an injunction to cease such alleged practices. On July 19, 2013, the Company filed a motion for summary judgment, which argued that Insight Communications Company, L.P. did not coerce the plaintiffs to lease a set-top converter box, a necessary element of the plaintiffs’ claim. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this lawsuit or reasonably estimate a range of possible loss.

On September 1, 2006, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a complaint in the U.S. District Court for the District of Delaware alleging that the Company and several other cable operators, among other defendants, infringe 18 patents purportedly relating to the Company’s customer call center operations and/or voicemail services. The plaintiff is

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seeking unspecified monetary damages as well as injunctive relief. On March 20, 2007, this case, together with other lawsuits filed by Katz, was made subject to a MDL Order transferring the cases for pretrial proceedings to the U.S. District Court for the Central District of California. On December 27, 2013, the parties executed a settlement agreement on terms that are not material to the Company and, on January 8, 2014, the court dismissed the action.

From time to time, the Company receives notices from third parties and, in some cases, is party to litigation alleging that certain of the Company’s services or technologies infringe the intellectual property rights of others. Claims of intellectual property infringement could require TWC to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements entered into by the Company may require it to indemnify the other party for certain third-party intellectual property infringement claims, which could increase the Company’s damages and its costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time consuming and costly.

Other Matters

The California Attorney General and the Alameda County, California District Attorney are investigating whether certain of the Company’s waste disposal policies, procedures and practices are in violation of the California Business and Professions Code and the California Health and Safety Code. These entities are seeking injunctive relief, unspecified civil penalties and attorneys’ fees. The Company is unable to predict the outcome of this investigation or reasonably estimate a range of possible loss.

As part of the TWE Restructuring, Time Warner agreed to indemnify the Company from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against the TWE non-cable businesses. Although Time Warner has agreed to indemnify the Company against such liabilities, TWE remains a named party in certain litigation matters. In connection with an internal reorganization, on September 30, 2012, TWE merged with and into TWCE, with TWCE as the surviving entity.

The costs and other effects of future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in pending matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.

18.	ADDITIONAL FINANCIAL INFORMATION

Other Current Assets

Other current assets as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31,
	2013	2012
Prepaid income taxes	$142	$23
Other prepaid expenses	155	165
Other current assets	34	35

Total other current assets	$331	$223

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Current Liabilities

Other current liabilities as of December 31, 2013 and 2012 consisted of the following (in millions):

	December 31,
	2013	2012
Accrued interest	$529	$586
Accrued compensation and benefits	394	384
Accrued insurance	185	169
Accrued franchise fees	155	168
Accrued sales and other taxes	132	99
Other accrued expenses	442	399

Total other current liabilities	$1,837	$1,805

Noncontrolling Interests

During the fourth quarter of 2012, TWC acquired the remaining 45.81% noncontrolling interest in Erie Telecommunications, Inc. (“Erie”) for $32 million and, as a result, TWC owns 100% of Erie. This acquisition was recorded as an equity transaction and is reflected as a financing activity in the consolidated statement of cash flows. As a result, the carrying balance of this noncontrolling interest of $5 million was eliminated, and the remaining $27 million, representing the difference between the purchase price and carrying balance, was recorded as a reduction to additional paid-in capital.

Interest Expense, Net

Interest expense, net, for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Interest expense	$(1,555)	$(1,614)	$(1,524)
Interest income	3	8	6

Interest expense, net	$(1,552)	$(1,606)	$(1,518)

Other Income (Expense), Net

Other income (expense), net, for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Income (loss) from equity-method investments, net(a)(b)	$19	$454	$(88)
Loss on equity award reimbursement obligation to Time Warner	(10)	(9)	(5)
Gain on sale of investment in Clearwire(b)	—	64	—
Other investment losses(c)	—	(12)	—
Other	2	—	4

Other income (expense), net	$11	$497	$(89)

(a)

Income from equity-method investments, net, in 2012 primarily consists of a pretax gain of $430 million associated with SpectrumCo’s sale of its advanced wireless spectrum licenses to Verizon Wireless (refer to Note 5 for further details).

(b)

Loss from equity-method investments, net, in 2011 primarily consists of losses incurred by Clearwire Communications. As of the end of the third quarter of 2011, the balance of the Company’s investment in Clearwire Communications was zero and, as discussed in Note 5, on September 27, 2012, the Company sold all of its interest in Clearwire, resulting in the gain noted above.

(c)	Other investment losses in 2012 represents an impairment of the Company’s investment in Canoe Ventures LLC, an equity-method investee.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Related Party Transactions

The Company’s transactions with related parties (i.e., equity-method investees) for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Revenue	$7	$9	$17

Costs and expenses:
Programming and content	$(205)	$(207)	$(225)
Other operating	(20)	(24)	(25)

Total	$(225)	$(231)	$(250)

Supplemental Cash Flow Information

Additional financial information with respect to cash (payments) and receipts for the years ended December 31, 2013, 2012 and 2011 is as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Cash paid for interest	$(1,740)	$(1,773)	$(1,595)
Interest income received(a)	164	171	161

Cash paid for interest, net	$(1,576)	$(1,602)	$(1,434)

Cash paid for income taxes	$(698)	$(554)	$(111)
Cash refunds of income taxes	2	10	273

Cash (paid for) refunds of income taxes, net	$(696)	$(544)	$162

(a)	Interest income received includes amounts received under interest rate swap contracts.

The consolidated statement of cash flows for the years ended December 31, 2013 and 2012 includes purchases of short-term investments in U.S. Treasury securities of $575 million and $150 million, respectively, (included in purchases of investments). The consolidated statement of cash flows for the year ended December 31, 2013 includes proceeds from the maturity of short-term investments in U.S. Treasury securities of $725 million (included in proceeds from sale, maturity and collection of investments).

The consolidated statement of cash flows for the years ended December 31, 2013, 2012 and 2011 does not reflect $51 million, $33 million and $18 million, respectively, of common stock repurchases that were included in other current liabilities as of December 31, 2013, 2012 and 2011, respectively, for which payment was made in January 2014, 2013 and 2012, respectively.

19.	CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Set forth below are condensed consolidating financial statements presenting the financial position, results of operations (including comprehensive income) and cash flows of (i) Time Warner Cable Inc. (the “Parent Company”), (ii) Time Warner Cable Enterprises LLC (“TWCE” or the “Guarantor Subsidiary”), a direct 100% owned subsidiary of the Parent Company, (iii) the direct and indirect non-guarantor subsidiaries of the Parent Company (the “Non-Guarantor Subsidiaries”) on a combined basis and (iv) the eliminations necessary to arrive at the information for Time Warner Cable Inc. on a consolidated basis. The Guarantor Subsidiary has fully and unconditionally guaranteed the debt securities issued by the Parent Company in its 2007 registered exchange offer and subsequent public offerings. The Parent Company directly owns all of the voting and economic interests of the Guarantor Subsidiary.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There are no legal or regulatory restrictions on the Parent Company’s ability to obtain funds from any of its 100% owned subsidiaries through dividends, loans or advances.

These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements of Time Warner Cable Inc.

Basis of Presentation

As discussed in Note 1, during the first quarter of 2014, the Company revised its categorization of operating costs and expenses to be consistent with how such costs and expenses are presented to management and to provide a more meaningful presentation. As such, the Company has recast operating costs and expenses in the consolidating statement of operations for prior periods to reflect the new categorization. Refer to Note 1 for further details.

On September 30, 2012, the Company completed the first phase of an internal reorganization to simplify its organizational structure. As part of this phase of the reorganization, on September 30, 2012, TWE, an indirect 100% owned subsidiary of the Parent Company, merged with and into TWCE, an indirect 100% owned subsidiary of the Company, with TWCE as the surviving entity. In addition, on September 30, 2012, the Parent Company, TWCE, TW NY, a direct 100% owned subsidiary of the Parent Company, TWC Internet Holdings II, an indirect 100% owned subsidiary of the Parent Company, and The Bank of New York Mellon, as trustee, entered into supplemental indentures amending the TWC Indenture and the TWCE Indenture, providing for (i) TWCE’s succession to, and assumption of, all of the rights and obligations of TWE as guarantor under the TWC Indenture and as issuer under the TWCE Indenture and (ii) the addition of TWC Internet Holdings II as a guarantor under the TWC Indenture and TWCE Indenture and its assumption of all of the rights and obligations of a guarantor thereunder.

On November 1, 2013, the Company completed the second phase of an internal reorganization to simplify its organizational structure. As part of this phase of the reorganization, on November 1, 2013, TW NY merged with and into the Parent Company, with the Parent Company as the surviving entity, and TWC Internet Holdings II merged with and into TWCE, with TWCE as the surviving entity and a direct 100% owned subsidiary of the Parent Company. As a result of this phase of the reorganization, the presentation of the 2012 and 2011 condensed consolidating financial statements has been recast to reflect TWCE as the sole subsidiary guarantor of debt securities issued by the Parent Company.

In presenting the condensed consolidating financial statements, the equity method of accounting has been applied to (i) the Parent Company’s interests in the Guarantor Subsidiary and the Non-Guarantor Subsidiaries and (ii) the Guarantor Subsidiary’s interests in the Non-Guarantor Subsidiaries, where applicable, even though all such subsidiaries meet the requirements to be consolidated under GAAP. All intercompany balances and transactions between the Parent Company, the Guarantor Subsidiary and the Non-Guarantor Subsidiaries have been eliminated, as shown in the column “Eliminations.” All assets and liabilities have been allocated to the Parent Company, the Guarantor Subsidiary and the Non-Guarantor Subsidiaries generally based on legal entity ownership. Certain administrative costs have been allocated to the Parent Company, the Guarantor Subsidiary and the Non-Guarantor Subsidiaries based on revenue recorded at the respective entity. A portion of the interest expense incurred by the Parent Company has been allocated to the Guarantor Subsidiary and the Non-Guarantor Subsidiaries based on revenue recorded at the respective entity. The income tax provision has been presented based on each subsidiary’s legal entity activity including income tax benefits related to allocated administrative costs and interest expense. Deferred income taxes have been presented based upon the temporary differences between the carrying amounts of the respective assets and liabilities of the applicable entities.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s condensed consolidating financial information is as follows (in millions):

Consolidating Balance Sheet as of December 31, 2013

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
ASSETS
Current assets:
Cash and equivalents	$316	$—	$209	$—	$525
Receivables, net	63	1	890	—	954
Receivables from affiliated parties	158	—	28	(186)	—
Deferred income tax assets	5	9	320	—	334
Other current assets	120	42	169	—	331

Total current assets	662	52	1,616	(186)	2,144
Investments in and amounts due from consolidated subsidiaries	42,492	43,285	7,641	(93,418)	—
Investments	—	43	13	—	56
Property, plant and equipment, net	—	30	15,026	—	15,056
Intangible assets subject to amortization, net	—	6	546	—	552
Intangible assets not subject to amortization	—	—	26,012	—	26,012
Goodwill	—	—	3,196	—	3,196
Other assets	1,165	—	92	—	1,257

Total assets	$44,319	$43,416	$54,142	$(93,604)	$48,273

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$565	$—	$565
Deferred revenue and subscriber-related liabilities	—	—	188	—	188
Payables to affiliated parties	28	155	3	(186)	—
Accrued programming expense	—	—	869	—	869
Current maturities of long-term debt	1,758	—	9	—	1,767
Other current liabilities	591	67	1,179	—	1,837

Total current liabilities	2,377	222	2,813	(186)	5,226
Long-term debt	21,179	2,065	41	—	23,285
Deferred income tax liabilities, net	359	161	11,578	—	12,098
Long-term payables to affiliated parties	7,641	14,702	—	(22,343)	—
Other liabilities	140	89	488	—	717
TWC shareholders’ equity:
Due to (from) TWC and subsidiaries	5,680	453	(6,133)	—	—
Other TWC shareholders’ equity	6,943	25,724	45,351	(71,075)	6,943

Total TWC shareholders’ equity	12,623	26,177	39,218	(71,075)	6,943
Noncontrolling interests	—	—	4	—	4

Total equity	12,623	26,177	39,222	(71,075)	6,947

Total liabilities and equity	$44,319	$43,416	$54,142	$(93,604)	$48,273

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet as of December 31, 2012

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
	(recast)
ASSETS
Current assets:
Cash and equivalents	$2,174	$—	$1,130	$—	$3,304
Short-term investments in U.S. Treasury securities	150	—	—	—	150
Receivables, net	49	—	834	—	883
Receivables from affiliated parties	35	—	29	(64)	—
Deferred income tax assets	6	2	309	—	317
Other current assets	54	—	169	—	223

Total current assets	2,468	2	2,471	(64)	4,877
Investments in and amounts due from consolidated subsidiaries	40,656	41,069	7,641	(89,366)	—
Investments	17	58	12	—	87
Property, plant and equipment, net	—	32	14,710	—	14,742
Intangible assets subject to amortization, net	—	10	631	—	641
Intangible assets not subject to amortization	—	—	26,011	—	26,011
Goodwill	—	—	2,889	—	2,889
Other assets	579	—	53	(70)	562

Total assets	$43,720	$41,171	$54,418	$(89,500)	$49,809

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1	$—	$646	$—	$647
Deferred revenue and subscriber-related liabilities	—	—	183	—	183
Payables to affiliated parties	29	32	3	(64)	—
Accrued programming expense	—	—	872	—	872
Current maturities of long-term debt	1,516	—	2	—	1,518
Mandatorily redeemable preferred equity	—	300	—	—	300
Other current liabilities	631	66	1,108	—	1,805

Total current liabilities	2,177	398	2,814	(64)	5,325
Long-term debt	23,078	2,070	23	—	25,171
Deferred income tax liabilities, net	—	153	11,197	(70)	11,280
Long-term payables to affiliated parties	7,641	8,702	—	(16,343)	—
Other liabilities	275	43	432	—	750
TWC shareholders’ equity:
Due to (from) TWC and subsidiaries	3,270	(176)	(3,094)	—	—
Other TWC shareholders’ equity	7,279	29,981	43,042	(73,023)	7,279

Total TWC shareholders’ equity	10,549	29,805	39,948	(73,023)	7,279
Noncontrolling interests	—	—	4	—	4

Total equity	10,549	29,805	39,952	(73,023)	7,283

Total liabilities and equity	$43,720	$41,171	$54,418	$(89,500)	$49,809

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2013

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
	(recast)
Revenue	$—	$—	$22,120	$—	$22,120
Costs and expenses:
Programming and content	—	—	4,950	—	4,950
Sales and marketing	—	—	2,048	—	2,048
Technical operations	—	—	1,500	—	1,500
Customer care	—	—	766	—	766
Other operating	—	—	4,876	—	4,876
Depreciation	—	—	3,155	—	3,155
Amortization	—	—	126	—	126
Merger-related and restructuring costs	—	3	116	—	119

Total costs and expenses	—	3	17,537	—	17,540

Operating Income (Loss)	—	(3)	4,583	—	4,580
Equity in pretax income of consolidated subsidiaries	3,273	3,659	—	(6,932)	—
Interest expense, net	(235)	(501)	(816)	—	(1,552)
Other income (expense), net	1	(5)	15	—	11

Income before income taxes	3,039	3,150	3,782	(6,932)	3,039
Income tax provision	(1,085)	(1,139)	(973)	2,112	(1,085)

Net income	1,954	2,011	2,809	(4,820)	1,954
Less: Net income attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to TWC shareholders	$1,954	$2,011	$2,809	$(4,820)	$1,954

Consolidating Statement of Comprehensive Income for the Year Ended December 31, 2013

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
Net income	$1,954	$2,011	$2,809	$(4,820)	$1,954
Change in accumulated unrealized losses on pension benefit obligation, net of tax	604	—	—	—	604
Change in accumulated deferred gains (losses) on cash flow hedges, net of tax	104	—	—	—	104
Other changes	(1)	—	(1)	1	(1)

Other comprehensive loss	707	—	(1)	1	707

Comprehensive income	2,661	2,011	2,808	(4,819)	2,661
Less: Comprehensive income attributable to noncontrolling interests	—	—	—	—	—

Comprehensive income attributable to TWC shareholders	$2,661	$2,011	$2,808	$(4,819)	$2,661

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2012

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
	(recast)
Revenue	$—	$—	$21,386	$—	$21,386
Costs and expenses:
Programming and content	—	—	4,703	—	4,703
Sales and marketing	—	—	1,816	—	1,816
Technical operations	—	—	1,434	—	1,434
Customer care	—	—	741	—	741
Other operating	—	—	4,868	—	4,868
Depreciation	—	—	3,154	—	3,154
Amortization	—	—	110	—	110
Merger-related and restructuring costs	24	—	91	—	115

Total costs and expenses	24	—	16,917	—	16,941

Operating Income (Loss)	(24)	—	4,469	—	4,445
Equity in pretax income of consolidated subsidiaries	3,663	3,484	—	(7,147)	—
Interest expense, net	(309)	(307)	(990)	—	(1,606)
Other income, net	—	480	17	—	497

Income before income taxes	3,330	3,657	3,496	(7,147)	3,336
Income tax provision	(1,175)	(1,315)	(948)	2,261	(1,177)

Net income	2,155	2,342	2,548	(4,886)	2,159
Less: Net income attributable to noncontrolling interests	—	—	(4)	—	(4)

Net income attributable to TWC shareholders	$2,155	$2,342	$2,544	$(4,886)	$2,155

Consolidating Statement of Comprehensive Income for the Year Ended December 31, 2012

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
	(recast)
Net income	$2,155	$2,342	$2,548	$(4,886)	$2,159
Change in accumulated unrealized losses on pension benefit obligation, net of tax	(167)	—	—	—	(167)
Change in accumulated deferred gains (losses) on cash flow hedges, net of tax	63	—	—	—	63

Other comprehensive loss	(104)	—	—	—	(104)

Comprehensive income	2,051	2,342	2,548	(4,886)	2,055
Less: Comprehensive income attributable to noncontrolling interests	—	—	(4)	—	(4)

Comprehensive income attributable to TWC shareholders	$2,051	$2,342	$2,544	$(4,886)	$2,051

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2011

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
	(recast)
Revenue	$—	$—	$19,675	$—	$19,675
Costs and expenses:
Programming and content	—	—	4,346	—	4,346
Sales and marketing	—	—	1,589	—	1,589
Technical operations	—	—	1,289	—	1,289
Customer care	—	—	712	—	712
Other operating	—	—	4,513	—	4,513
Depreciation	—	—	2,994	—	2,994
Amortization	—	—	33	—	33
Merger-related and restructuring costs	9	—	61	—	70
Asset impairments	—	16	44	—	60

Total costs and expenses	9	16	15,581	—	15,606

Operating Income (Loss)	(9)	(16)	4,094	—	4,069
Equity in pretax income of consolidated subsidiaries	2,789	3,289	—	(6,078)	—
Interest expense, net	(324)	(380)	(814)	—	(1,518)
Other income (expense), net	2	(107)	16	—	(89)

Income before income taxes	2,458	2,786	3,296	(6,078)	2,462
Income tax provision	(793)	(892)	(871)	1,761	(795)

Net income	1,665	1,894	2,425	(4,317)	1,667
Less: Net income attributable to noncontrolling interests	—	—	(2)	—	(2)

Net income attributable to TWC shareholders	$1,665	$1,894	$2,423	$(4,317)	$1,665

Consolidating Statement of Comprehensive Income for the Year Ended December 31, 2011

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
	(recast)
Net income	$1,665	$1,894	$2,425	$(4,317)	$1,667
Change in accumulated unrealized losses on pension benefit obligation, net of tax	(250)	—	—	—	(250)
Change in accumulated deferred gains (losses) on cash flow hedges, net of tax	(18)	—	—	—	(18)

Other comprehensive loss	(268)	—	—	—	(268)

Comprehensive income	1,397	1,894	2,425	(4,317)	1,399
Less: Comprehensive income attributable to noncontrolling interests	—	—	(2)	—	(2)

Comprehensive income attributable to TWC shareholders	$1,397	$1,894	$2,423	$(4,317)	$1,397

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2013

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
Cash provided (used) by operating activities	$(188)	$(595)	$6,536	$—	$5,753

INVESTING ACTIVITIES
Capital expenditures	—	—	(3,198)	—	(3,198)
Business acquisitions, net of cash acquired	—	(429)	6	—	(423)
Purchases of investments	(575)	(13)	—	—	(588)
Return of capital from investees	—	9	—	—	9
Proceeds from sale, maturity and collection of investments	726	—	—	—	726
Acquisition of intangible assets	—	(3)	(37)	—	(40)
Other investing activities	—	—	38	—	38

Cash provided (used) by investing activities	151	(436)	(3,191)	—	(3,476)

FINANCING ACTIVITIES
Repayments of long-term debt	(1,500)	—	—	—	(1,500)
Repayments of long-term debt assumed in acquisitions	—	—	(138)	—	(138)
Redemption of mandatorily redeemable preferred equity	—	(300)	—	—	(300)
Repurchases of common stock	(2,509)	—	—	—	(2,509)
Dividends paid	(758)	—	—	—	(758)
Proceeds from exercise of stock options	138	—	—	—	138
Excess tax benefit from equity-based compensation	92	—	1	—	93
Taxes paid in cash in lieu of shares issued for equity-based compensation	—	—	(68)	—	(68)
Net change in investments in and amounts due to and from consolidated subsidiaries	2,725	1,331	(4,056)	—	—
Other financing activities	(9)	—	(5)	—	(14)

Cash provided (used) by financing activities	(1,821)	1,031	(4,266)	—	(5,056)

Decrease in cash and equivalents	(1,858)	—	(921)	—	(2,779)
Cash and equivalents at beginning of year	2,174	—	1,130	—	3,304

Cash and equivalents at end of year	$316	$—	$209	$—	$525

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2012

	Parent Guarantor	Company Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
	(recast)
Cash provided (used) by operating activities	$(191)	$(603)	$6,319	$—	$5,525

INVESTING ACTIVITIES
Capital expenditures	—	—	(3,095)	—	(3,095)
Business acquisitions, net of cash acquired	(1,350)	—	10	—	(1,340)
Purchases of investments	(150)	(17)	(40)	—	(207)
Return of capital from investees	—	1,112	88	—	1,200
Proceeds from sale, maturity and collection of investments	—	64	40	—	104
Acquisition of intangibles	(3)	—	(34)	—	(37)
Investments in (distributions and sale proceeds from) consolidated subsidiaries	(33)	—	(392)	425	—
Other investing activities	—	—	30	—	30

Cash provided (used) by investing activities	(1,536)	1,159	(3,393)	425	(3,345)

FINANCING ACTIVITIES
Short-term borrowings, net	392	—	—	(392)	—
Proceeds from issuance of long-term debt	2,258	—	—	—	2,258
Repayments of long-term debt	(1,500)	(600)	—	—	(2,100)
Repayments of long-term debt assumed in acquisitions	—	—	(1,730)	—	(1,730)
Debt issuance costs	(26)	—	—	—	(26)
Repurchases of common stock	(1,850)	—	—	—	(1,850)
Dividends paid	(700)	—	—	—	(700)
Proceeds from exercise of stock options	140	—	—	—	140
Excess tax benefit from equity-based compensation	62	—	19	—	81
Taxes paid in cash in lieu of shares issued for equity-based compensation	—	—	(45)	—	(45)
Acquisition of noncontrolling interest	—	—	(32)	—	(32)
Net change in investments in and amounts due to and from consolidated subsidiaries	769	44	(780)	(33)	—
Other financing activities	(16)	—	(33)	—	(49)

Cash used by financing activities	(471)	(556)	(2,601)	(425)	(4,053)

Increase (decrease) in cash and equivalents	(2,198)	—	325	—	(1,873)
Cash and equivalents at beginning of year	4,372	—	805	—	5,177

Cash and equivalents at end of year	$2,174	$—	$1,130	$—	$3,304

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2011

	Parent Company	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	TWC Consolidated
	(recast)
Cash provided (used) by operating activities	$(51)	$(319)	$6,058	$—	$5,688

INVESTING ACTIVITIES
Capital expenditures	(1)	—	(2,936)	—	(2,937)
Business acquisitions, net of cash acquired	(267)	—	(294)	—	(561)
Purchases of investments	—	(20)	(4)	—	(24)
Return of capital from investees	—	—	3	—	3
Proceeds from sale, maturity and collection of investments	5	—	—	—	5
Acquisition of intangibles	—	—	(47)	—	(47)
Investments in (distributions and sale proceeds from) consolidated subsidiaries	—	—	(1,619)	1,619	—
Other investing activities	14	—	17	—	31

Cash used by investing activities	(249)	(20)	(4,880)	1,619	(3,530)

FINANCING ACTIVITIES
Short-term repayments, net	1,619	—	—	(1,619)	—
Proceeds from issuance of long-term debt	3,227	—	—	—	3,227
Repayments of long-term debt assumed in acquisitions	—	—	(44)	—	(44)
Debt issuance costs	(25)	—	—	—	(25)
Repurchases of common stock	(2,657)	—	—	—	(2,657)
Dividends paid	(642)	—	—	—	(642)
Proceeds from exercise of stock options	114	—	—	—	114
Excess tax benefit from equity-based compensation	—	—	48	—	48
Taxes paid in cash in lieu of shares issued for equity-based compensation	—	—	(29)	—	(29)
Net change in investments in and amounts due to and from consolidated subsidiaries	109	339	(448)	—	—
Other financing activities	(14)	—	(6)	—	(20)

Cash provided (used) by financing activities	1,731	339	(479)	(1,619)	(28)

Increase in cash and equivalents	1,431	—	699	—	2,130
Cash and equivalents at beginning of year	2,941	—	106	—	3,047

Cash and equivalents at end of year	$4,372	$—	$805	$—	$5,177

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Shareholders of Time Warner Cable Inc.

We have audited the accompanying consolidated balance sheet of Time Warner Cable Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statement of operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Warner Cable Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Time Warner Cable Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission “(1992 framework)” and our report dated February 18, 2014 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

New York, New York

February 18, 2014

Except for Notes 1, 6 and 16, as to which the date is

April 24, 2014